Execution Copy
CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE OF INFORMATION THAT THE REGISTRANT BOTH CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED.
THIRD AMENDED AND RESTATED CREDIT AGREEMENT
dated as of January 28, 2021
among
FLEXITI FINANCING SPE CORP.,
as the Borrower

FLEXITI FINANCIAL INC.,
as Seller and Servicer

VARIOUS LENDERS,
CREDIT SUISSE AG, NEW YORK BRANCH,
as the Facility Agent

TSX TRUST COMPANY,
as the Collateral Agent and the Verification Agent
and
CREDIT SUISSE AG, NEW YORK BRANCH,
as the Syndication Agent, the Documentation Agent, and the Lead Arranger

$421,000,000 Class A Revolving Loan Facility
$79,000,000 Class B Revolving Loan Facility
NATDOCS\49879876\V-39

TABLE OF CONTENTS

APPENDICES:    A    Revolving Commitments
B    Notice Addresses
C    Eligibility Criteria
D    Excess Concentration Amounts
E    Portfolio Performance Covenants
F    Available Credit Exception Loans
G    Credit Score Exception Loans
SCHEDULES:    1.1    Financial Covenants
4.1    Jurisdictions of Organization and Qualification; Trade Names
4.2    Capital Stock and Ownership
EXHIBITS:    A-1    Form of Funding Notice
B    Form of Class A Revolving Loan Note
B-1    Form of Class B Revolving Loan Note
C-1    Form of Compliance Certificate
C-2    Form of Borrowing Base Report and Certificate
D    Form of Assignment Agreement
E    Form of Certificate Regarding Non-Bank Status
F    Weekly Distribution Verification Report

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
This THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 28, 2021 is entered into by and among FLEXITI FINANCING SPE CORP., a corporation organized under the federal laws of Canada (the “Borrower”), FLEXITI FINANCIAL INC., (the “Seller” or the “Servicer”), the Lenders party hereto, from time to time, CREDIT SUISSE AG, NEW YORK BRANCH, as the facility agent for the Class A Revolving Lenders (in such capacity, the “Facility Agent”), SPF SECURITIZED PRODUCTS MASTER FUND LTD., as class B agent for the Class B Lenders (in such capacity, the “Class B Agent”), TSX TRUST

COMPANY, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”), TSX TRUST COMPANY, as verification agent (in such capacity, the “Verification Agent”) and CREDIT SUISSE AG, NEW YORK BRANCH, as lead arranger (in such capacity, the “Lead Arranger”) and syndication agent (in such capacity, the “Syndication Agent”) and documentation agent (in such capacity, the “Documentation Agent”).
RECITALS:
WHEREAS, the parties hereto are parties to a second amended and restated credit agreement dated, January 9, 2019, as amended by the amendment agreements dated as of October 24, 2019, December 2, 2019, January 6, 2020, February 28, 2020, June 10, 2020, September 10, 2020, November 30, 2020 and January 28, 2021 (collectively, the “Original Credit Agreement”) and by the terms of this third amended and restated credit agreement intend to fully, but without novation of the credit facilities established pursuant to the Original Credit Agreement or the other Credit Documents, amend and restate the terms of the Original Credit Agreement.
WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1.DEFINITIONS AND INTERPRETATION
a.Definitions.
The following terms used herein, including in the Recitals, Exhibits and Schedules, shall have the following meanings:
“2-Cycle Delinquent Loan Assets” means, as of any date of determination, any Loan Asset (other than a Defaulted Loan Asset) which becomes two (2) or more cycles past due resulting in the account becoming thirty (30) days or more past due.
“AA Indemnitee Agent Party” has the meaning set forth in Section 8.8.
“Act” has the meaning set forth in Section 4.24.
“Adjusted EPOB” means, as of any date of determination and in respect of any Eligible Loan Asset, the product of (a) the Eligible Portfolio Outstanding Balance with respect to such Eligible Loan Asset as of such date, and (b) one (1) minus the Weighted Average MDR with respect to such Eligible Loan Asset.
“Adjusted Interest Collections” means, with respect to any Monthly Period, an amount equal to the sum of (i) the aggregate of all Interest Collections for such Monthly Period, and (ii) the Merchant Discount Rate income amount as set out in the financial statements of the Servicer.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign.
“Affected Party” means any Lender, Credit Suisse AG, New York Branch, in its individual capacity and in its capacity as Facility Agent.
“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.
“Agent” means each of the Collateral Agent, Verification Agent, the Syndication Agent, the Facility Agent, the Class B Agent and the Documentation Agent.
“Aggregate Adjusted EPOB” means, as of any date of determination, the sum of the Adjusted EPOB for each Eligible Loan Asset owned by the Borrower as of such date (provided that not more than fifteen (15%) of Eligible Portfolio Outstanding Balances shall consist of Eligible Loan Assets which are Non-Prime Loan Assets), minus the Excess Concentration Amounts.
“Aggregate Amounts Due” has the meaning set forth in Section 2.14.
“Agreement” means this amended and restated credit agreement, dated as of January 28, 2021, as it may be amended, supplemented, amended and restated or otherwise modified, from time to time.
“Annualized Net Charged-off and Fraud Asset Ratio” means, with respect to any Monthly Period, (a) the sum of (i) the Outstanding Balance of all Loan Assets owned by the Borrower excluding those acquired under the TD Purchase and Sale Agreement that were not Eligible Loan Assets on the Original Closing Date which became Charged-Off Assets, Charged-Off Asset Exceptions or Fraud Assets in such Monthly Period minus any recoveries or reversals in respect of any Charged-Off Assets, Charged-Off Asset Exceptions or Fraud Assets in any previous Monthly Period divided by (ii) the Outstanding Balance of all Loan Assets owned by the Borrower on the first day of the Monthly Period, multiplied by (b) twelve.
“Applicable Class A Advance Rate” means (i) sixty percent (60%), in respect of the Eligible Loan Assets which are Non-Prime Loan Assets and (ii) eighty percent (80%), in respect of all other Eligible Loan Assets.
“Applicable Class B Advance Rate” means: (i) seventy-five percent (75%), in respect of the Eligible Loan Assets which are Non-Prime Loan Assets and (ii) ninety-five percent (95%), in respect of all other Eligible Loan Assets.

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law relating or applicable to such Person, property, transaction, event or other matter, including applicable general principles of common law, equity or civil law.
“Asset Sale” has the meaning ascribed to such term in the Notes Indenture.
“Assignment Agreement” means, in respect of any given Class, an assignment and assumption agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Facility Agent or the Class B Agent, as applicable.
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief financial officer, general counsel, treasurer, corporate secretary, controller or senior vice president of capital markets (or, in each case, the equivalent thereof).
“Available Credit Exception Loans” means the Loan Assets listed Appendix F.
“Average Payment Rate” means with respect to any given period of consecutive Monthly Periods, (a) the sum of the Payment Rates for the then most recent Monthly Period and for each of the immediately preceding Monthly Periods in such period, divided by (b) the total number of Monthly Periods in such period; provided that the Average Payment Rate for the first Monthly Period following the Original Closing Date shall equal the Payment Rate for such Monthly Period.
“Backup Servicer” means Millennium Process Group, Inc.
“Backup Servicing Agreement” means the backup services agreement dated June 7, 2018, between the Servicer and the Backup Servicer, as it may be amended, supplemented, amended and restated or otherwise modified, from time to time.
“Backup Servicing Fees” means all amounts owing to the Backup Servicer by the Servicer or the Borrower pursuant to Schedule 1 of the Backup Servicing Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country, from time to time, which is described in the EU Bail-In Legislation Schedule.
“Blocked Account Agreement” means an agreement, in form and substance satisfactory to the Agents, in respect of a bank account in which, among other things, the financial institution maintaining such account acknowledges and agrees that upon written notice from the Collateral Agent, it will no longer follow any instructions given to it with respect to the owner of such account but will instead only follow the instructions and directions of the Collateral Agent.

“Borrower” as defined in the preamble hereto.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit C, executed by an Authorized Officer of the Borrower and delivered to the Facility Agent and the Class B Agent, which sets forth the calculation of each of the Class A Borrowing Base and the Class B Borrowing Base, including a calculation of each component thereof and setting out, in such detail reasonably satisfactory to the Facility Agent and the Class B Agent, the amounts of the interest, fees and expenses owing to the Facility Agent, the Class B Agent and the Lenders as of the immediately following Distribution Date.
“Borrowing Base Deficiency” means either a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency, as applicable.
“Borrowing Base Report” means a report substantially in the form of Exhibit C, executed by an Authorized Officer of the Borrower and delivered to the Facility Agent and the Class B Agent, which attaches a Borrowing Base Certificate.
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Province of the Ontario or the State of New York or is a day on which banking institutions located in the Province of Ontario or the State of New York are authorized or required by law or other governmental action to close.
“Canadian Pension Plan” means a “pension plan” or “plan” which is a “registered pension plan” as defined in the Income Tax Act (Canada) or is subject to the funding requirements of applicable pension benefits legislation in any Canadian jurisdiction and is applicable to employees of the Borrower resident in Canada.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (i) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (ii) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
“Capital Stock” means any and all shares (preferred or common), interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Cash” means money, currency or a credit balance in any demand, securities account or deposit account; provided, however, that notwithstanding anything to the contrary contained herein, “Cash” shall exclude any amounts that would not be considered “cash” under GAAP.
“Cash Equivalents” means, as of any day, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or the

Canadian government or (ii) issued by any agency of the United States or Canada the obligations of which are backed by the full faith and credit of the United States or Canada, in each case maturing within one (1) year after such day; (b) marketable direct obligations issued by any State or Province of the United States or Canada, as the case may be, or any political subdivision of any such State or any Province, as the case may be, or public instrumentality thereof, in each case maturing within one (1) year after such day and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such day and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof, the District of Columbia, Canada or any Province thereof that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than One Hundred Million Dollars ($100,000,000); and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than Five Hundred Million Dollars ($500,000,000) and (iii) has the highest rating obtainable from either S&P or Moody’s.
“CDOR” means, with respect to any Interest Period, the greater of: (i) [***], one percent (1.00%) and [***], three quarters of one percent (.75%) (or one percent (1.00%) for the purposes of determining the Class B Applicable Margin); and (ii) the average rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) applicable to bankers’ acceptances for a ninety (90) day term appearing on the Bank of Canada website (https://www.bankofcanada.ca/rates/interest-rates/canadian-interest-rates/) page as of 10:15 a.m. (New York Time), on the first day of the calendar month in which such Interest Period commences, or if such date is not a Business Day, then on the immediately preceding Business Day, provided that if such rate is no longer available on the Bank of Canada website, then CDOR shall mean, with respect to any Interest Period, the greater of: (i) [***], one percent (1.00%) and [***], three quarters of one percent (.75%) (or one percent (1.00%) for the purposes of determining the Class B Applicable Margin); and (ii) the arithmetic average (rounded upward, if necessary, to the nearest 1/100 of 1%) of bankers acceptances rates of the five (5) largest, by market capitalization, banks chartered under the Bank Act (Canada) and named in Schedule I thereto, established in accordance with their respective normal practices at or about 10:15 a.m. (New York Time) on the date of issue, for bankers acceptances for a ninety (90) day term. For greater certainty, CDOR shall be reset monthly.

“Change of Control” means, at any time, if: (a) any Person, excluding the Parent, acquires, directly or indirectly, alone or in concert with other Persons within the meaning of the Securities Act (Ontario), over a period of time or at any one time, any Capital Stock of the Borrower; (b) any Person, excluding the Parent, acquires, directly or indirectly, alone or in concert with other Persons within the meaning of the Securities Act (Ontario), over a period of time or at any one time, more than fifty percent (50%) of the common shares or voting rights of the Seller; (c) more than thirty-five percent (35%) (in the aggregate) of the common shares (as defined by GAAP) of the Seller are sold, transferred or otherwise disposed of, over a period of time or at any one time, whether or not any such common shares are sold, transferred or otherwise disposed of to any Person who holds common shares of the Seller as of the Original Closing Date excluding the transactions contemplated by the Curo Acquisition; or (d) the sale, lease, transfer, conveyance or other disposition including any disposition resulting from any enforcement proceedings, in one or a series of related transactions, of all or substantially all of the assets of the Seller to any Person occurs.
“Charged-Off Asset” has the meaning given to such term in the Sale and Servicing Agreement.
“Charged-Off Asset Exception” means any Loan Asset that is more than seven (7) cycles past due, resulting in such Loan Asset becoming one hundred and eighty (180) days or more past due, but is not a Charged-Off Asset.
“Class” means a class of Loans hereunder, designated either Class A Revolving Loans or Class B Revolving Loans.
“Class A Applicable Margin” means [***].
“Class A Base Margin” means [***].
“Class A Borrowing Base” means, as of any day, an amount equal to the lesser of:
(a)(i) the Applicable Class A Advance Rate, multiplied by the Aggregate Adjusted EPOB at such time, plus (ii) the aggregate amount of Collections in the Waterfall Account after giving effect to the application of available funds in accordance with Section 2.11 on the next following Distribution Date; and
(b)the Class A Revolving Maximum Amount on such day.
Provided that from and after the Revolving Commitment Termination Date, the Class A Borrowing Base shall be equal to clause (a) above. With respect to any calculation of the Class A Borrowing Base with respect to any Credit Date solely for the purpose of determining Class A Revolving Availability for a requested Class A Revolving Loan, the Class A Borrowing Base will be calculated on a pro forma basis giving effect to the Eligible Loan Assets to be purchased with the proceeds of such Loan. With respect to any calculation of the Class A Borrowing Base for any other purpose, the Class A Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Facility Agent with such adjustments as the Facility Agent may require in order to correct any errors set forth therein or in order to correct any discrepancies with any other document, instrument or report delivered to the Facility Agent, in each case, in order to ensure the correct calculation of items to be included or excluded in the Class A Borrowing Base.
“Class A Borrowing Base Deficiency” means, as of any day, the amount, if any, by which the Total Utilization of Class A Revolving Maximum Amount exceeds the Class A Borrowing Base.
“Class A Indemnitee” means an Indemnitee who is a Class A Revolving Lender, an Affiliate of a Class A Revolving Lender or an officer, partner, director, trustee, employee or agent of a Class A Revolving Lender.

“Class A Maximum Committed Amount” means, at any time, the aggregate amount of the Class A Revolving Committed Maximum Amounts at such time.
“Class A Renewal Fee” means [***].
“Class A Revolving Availability” means, as of any date of determination, the amount, if any, by which the Class A Borrowing Base exceeds the Total Utilization of Class A Revolving Maximum Amount.
“Class A Revolving Committed Lender” means each financial institution listed on the signature pages of this Agreement as a Class A Revolving Committed Lender, which, as of the Closing Date consists only of Credit Suisse AG, Cayman Islands Branch, and any other Person that becomes a party to this Agreement as a Class A Revolving Committed Lender pursuant to an Assignment Agreement.
“Class A Revolving Committed Maximum Amount” means the amount of each Class A Revolving Committed Lender’s Class A Revolving Committed Maximum Amount, if any, as set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions of this Agreement. The Class A Revolving Committed Maximum Amount of each Class A Revolving Committed Lender will be equal to zero ($0) on the Revolving Commitment Termination Date.
“Class A Revolving Conduit Lender” means each financial institution listed on the signature pages of this Agreement as a Class A Revolving Conduit Lender, which, as of the Closing Date consists only of GIFS Capital Company, LLC, and any other Person that becomes a party to this Agreement as a Class A Revolving Conduit Lender pursuant to an Assignment Agreement.
“Class A Revolving Conduit Maximum Amount” means the amount of each Class A Revolving Conduit Lender’s Class A Revolving Conduit Maximum Amount, if any, as set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions of this Agreement. The Class A Revolving Conduit Maximum Amount of each Class A Revolving Conduit Lender will be equal to zero ($0) on the Revolving Commitment Termination Date.
“Class A Revolving Lender” means each Class A Revolving Committed Lender and each Class A Revolving Conduit Lender.
“Class A Revolving Loan” means a Loan made by a Class A Revolving Lender to the Borrower pursuant to Section 2.1.
“Class A Revolving Loan Note” means a promissory note in the form of Exhibit B hereto, as it may be amended, supplemented or otherwise modified, from time to time.
“Class A Revolving Maximum Amount” means the total Class A Revolving Committed Maximum Amounts and the total Class A Revolving Conduit Maximum Amounts, provided however, for greater certainty, that the Class A Revolving Maximum Amount shall not, at any given time, exceed Four Hundred and Twenty-One Million Dollars ($421,000,000).
“Class A Undrawn Fee” means, [***]

“Class B Agent” as defined in the preamble hereto.
“Class B Applicable Margin” means [***].
“Class B Borrowing Base” means, as of any day, an amount equal to the lesser of:
i.(i) the Applicable Class B Advance Rate, multiplied by the Aggregate Adjusted EPOB pertaining to Eligible Loan Assets at such time plus (ii) the aggregate amount of Collections in the Waterfall Account after giving effect to the application of available funds in accordance with Section 2.11 on the next following Distribution Date, minus (iii) the Total Utilization of Class A Revolving Maximum Amount; and
i.the total Class B Revolving Commitments on such day.
Provided that from and after the Revolving Commitment Termination Date, the Class B Borrowing Base shall be equal to clause (a) above. With respect to any calculation of the Class B Borrowing Base with respect to any Credit Date solely for the purpose of determining Class B Revolving Availability for a requested Class B Revolving Loan, the Class B Borrowing Base will be calculated on a pro forma basis giving effect to the Eligible Loan Assets to be purchased with the proceeds of such Loan. With respect to any calculation of the Class B Borrowing Base for any other purpose, the Class B Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Class B Agent with such adjustments as the Class B Agent may require in order to correct any errors set forth therein or in order to correct any discrepancies with any other document, instrument or report delivered to the Class B Agent in each case, in order to ensure the correct calculation of items to be included or excluded in the Class B Borrowing Base.
“Class B Borrowing Base Deficiency” means, as of any day, the amount, if any, by which the sum of the Total Utilization of Class B Revolving Commitments exceeds the Class B Borrowing Base.
“Class B Commitment” means a Class B Revolving Lender’s Class B Revolving Commitment.
“Class B Indemnitee” means an Indemnitee who is a Class B Revolving Lender, an Affiliate of a Class B Revolving Lender or an officer, partner, director, trustee, employee or agent of a Class B Revolving Lender.
“Class B Lenders” means, collectively, the Class B Revolving Lenders.
“Class B Renewal Fee” means [***].
“Class B Revolving Availability” means, as of any date of determination, the amount, if any, by which the Class B Borrowing Base exceeds the Total Utilization of Class B Revolving Commitments.
“Class B Revolving Commitment” means the commitment of a Class B Revolving Lender to make or otherwise fund any Class B Revolving Loan. The amount of each Class B Revolving Lender’s Class B Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions of this Agreement. The

Class B Revolving Commitment of each Class B Revolving Lender will be equal to zero ($0) on the Revolving Commitment Termination Date.
“Class B Revolving Lender” means each financial institution listed on the signature pages hereto as a Class B Revolving Lender, which, as of the Closing Date consists only of SPF Securitized Products Master Fund Ltd., and any other Person that becomes a party hereto as a Class B Revolving Lender pursuant to an Assignment Agreement.
“Class B Revolving Loan” means a Revolving Loan made by a Class B Revolving Lender to the Borrower pursuant to Section 2.1.
“Class B Revolving Loan Note” means a promissory note in the form of Exhibit B as it may be amended, supplemented or otherwise modified, from time to time.
“Class B Undrawn Fee” means [***].
“Closing Date” means January 28, 2021.
“Collateral” means, collectively, all of the property (including Capital Stock of the Borrower) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means the Security Agreements, the Control Agreements, the Interest Rate Hedging Agreements and all other instruments, documents and agreements delivered by, or on behalf or at the request of, the Borrower or the Servicer pursuant to this Agreement or any of the other Credit Documents, as the case may be, in order to grant to, or perfect in favour of, the Collateral Agent, for the benefit of Secured Parties, a Lien on any property of the Borrower as security for the Obligations or to protect or preserve the interests of the Collateral Agent or the Secured Parties therein.
“Collections” has the meaning given to such term in the Sale and Servicing Agreement.
“Collections Account” means account number [***], established and maintained on behalf of and in trust for the Borrower in the name of the Servicer as the account owner at the Controlled Account Bank, or such other account approved by the Directing Agent, as the Collections Account for the purposes hereof, which account shall at all times be subject to the Blocked Account Agreement.
“Commercial Paper” means the rated short-term promissory notes issued by or on behalf of a Class A Revolving Conduit Lender in the commercial paper market.
“Compliance Certificate” means a compliance certificate substantially in the form of Exhibit C., executed by an Authorized Officer of the Borrower and the Parent and delivered to the Facility Agent and the Class B Agent, which sets forth the calculation for each Financial Covenant, in such detail reasonably satisfactory to the Facility Agent and the Class B Agent.

“Compliance Review” has the meaning set forth in Section 5.5(c).
“Consolidated Net Income” means, with respect to the Parent for any period, the aggregate of the Net Income of the Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that:
i.the Net Income of any Person that is not a Restricted Subsidiary the Parent, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extend converted into cash) to the relevant Person or a Restricted Subsidiary thereof in respect of such period;
ii.the Net Income of any Restricted Subsidiary of the Parent shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without the prior approval of any applicable Governmental Authority (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction has been legally waived;
iii.the cumulative effect of a change in accounting principles shall be excluded;
iv.the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities of Foreign Subsidiaries which are not incorporated in the United States resulting from the application of GAAP and the amortization of intangibles of Foreign Subsidiaries shall be excluded; and
v.Consolidated Net Income shall not be reduced by any fees or expenses paid or payable in respect of the offering contemplated the Notes Indenture, the application of the use of proceeds therefrom and related transactions.
“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Parent, on a consolidated basis, determined in accordance with GAAP, including all accrued and unpaid interest on the foregoing.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control Agreements” means collectively, the Blocked Account Agreements in respect of the Controlled Accounts.
“Controlled Account” means each of the Merchant Settlement Account, the Collections Account, the Liquidity Reserve Account, the Reserve Account, the Spread Account and the Waterfall Account, and the “Controlled Accounts” means all of such accounts.

“Controlled Account Bank” means the Royal Bank of Canada or any other bank or other financial institution satisfactory to the Directing Agent which maintains a Controlled Account.
“Controlled Amortization Period” means the period of time beginning on the Revolving Commitment Termination Date and ending on (and including) the earlier of: (a) the date that is six (6) months immediately following the Revolving Commitment Termination Date; and (b) the date on which an Early Amortization Event occurs.
“Covid-19 Payment Deferral Plan” means a Loan Asset which has retained its current status due to the Loan Asset Obligor being permitted to defer minimum payments for 3 cycles as set out in the “Payment Deferral Policy (COVID-19)” in accordance with the Credit and Collections Policies; provided that once such a Loan Asset has remained current for at least three (3) consecutive months, it shall cease to be considered subject to a “Covid-19 Payment Deferral Plan”.
“Credit and Collections Policies” has the meaning given to such term in the Sale and Servicing Agreement.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of this Agreement, the Class A Revolving Loan Notes, if any, the Class B Revolving Loan Notes, if any, the Collateral Documents, the Sale and Servicing Agreement and the other Servicing Agreements, and all other documents, instruments or agreements executed and delivered by the Borrower, the Servicer or the Parent for the benefit of the Facility Agent, the Class B Agent, the Collateral Agent, the Verification Agent or any Lender in connection with this Agreement.
“Credit Extension” means the making of a Loan.
“Credit Score” means the numeric credit score for the Loan Asset Obligor of any given Loan Asset as determined by Trans Union of Canada, Inc. or Equifax Canada.
“Credit Score Exception Loans” means the Loan Assets listed Appendix G.
[***].
“CURO Acquisition” means the acquisition contemplated by the CURO Arrangement Agreement.
“CURO Arrangement Agreement” means the arrangement agreement dated January 28, 2021 among, inter alios, the Parent, Curo Intermediate Holdings Corp. and FLX providing for, among other things, the acquisition by the Parent of the issued and outstanding equity interests of the Seller, together with such amendments, supplements, amendments and restatements or other modifications thereto from time to time as may be satisfactory to the Facility Agent).
“Daily Distribution Amount” means, on any Business Day during an Interest Period, the product of (i) a fraction, the numerator of which is one and the denominator of which is the number of

Business Days in the Interest Period, multiplied by (ii) the Servicer’s estimate of the sum of all amounts required to be paid pursuant to Section 2.11(a)(i) through (xi) on the next Distribution Date.
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Excess” means, with respect to: (a) any Defaulting Lender, which is a Class A Revolving Committed Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Class A Revolving Committed Lenders (calculated as if all Defaulting Lenders, which are Class A Revolving Committed Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of Class A Revolving Committed Lenders; and (b) any Defaulting Lender, which is a Class B Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Class B Lenders (calculated as if all Defaulting Lenders, which are Class B Revolving Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of Class B Lenders.
“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, and ending on the earliest of the following dates: (i) the date on which all Revolving Commitments are cancelled or all loans terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any payments of the Loans in accordance with the terms of this Agreement), and (b) such Defaulting Lender shall have delivered to the Borrower and Facility Agent a written reaffirmation of its intention to honour its obligations hereunder with respect to its Revolving Commitments, and (iii) the date on which the Borrower, the Facility Agent and the Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
“Defaulted Loan” has the meaning set forth in Section 2.17.
“Defaulted Loan Assets” means, with respect to any date of determination, a Loan Asset owned by the Borrower that was an Eligible Loan Asset: (i) that is a Charged-Off Asset; (ii) that is a Fraud Asset; (iii) that is one hundred eighty (180) or more days past due with respect to any portion of any payment of principal or interest; or (iv) that is, according to the Records, in default for reasons other than as specified in clauses (i), (ii), (iii) above.
“Defaulting Lender” has the meaning set forth in Section 2.17.
“Deferred Purchase Price” has the meaning ascribed thereto in the Sale and Servicing Agreement.
“Directing Agent” means (i) before the Total Utilization of Class A Revolving Maximum Amount have been satisfied in full in Cash (whether satisfied by the Borrower, the Class B Agent, any Class B

Lender, or any other Person) and the Class A Revolving Maximum Amount has been terminated, the Facility Agent, and (ii) after the Total Utilization of Class A Revolving Maximum Amount has been satisfied in full in Cash (whether satisfied by the Borrower, the Class B Agent, any Class B Lender, or any other Person) and the Class A Revolving Maximum Amount has been terminated, the Class B Agent; provided that, during any enforcement proceedings commenced by the Collateral Agent upon the instruction of the Facility Agent, the Collateral Agent shall keep the Class B Agent fully informed of all such enforcement proceedings.
“Distribution Date” means the third (3rd) Business Day of each calendar week.
“Dollars” and the sign “$” mean the lawful money of Canada.
“Early Amortization Event” means the occurrence of any of the following events:
[***]; or
1.the occurrence of a Servicer Termination Event or an Event of Default.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which all of the conditions set forth in Section 3.2 have been satisfied.
“Eligible Assignee” means (a) a Lender or any of its Affiliates, (b) any Person managed by a Lender or any of its Affiliates, (c) any Liquidity Provider for any Class A Revolving Conduit Lender, an Affiliate of any Liquidity Provider, or any commercial paper conduit administered, sponsored or managed by a Lender or to which a Class A Revolving Committed Lender provides liquidity support, an Affiliate of a Lender or an Affiliate of an entity that administers or manages a Lender or with respect to which the related Liquidity Provider of such commercial paper conduit is a Lender, or (d) any financial or other institution (other than the Borrower, Servicer or Affiliates thereof) that is acceptable to the Directing Agent and, during the Revolving Commitment Period absent a Default or an Event of Default that has occurred and is continuing, the Borrower.

“Eligible Loan Asset” means: a Loan Asset with respect to which the Eligibility Criteria are satisfied as of the applicable date of determination;
“Eligible Loan Asset Obligor” means a Loan Asset Obligor who, on the date such Loan Asset was originated, (i) satisfied all of the criteria for a borrower or co-signor of such Loan Asset specified in the applicable Credit and Collections Policies, (ii) is at least eighteen (18) years old, (iii) is a resident of Canada, and (iv) has, as of the date of the origination of the Loan Asset, a Credit Score of not less than 525.
“Eligible Portfolio Outstanding Balance” means, as of any date of determination, the Outstanding Balance for an Eligible Loan Asset as of such date.
“Eligible Portfolio Outstanding Balances” means, as of any date of determination, the sum of each Eligible Portfolio Outstanding Balance as of such date.
“Eligibility Criteria” means the criteria specified in Appendix C hereto.
“Employee Benefit Plan” means any “employee benefit plan” which (i) is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any of its Subsidiaries or any of their respective Affiliates and (ii) may be subject as such to regulation or taxation under the federal laws of the United States.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect, from time to time.
“Event of Default” means each of the events set forth in Section 7.1.
“Exception Loans” means, collectively, the Credit Score Exception Loans and the Available Credit Exception Loans.
“Excess Concentration Amounts” means the amounts set forth on Appendix D hereto, as such amounts may be amended or restated by mutual agreement of the parties in accordance with the terms hereof.
“Excess Spread” means, for any Monthly Period, the excess, if any, of the product of (a) twelve (12) and (b) the Adjusted Interest Collections for such Monthly Period divided by the average Total Utilization of All Revolving Commitments for such Monthly Period, minus:
i.the product of (x) twelve (12) and (y) all Loan Assets owned by the Borrower, excluding those acquired under the TD Purchase and Sale Agreement that were not Eligible Loan Assets on the Original Closing Date, which became Charged-Off Assets or Charged-Off Asset Exceptions in such Monthly Period, net of any cumulative recoveries or reversals in respect of any Charged-Off Assets or Charged-Off Asset Exceptions from and after the Original Closing Date divided by the average Total Utilization of All Revolving Commitments for such Monthly Period;

ii.the product of (x) twelve (12) and (y) the aggregate interest accruing on the Class A Revolving Loans and the Class B Loans for the Monthly Period, divided by the average Total Utilization of All Revolving Commitments for such Monthly Period; and
iii.the product of (x) twelve (12) and (y) the aggregate servicing costs (subject to a maximum of three and a half percent (3.50%) per annum of the Outstanding Balance of the Loan Assets), divided by the average Total Utilization of All Revolving Commitments for such Monthly Period.
“Excluded Taxes” means, with respect to any Affected Party, (a) Taxes imposed on or measured by net income or capital (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Affected Party being organized under the laws of, a resident or deemed resident of, having a permanent establishment in or carrying on business in, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. or Canadian federal withholding Taxes imposed on amounts payable to or for the account of such Affected Party with respect to an applicable interest in a Revolving Commitment pursuant to a law in effect on the date on which (i) such Affected Party became an Affected Party or (ii) such Affected Party changes its lending office, except in each case to the extent that, pursuant to Section 2.15(b), amounts with respect to such Taxes were payable either to such Affected Party’s assignor immediately before such Affected Party became an Affected Party or to such Affected Party immediately before it changed its lending office, (c) any U.S. federal withholding Taxes imposed under FATCA or (d) any Tax imposed, charged, levied or payable as a result of an Affected Party (i) not dealing at arm’s length, for the purposes of the Income Tax Act (Canada), with the Borrower, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Borrower or not dealing at arm’s length with, a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of the Borrower.
“Facility Agent” as defined in the preamble hereto.
“FATCA” means sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended, as of the date of this agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), and any current or future regulations promulgated thereunder or official interpretations thereof.
“FFC” means Flexiti Financing Corporation.
“Final Maturity Date” means the earlier of (i) the first (1st) Distribution Date occurring six (6) months after the beginning of the Full Amortization Period, and (ii) the date on which an Event of Default has occurred.
“Financial Covenants” means the financial covenants set forth on Schedule 1.1 hereto.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or the equivalent thereof) of the Parent that such financial statements fairly present, in all material respects, the financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
“Financing Assignment Designation” means a designation of Loan Assets as assets to be sold on a specified date by the Borrower in connection with any Securitization Transaction or Secondary Transfer Transaction in accordance with Section 5.15(b).
“Financing Assignment Designation Cut-Off Date” means, in respect of any Designation, the date specified as such in the related Financing Assignment Designation.
“Financing Assignment Designation Date” means each Business Day designated by the Borrower for the assignment of any Loan Assets in connection with any Securitization Transaction or Secondary Transfer Transaction.
“Financing Assignment Payment” has the meaning ascribed thereto in Section 5.15(b)(iii).
“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is perfected and is in first priority subject only to Permitted Liens.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Financing Transaction Conditions” has the meaning ascribed thereto in Section 5.15(a).
“Financing Transaction Prepayment Amount” has the meaning ascribed thereto in Section 5.15(a)(i)(1).
“Financing Transaction Release” has the meaning ascribed thereto in Section 5.15(a).
“Financing Transaction Release List” has the meaning ascribed thereto in Section 5.15(a)(i)(2).
“Fiscal Year” means the fiscal year of the Parent ending on December 31 of each calendar year.
“FLX” means FLX Holding Corporation.
“Foreign Subsidiaries” has the meaning ascribed to such term in the Notes Indenture.
“Fraud Asset” means any Loan Asset originated or acquired through any fraudulent means, whether on the part of the Servicer, the consumer or any other Person.
“FTI” means Flexiti Technologies Inc. (formerly 1940860 Alberta Ltd.)
“Full Amortization Period” means the period of time beginning on the earlier of (i) the date immediately following the last day of the Controlled Amortization Period, and (ii) the date on which an Early Amortization Event occurs, and ending on the Final Maturity Date.
“Funding Default” has the meaning set forth in Section 2.17.

“Funding Notice” means a notice substantially in the form of Exhibit A.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, U.S. generally accepted accounting principles in effect as of the date of determination thereof.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, a Province of Canada, Canada, or a foreign entity or government.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or, from time to time, may be contracted for, charged, or received under any Applicable Law currently in effect (including for greater certainty, section 347 of the Criminal Code (Canada)).
“Historical Financial Statements” means the financial statements in respect of the Parent delivered to the Directing Agent relating to the Fiscal Year ended December 31, 2019.
“Increased-Cost Lender” has the meaning set forth in Section 2.18.
“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any Contractual Obligation (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any amounts not otherwise payable by the Borrower under Section 2.15(b)(iii) but including the reasonable and documented fees and disbursements of one (1) counsel for the Class A Indemnitees and one (1) counsel for the Class B Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable and documented fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Credit Documents, any Related Agreement, or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document.
“Indemnitee” has the meaning set forth in Section 9.3(a).
“Indemnitee Agent Party” has the meaning set forth in Section 8.8(b).
“Initial Cash Payment” has the meaning ascribed to in such term in the Sale and Servicing Agreement.
“Insolvency Legislation” means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation, and specifically includes for greater certainty the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) and the Bankruptcy Code (United States), if applicable.
“Interest Collections” means with respect to any Monthly Period, the aggregate of all interest charges (less interest reversals from Charged-Off Assets), fee charges (less fee reversals from Charged-Off Assets), the insurance commission portion of insurance premiums and all other ancillary revenue for such Monthly Period.
“Interest Period” means an interest period (i) initially, commencing on and including the Original Closing Date and ending on but excluding the initial Distribution Date; and (ii) thereafter, commencing on and including each Distribution Date and ending on and excluding the immediately succeeding Distribution Date; provided, that no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
“Interest Rate Hedging Agreements” means any agreements which may be entered into between the Borrower and any Person, from time to time, for the purpose of hedging interest rate risk, including interest rate exchange agreements (commonly known as “interest rate swaps”), caps or forward rate agreements.
“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrower to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
“Lead Arranger” as defined in the preamble hereto.
“Lender” means each Class A Revolving Lender and each Class B Lender.
“Lender Affiliate” means, as applied to any Lender or any Agent, any Related Fund and any Person, directly or indirectly, controlling, controlled by, or under common control with, such Lender or any Agent. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote fifty percent (50%) or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Leverage Ratio” means the ratio, as of any day, of (a) Consolidated Total Debt to (b) Total Stockholders' Equity.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity Agreement” means a liquidity loan agreement, asset purchase agreement or similar agreement entered into by a Class A Revolving Conduit Lender with a group of financial institutions in connection with this Agreement.
“Liquidity Provider” means any of the financial institutions from time to time party to any Liquidity Agreement with a Class A Revolving Conduit Lender.
“Liquidity Reserve Account” means account number [***] established and maintained in the name of the Borrower at the Controlled Account Bank, or such other account acceptable to the Facility Agent, the purpose of which is for depositing the Liquidity Reserve Amount, which account shall at all times be subject to a Blocked Account Agreement.
“Liquidity Reserve Amount” means [***].
“Loan” means a Revolving Loan.
“Loan Asset” has the meaning given to such term under the Sale and Servicing Agreement.
“Loan Asset Obligor” means with respect to any Loan Asset, the Person or Persons obligated to make payments with respect to such Loan Asset.
“Loan Note” means a Class A Revolving Loan Note or a Class B Loan Note, as applicable.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect, from time to time.
“Material Adverse Effect” means a material adverse effect on: (i) the business, operations, properties, assets, financial condition or results of operations of the Borrower or the Servicer; (ii) the ability of the Borrower to pay any Obligations or the Borrower or the Servicer to fully and timely perform, in any material respect, its obligations under any Credit Document; (iii) the legality, validity, binding effect, or enforceability against the Borrower or the Servicer of any Credit Document to which it is a party; (iv) the existence, perfection, priority or enforceability of any security interest in the Loan Assets; (v) the validity, collectability, or enforceability of the Loan Assets taken as a whole or in any material part, or (vi) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
“Material Change Notice” has the meaning set forth in Section 6.17.
“Material Contract” means any contract or other arrangement to which the Borrower is a party (other than the Credit Documents or the Related Agreements) for which breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Materials” has the meaning set forth in Section 5.5(c).
“Merchant Discount Rate” means, in respect of any Receivable, the discount rate given by the merchant with respect to such Receivable (substantially in accordance with the terms and conditions of any existing or future agreement with such merchant) in connection with the sale of such Receivable provided that in respect of any TD Receivable, such discount rate shall be deemed to be six percent (6%).
“Merchant Settlement Account” means account number [***] established and maintained on behalf of the Borrower in the name of the Servicer as the account owner at the Controlled Account Bank, or such other account approved by the Directing Agent, for the purposes of the daily settlement of amounts owned by or to merchants in respect of Loan Assets, such amounts not to include amounts becoming due and payable more than forty-eight (48) hours in advance at any time.
“Monthly Period” means the period from and including the first day of a calendar month to and including the last day of such calendar month.
“Monthly Reporting Date” means the 21st day of each calendar month, or if such day is not a Business Day, the next following Business Day.
“Moody’s” means Moody’s Investor Services, Inc.
[***]
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss) realized in connection with (A) any Asset Sale or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).
“Non-Consenting Lender” has the meaning set forth in Section 2.18.
“Non-Prime Loan Asset” means a Loan Asset in respect of which at its origination date, the Loan Asset Obligor has a Credit Score of less than 600, except that a Loan Asset in respect of which a merchant recourse applies shall not be considered a Non-Prime Loan Asset.
“Non-US Lender” has the meaning set forth in Section 2.15(e)(i).
“Notes Indenture” means the indenture dated August 27, 2018 among, inter alios, the Parent and TMI Trust Company in respect of issuance of senior secured notes due in 2025 (provided that, for greater certainty, as such indenture exists on as of such date without regard to any amendments, amendment and restatement or other modifications thereto).
“Notice of Amendment” has the meaning set forth in Section 6.17.
“Obligations” means all obligations of every nature of the Borrower, from time to time, owed to the Agents and the Lenders or any of them, in each case under any Credit Document, whether for principal, interest (including interest which, but for the filing of any proceedings in respect of any Insolvency Legislation with respect to the Borrower, would have accrued on any Obligation, whether or not a claim is allowed against the Borrower for such interest in such proceeding), fees, expenses, indemnification or otherwise.
“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by any Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.
“Original Closing Date” means June 7, 2018.
“Other Connection Taxes” means, with respect to any Affected Party, Taxes imposed as a result of a present or former connection between such Affected Party and the jurisdiction imposing such Tax (other than connections arising from such Affected Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document.
“Outside Sources” has the meaning set forth in Section 2.1(b)(ii).
“Outstanding Balance” means, as of any date with respect to any Loan Asset, the unpaid balance of such Loan Asset as set forth in the Records as of the close of business on the immediately preceding Business Day; provided, however, that: (i) the Outstanding Balance of any Loan Asset that has become a Charged-Off Assets will be zero ($0); and (ii) the Outstanding Balance of any Loan Asset that has become a Fraud Asset will be zero ($0).
“Parent” means Curo Group Holdings Corp. and it successors and assigns.
“Parent Guarantee” means the guarantee to be given by the Parent to the Facility Agent, Class B Agent and the Lenders in respect of, among other things, the performance of the covenants by the Borrower and the Servicer under this Agreement and the other Credit Documents.
“Participant Register” has the meaning set forth in Section 9.5(h).
“Participant” shall mean any person acquiring a Participation pursuant to a Participation Sale.
“Participation” shall mean the economic participation granted or sold by the Borrower in all or any portion of the Loan Assets.
“Participation Sale” shall mean the transaction pursuant to which the Borrower sells a Participation to a Participant.

“Payment” means, with respect to any Receivable, the required scheduled loan payment in respect of such Receivable as set forth in the applicable Record.
“Payment Rate” means in respect of a Monthly Period, the aggregate amount of Collections for such Monthly Period divided by the aggregate Outstanding Balance of all Eligible Loan Assets owned by the Borrower on the first day of such Monthly Period.
“Permitted Discretion” means, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.
“Permitted Investments” means the following, subject to qualifications hereinafter set forth: (i) obligations of, or obligations guaranteed as to principal and interest by, the Canadian government or any agency or instrumentality thereof; (ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than three-hundred and sixty-five (365) days of any bank, the short-term debt obligations of which are rated A-1+ (or the equivalent) by each of the rating agencies and, if it has a term in excess of three (3) months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Moody’s and S&P; (iii) deposits that are fully insured by the Canada Deposit Insurance Corporation; (iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii) above; and (v) such other investments as to which the Facility Agent consent in its sole discretion.
Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other rating agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall not have maturities in excess of one year; (iii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of one hundred and twenty percent (120%) of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase or (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.
“Permitted Liens” means Liens in favour of the Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document and Liens for Taxes which are not yet due.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Portfolio Performance Covenant” means the portfolio performance covenants specified in Appendix E, as such covenants may be amended or restated by mutual agreement of the parties in accordance with the terms hereof.
“Portfolio Report” has the meaning given to such term in the Sale and Servicing Agreement.
“PPSA” means the personal property security legislation in each Province or Territory in Canada including, without limitation, the Code Civil du Québec and the regulation respecting the register of personal and movable real rights thereunder, together with all rules, regulations and interpretations thereunder, as such legislation may be amended or replaced, from time to time.
“Preferred Stock” has the meaning ascribed to such term in the Notes Indenture.
“Principal Collections” means all Collections minus Interest Collections.
“Principal Office” means, for (i) the Facility Agent, the Facility Agent’s “Principal Office” as set forth on Appendix B, or such other office as the Facility Agent may, from time to time, designate in writing to the Borrower and each Lender, and (ii) the Class B Agent, the Class B Agent’s “Principal Office” as set forth on Appendix B, or such other office as the Class B Agent may, from time to time, designate in writing to the Borrower and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of the Facility Agent shall be 11 Madison Ave., 4th floor, New York, New York 10010 (or such other location within the City and State of New York as the Facility Agent may, from time to time, designate in writing to the Borrower and each Lender).
“Pro Rata Share” means, at any time with respect to all payments, computations and other matters relating to (a) any Class A Revolving Committed Lender, the percentage obtained by dividing (i) the Class A Revolving Committed Maximum Amount of such Class A Revolving Committed Lender at such time by (ii) the aggregate amount of the Class A Revolving Committed Maximum Amounts at such time (or, if the Class A Revolving Committed Maximum Amounts have been terminated, by dividing (i) the outstanding principal amount of the Class A Revolving Loans of such Class A Revolving Committed Lender at such time by (ii) the aggregate outstanding principal amount of the Class A Revolving Loans of the Class A Revolving Committed Lenders at such time), or (b) any Class A Revolving Conduit Lender, the percentage obtained by dividing (i) the Class A Revolving Conduit Maximum Amount of such Class A Revolving Conduit Lender at such time by (ii) the aggregate amount of the Class A Revolving Conduit Maximum Amounts at such time (or, if the Class A Revolving Conduit Maximum Amounts have been terminated, by dividing (i) the outstanding principal amount of the Class A Revolving Loans of such Class A Revolving Conduit Lender at such time by (ii) the aggregate outstanding principal amount of the Class A Revolving Loans of the Class A Revolving Conduit Lenders at such time), or (c) any Class B Lender, the percentage obtained by dividing (i) the Class B Revolving Commitment of such Class B Revolving Lender by (ii) the aggregate amount of the Class B Revolving Commitments at such time (or, if the Class B

Revolving Commitments have been terminated, by dividing (i) the outstanding principal amount of such Lender Class B Revolving Loans by (ii) the Total Utilization of Class B Revolving Commitments).
“Public Securitization Transaction” means any term, revolving or other direct placement, private placement, Rule 144A, public or other capital markets transaction under which asset backed securities are offered pursuant to an offering memorandum or offering circular by the Seller, or any of its Affiliates, that are collateralized, in whole or in part, directly or indirectly, by Loan Assets, including a [***].
“Re-Aged” means returning a Loan Asset to current status that was delinquent as at the prior month end, in accordance with the Credit and Collections Policies, without collecting the total amount of principal, interest, and fees that are contractually due; provided that once such a Loan Asset has remained current for at least twelve (12) consecutive months, it shall cease to be considered “Re-aged”.
“Receivables” has the meaning given to such term in the Sale and Servicing Agreement.
“Receivables Agreement” means in respect of any Loan Asset, the contract, document or instrument (including those evidencing the Loan Asset) to which the Loan Asset Obligor is bound and which provides for the Receivables with respect thereto.
“Records” has the meaning given to such term in the Sale and Servicing Agreement.
“Register” has the meaning set forth in Section 2.4(b).
“Related Agreements” means, collectively the Organizational Documents of the Borrower, the Servicing Agreements and the Related Documents.
“Related Documents” has the meaning given to such term in the Sale and Servicing Agreement.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Released Credit Documents” means, collectively, (i) the guarantee and indemnity agreement dated October 24, 2019 given by FLX to Facility Agent, Class B Agent and the Lenders, (ii) the general security agreement dated October 24, 2019 given by FLX to the Collateral Agent, (iii) the guarantee and indemnity agreement dated October 24, 2019 given by FTI (under its former name, 1940860 Alberta Ltd.) to the Facility Agent, Class B Agent and the Lenders, and (iv) the general security agreement dated October 24, 2019 given by FTI (under its former name, 1940860 Alberta Ltd.) to the Collateral Agent.
“Released Credit Parties” means, collectively, FLX and FTI.
“Replacement Lender” has the meaning set forth in Section 2.18.

“Requirements of Law” means as to any Person, any law (statutory or common), treaty, rule, ordinance, order, judgment, Governmental Authorization, or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Requisite Class A Revolving Lenders” means, at any time, one or more Class A Revolving Lenders having or holding a Class A Revolving Committed Maximum Amounts and/or Class A Revolving Conduit Maximum Amounts representing more than fifty percent (50%) of the Class A Revolving Maximum Amount at such time (or, if the Class A Revolving Maximum Amount has been terminated, one or more Class A Revolving Lenders having or holding Class A Revolving Loans which represent more than fifty percent (50%) of the Total Utilization of Class A Revolving Maximum Amount at such time).
“Requisite Class B Lenders” means, at any time, one or more Class B Lenders having or holding Class B Commitments representing more than fifty percent (50%) of the aggregate amount of the Class B Commitments at such time (or, if the Class B Revolving Commitments have been terminated, one or more Class B Lenders having or holding Class B Revolving Loans which represent more than fifty percent (50%) of the Total Utilization of Class B Revolving Commitments at such time).
“Requisite Lenders” means (a) until the Revolving Commitment Termination Date shall have occurred and all Class A Revolving Loans and all other Obligations owing to the Class A Revolving Lenders have been paid in full in Cash, the Requisite Class A Revolving Lenders and (b) thereafter, the Requisite Class B Lenders.
“Reserve Account” means account number [***] established and maintained in the name of the Borrower at the Controlled Account Bank, or such other account acceptable to the Facility Agent, the purpose of which is for depositing the Reserve Account Funding Requirement.
“Reserve Account Funding Amount” means, on any day, the excess, if any, of (a) the Reserve Account Funding Requirement as of such day, over (b) the amount then on deposit in the Reserve Account.
“Reserve Account Funding Requirement” means (a) on or after the Effective Date, fifty percent (50%) of the amount required in order for the Borrower to enter into the Interest Rate Hedging Agreements provided for in Section 5.1(j), or (b) on any day in which CDOR is greater than or equal to two and one-quarter percent (2.25%), one hundred percent (100%) of the amount required in order for the Borrower to enter into the Interest Rate Hedging Agreements provided for in Section 5.1(j); provided that, for greater certainty, if on the Effective Date CDOR is greater than or equal to two and one-quarter percent (2.25%), the Reserve Account Funding Requirement on the Effective Date will be equal to one hundred percent (100%) of the amount required in order for the Borrower to enter into the Interest Rate Hedging Agreements provided for in Section 5.1(j).
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding; and

(iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower now or hereafter outstanding, provided, for the avoidance of doubt, any payments hereunder in accordance with Sections 2.11 and 5.15 shall not constitute Restricted Junior Payments.
“Restricted Subsidiaries” has the meaning ascribed to such term in the Notes Indenture.
“Revolving Availability” means the Class A Revolving Availability or the Class B Revolving Availability, as applicable.
“Revolving Commitment Period” means the period from the Original Closing Date to but excluding the Revolving Commitment Termination Date.
“Revolving Commitment Termination Date” means the earliest to occur of (i) the date that is two (2) years immediately following the Effective Date; (ii) the date on which the Revolving Commitments are permanently reduced to zero pursuant to this Agreement; (iii) the date of an occurrence of an “Early Amortization Event”; and (iv) the date of the termination of the Revolving Commitments pursuant to Section 7.1.
“Revolving Commitments” means the Class A Revolving Committed Maximum Amounts, the Class A Revolving Conduit Maximum Amounts and the Class B Revolving Commitments.
“Revolving Loan” means a Class A Revolving Loan or a Class B Revolving Loan, as applicable.
“Rolling Average Excess Spread” means with respect to any specified period of consecutive Monthly Periods, (a) the sum of the Excess Spread for the then most recent Monthly Period and for each of the immediately preceding specified Monthly Periods in such period, divided by (b) the total number of Monthly Periods in such period.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its permitted successors and assigns.
“Sale and Servicing Agreement” means the sale and servicing agreement dated June 7, 2018 between the Seller, as seller and servicer, and the Borrower, as purchaser, as it may be amended, supplemented, amended and restated or otherwise modified, from time to time.
“Secondary Transfer Transaction” shall mean any financing, Participation Sale, Vertical Whole Loan Pass-Through or Whole Loan Transfer.
“Secured Parties” means, collectively, the Agents and the Lenders.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”

or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securitization Transaction” means (a) [***], or (b) any financing transaction of any sort undertaken by the Borrower or any affiliate of the Borrower secured, directly or indirectly, by any assets or any beneficial interest therein that requires a release of the security interests held by the Collateral Agent over any Loan Assets, or (c) any other asset securitization, secured loan or similar transactions, involving any assets or any beneficial interest therein that requires a release of the security interests held by the Collateral Agent over any Loan Assets.
“Security Agreements” means, collectively, (i) the general security agreement dated June 7, 2018 given by the Borrower to the Collateral Agent, (ii) the pledge of account agreement dated June 7, 2018 given by the Seller to the Collateral Agent, (iii) the deed of hypothec dated June 7, 2018 given by the Borrower to the Collateral Agent, (iv) the assignment of material contracts agreement dated June 7, 2018 given by the Seller to the Collateral Agent, (v) the second amended and restated guarantee and indemnity agreement dated as of the date hereof given by the Seller to the Facility Agent, Class B Agent and the Lenders, (vi) the general security agreement dated October 24, 2019 given by the Seller to the Collateral Agent; (vii) the pledge of investment collateral dated June 7, 2018 given by the Seller to the Collateral Agent; and (viii) the Parent Guarantee.
“Seller” as defined in the preamble hereto.
“Servicer” as defined in the Sale and Servicing Agreement.
“Servicing Costs” means the costs and expenses of the Servicer incurred in connection with the servicing of the Borrower’s Loan Assets, which in for the purpose of Section 2.11 and together with the Sub-Servicing Fees and Backup Servicing Fees shall not exceed the Servicing Costs Cap.
“Servicer Termination Event” has the meaning ascribed thereto in the Sale and Servicing Agreement.
“Servicing Agreements” means, collectively, the Sale and Servicing Agreement, the Sub-Servicing Agreement and the Backup Servicing Agreement; and “Servicing Agreement” means any one of them.
“Servicing Costs Cap” means in respect of all Loan Assets (including TD Receivables) and at all other times, three and one half percent (3.50%) of the Outstanding Balance of such Loan Assets.
“Solvent” means, with respect to the Borrower or the Servicer, that as of the date of determination, both (i) (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair saleable value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the Original Closing Date; and (c) such entity has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such entity is “solvent” within the meaning given that term and similar terms under laws applicable to it relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).
“Spread Account” means account number [***] established and maintained in the name of the Borrower at the Controlled Account Bank, or such other accounts acceptable to the Agents, the purpose of which is for the deposit of the Spread Account Funding Amount
“Spread Account Funding Amount” means, on any day, the excess, if any, of (a) the Spread Account Funding Requirement as of such day, over (b) the amount then on deposit in the Spread Account.
“Spread Account Funding Requirement” means, as of the date of determination, one half of one percent (0.50%) of the Eligible Portfolio Outstanding Balance of all Eligible Loan Assets.
“Subordination Agreement” means the subordination agreement dated as of October 24, 2019 among [***], the Borrower, the Seller, the Collateral Agent, the Facility Agent and the Class B Agent, as amended, supplemented, amended and restated or otherwise modified through and including the Effective Date.
“Sub-Servicer” means Millennium Process Group, Inc.
“Sub-Servicing Agreement” means the subservices agreement dated as of June 1, 2017 between the Servicer and the Sub-Servicer, as amended on June 7, 2018, as it may be further amended, supplemented, amended and restated or otherwise modified, from time to time.
“Sub-Servicing Fees” means all amounts owing to the Sub-Servicer by the Servicer pursuant to section 4.1 of the Sub-Servicing Agreement.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Successor Servicer” means any Person who enters into an agreement in form and substance satisfactory to the Directing Agent in respect of the servicing or backup servicing, as the case may be, of the Eligible Loan Assets in replacement of the Servicer following a Servicer Termination Event.

“Successor Servicer Fees” means the fees owing to any Successor Servicer, provided that such fees shall not be in excess of the Servicing Costs Cap.
“Syndication Agent” as defined in the preamble hereto.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature imposed, levied, collected, withheld or assessed by a Governmental Authority including any interest, additions to tax or penalties applicable thereto.
“Tax Returns” includes all returns, declarations, reports, statements, and other documents required to be filed with any Governmental Authority with respect to any Tax, including any schedules, information return, claim for refund, amended return, declaration of estimated Taxes, and requests for extensions of time to file any of the preceding items and all amendments, attachments or supplement thereto, whether in tangible or electronic form.
“TD Receivable” means a Loan Asset originated by TD and purchased by the Seller under the TD Purchase and Sale Agreement on the Original Closing Date.
“TD Purchase and Sale Agreement” means the purchase and sale agreement dated February 14, 2018 between TD, as seller, and the Seller, as purchaser, as it may be amended, supplemented, amended and restated or otherwise modified, from time to time.
“TD” means TD Financing Services Inc.
“Terminated Lender” has the meaning set forth in Section 2.18.
“Termination Date” means the date on, and as of, which (a) all Loans have been repaid in full in Cash, (b) all other Obligations (other than contingent indemnification obligations for which demand has not been made) under this Agreement and the other Credit Documents have been paid in full in Cash or otherwise completely discharged, and (c) the Revolving Commitment Termination Date shall have occurred.
“Total Stockholders' Equity" means with respect to the Parent as of any date, the total stockholders' equity of the Parent and its Subsidiaries, shown on the balance sheet for the most recently ended calendar month for which financial statements are available, determined on a consolidated basis in accordance with GAAP.
“Total Utilization of All Revolving Commitments” means, as at any date of determination, the sum of the Total Utilization of Class A Revolving Maximum Amount and the Total Utilization of Class B Revolving Commitments.
“Total Utilization of Class A Revolving Maximum Amount” means, as at any date of determination, the aggregate principal amount of all outstanding Class A Revolving Loans.
“Total Utilization of Class B Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Class B Revolving Loans.

“Unrestricted Cash or Cash Equivalents” means Cash or Cash Equivalents which are not subject to any Liens or control agreements.
“Verification Agent” as defined in the preamble hereto.
“Vertical Whole Loan Pass-Through” shall mean a transaction pursuant to which the Borrower sells or transfers all or any portion of the Loan Assets to a special purpose entity that will issue a single tranche of debt or equity securities to an unaffiliated third-party investor in an unrated, non-public transaction; provided, however, that the issuance of a second tranche of debt or equity securities by such special purpose entity solely for purposes of compliance with applicable risk retention rules will not cause such a transaction to fail to be a “Vertical Whole Loan Pass-Through”.
“Waterfall Account” means account number [***] established and maintained in the name of the Borrower at the Controlled Account Bank, or such other accounts acceptable to the Agents.
“Weekly Distribution Report” means a report, executed by an Authorized Officer of the Servicer and delivered to the Verification Agent, the Facility Agent and the Class B Agent, which attaches a Borrowing Base Report and a document or instrument which clearly stipulates, with respect to the proposed disbursement of available funds on a Distribution Date in accordance with Section 2.11(a), Section 2.11(b) and Section 2.11(c), the applicable payees, their wire details and the amounts payable to them.
“Weekly Distribution Verification Report” means the report delivered by the Verification Agent to the Directing Agent in the form of Exhibit F.
“Weighted Average MDR” means as of any date, the weighted average Merchant Discount Rate based on total gross sales for the preceding 12 Monthly Periods.
“Whole Loan Transfer” means any sale or transfer by the Borrower of all or any portion of the Loan Assets, or of participation interests therein, other than pursuant to a Participation Sale, a Vertical Whole Loan Pass-Through, or a Securitization Transaction.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority, from time to time, under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
b.Accounting Terms.
Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Directing Agent shall so request, the Directing Agent, and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP and accounting principles and policies in conformity with those used to prepare the Historical Financial Statements and (b) the Borrower shall provide to the Facility Agent, each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. If the Borrower and the Facility Agent cannot agree upon the required amendments within thirty (30) days following the date of implementation of any applicable change in GAAP, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Credit Documents shall be prepared, delivered and made without regard to the underlying change in GAAP.
c.Interpretation, etc.
Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
d.Termination of CDOR
In the event that CDOR (i) ceases to be publicly displayed by the Bank of Canada or any alternative financial information service provider used by the Directing Agent to determine CDOR, or (ii) the supervisor for the administrator of CDOR or a Governmental Authority having jurisdiction has made a public statement identifying a specific date after which CDOR shall no longer be used for determining interest rates for loans, then the Directing Agent and the Borrower shall endeavor to establish an alternate rate of interest to CDOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in Canada at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.
SECTION 2.LOANS
a.Revolving Loans.
2.Revolving Commitments.
i.During the Revolving Commitment Period, subject to the terms and conditions hereof, including, without limitation delivery of an updated Borrowing Base Certificate and

Borrowing Base Report pursuant to Section 3.2(a)(i), each Class A Revolving Conduit Lender may, in its sole discretion, and each Class A Revolving Committed Lender shall (severally, not jointly, or jointly and severally), make Class A Revolving Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Class A Revolving Conduit Maximum Amount or Class A Revolving Committed Maximum Amount, as the case may be, provided that if any Class A Revolving Conduit Lender, in its discretion, does not make a Class A Revolving Loan to the Borrower (or any portion thereof), the Class A Revolving Committed Lenders shall make such Class A Revolving Loan to the Borrower, provided further that no Class A Revolving Lender shall make any such Class A Revolving Loan or portion thereof to the extent that, after giving effect to such Class A Revolving Loan:
(a)the Total Utilization of Class A Revolving Maximum Amount exceeds the Class A Borrowing Base;
(b)the aggregate outstanding principal amount of the Class A Revolving Loans funded by such Class A Revolving Lender hereunder shall exceed its Class A Revolving Conduit Maximum Amount (in the case of a Class A Revolving Conduit Lender) or Class A Revolving Committed Maximum Amount (in the case of a Class A Revolving Committed Lender), and, for the avoidance of doubt, the Class A Revolving Maximum Amount shall be zero on the Revolving Commitment Termination Date.
ii.During the Revolving Commitment Period, subject to the terms and conditions hereof, including, without limitation delivery of an updated Borrowing Base Certificate and Borrowing Base Report pursuant to Section 3.2(a)(i), each Class B Revolving Lender shall make Class B Revolving Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Class B Revolving Commitment, provided that no Class B Revolving Lender shall make any such Class B Revolving Loan or portion thereof to the extent that, after giving effect to such Class B Revolving Loan:
(c)the Total Utilization of Class B Revolving Commitments exceeds the Class B Borrowing Base; or
(d)the aggregate outstanding principal amount of the Class B Revolving Loans funded by such Class B Revolving Lender hereunder shall exceed its Class B Revolving Commitment, and, for the avoidance of doubt, the Class B Revolving Commitments shall expire on the Revolving Commitment Termination Date.
3.Optional Prepayments/ Repayments and Re-borrowing under Class A Revolving Loans. Amounts borrowed pursuant to Section 2.1(a)(i) may be repaid:
iii.from funds on deposit in the Collections Account or the Waterfall Account, in accordance with Section 2.11; provided that any such repayment of the Class A Revolving Loans (1) on any Distribution Date upon which no Event of Default has occurred and is continuing (which circumstances shall be governed by Section 2.11(a), (b) or (c)), or (2) on a date upon which an Event of

Default has occurred and is continuing (which circumstance shall be governed by Section 2.11(d)), shall be applied as directed by the Borrower; and
iv.from sources other than funds on deposit in the Collections Account or the Waterfall Account (“Outside Sources”); provided that each repayment of a Class A Revolving Loan from Outside Sources shall (1) be made only on a Distribution Date during the Revolving Commitment Period; (2) be in a minimum amount of One Hundred Thousand Dollars ($100,000); and (3) [***], include any applicable premium consisting of one half of one percent (0.5%) of the amount of the Class A Revolving Loan to be repaid (which, at the option of the Borrower, can be credited towards any of the fees owing by the Borrower to the Facility Agent or the Class A Revolving Lenders under this Agreement); and (4) the Facility Agent shall have received not less than five (5) Business Days’ prior written notice of any such repayment of a Class A Revolving Loan, and, in each case of (i) and (ii), any such repayment of Class A Revolving Loans shall not reduce the Class A Revolving Availability and may in the Borrower’s discretion be re-borrowed subject to the terms and conditions hereof for borrowing under the Class A Availability; provided, for the avoidance of doubt, that any repayment of a Class A Revolving Loan in whole or in part may in the discretion of the Borrower be accompanied by a reduction or termination of the Class A Revolving Maximum Amount pursuant to Section 2.8, thereby inter alia reducing or eliminating (as applicable) the amount owing by the Borrower by way of Class A Undrawn Fee.
4.Optional Prepayments/Repayments and Re-borrowing under Class B Revolving Loans. Amounts borrowed pursuant to Section 2.1(a)(ii) may be repaid:
v. from funds on deposit in the Collections Account or the Waterfall Account, in accordance with Section 2.11; provided that any such repayment of the Class B Revolving Loans (1) on any Distribution Date upon which no Event of Default has occurred and is continuing (which circumstances shall be governed by Section 2.11(a), (b) or (c)), or (2) on a date upon which an Event of Default has occurred and is continuing (which circumstance shall be governed by Section 2.11(d)), shall be applied as directed by the Borrower; and
[***]
5.Borrowing Mechanics for Revolving Loans.
vi.Class A Revolving Loans shall be made in an aggregate minimum amount of Two Hundred and Fifty Thousand Dollars ($250,000), and Class B Revolving Loans shall be made in an aggregate minimum amount of Fifty Thousand Dollars ($50,000).
vii.Whenever the Borrower desires that the Lenders make Revolving Loans, the Borrower shall deliver to the Facility Agent and the Class A Revolving Lenders, in the case of a Class A Revolving Loan, and the Class B Agent, in the case of a Class B Revolving Loan, a fully executed and delivered Funding Notice in accordance with Exhibit A (X) not later than 3:00 p.m. (New York Time) two (2) Business Days prior to the proposed Credit Date. Each Funding Notice shall be delivered with a Borrowing Base Certificate reflecting sufficient Class A Revolving Availability and Class B Revolving

Availability, as applicable, for the requested Revolving Loans and a Borrowing Base Report and a Compliance Certificate.
viii.Notwithstanding anything herein to the contrary, a Class A Revolving Lender shall not be obligated to fund any Class A Revolving Loan at any time if, after giving effect to such Class A Revolving Loan, the aggregate outstanding Class A Revolving Loans funded by such Class A Revolving Lender hereunder would exceed an amount equal to such Class A Revolving Lender’s Class A Revolving Committed Maximum Amount or Class A Revolving Conduit Maximum Amount, as applicable.
ix.Each Lender shall make the amount of its Revolving Loan available to the Borrower not later than 3:00 p.m. (New York Time) by wire transfer of same day funds in Dollars to the Collections Account.
6.Class A Revolving Lender’s Commitment.
x.If a Class A Revolving Conduit Lender in its sole discretion elects to not fund a Loan requested in a Funding Notice, any Class A Revolving Loan requested by the Borrower in such Funding Notice to the Facility Agent shall be made by the Class A Revolving Committed Lenders on a pro rata basis in accordance with their respective Pro Rata Share of such Class A Revolving Loan.
xi.The obligations of any Class A Revolving Committed Lender to make Class A Revolving Loans hereunder are several from the obligations of any other Class A Revolving Committed Lenders. The failure of any Class A Revolving Committed Lender to make Class A Revolving Loans hereunder shall not release the obligations of any other Class A Revolving Committed Lender to make Loans hereunder, but no Class A Revolving Committed Lender shall be responsible for the failure of any other Class A Revolving Committed Lender to make any Class A Revolving Loan hereunder.
xii.Notwithstanding anything herein to the contrary, a Class A Revolving Lender shall not be obligated to fund any Class A Revolving Loan at any time if, after giving effect to such Class A Revolving Loan, the aggregate outstanding Class A Revolving Loans funded by such Class A Revolving Lender hereunder would exceed an amount equal to such Class A Revolving Lender’s Class A Revolving Committed Maximum Amount or Class A Revolving Conduit Maximum Amount, as applicable. Additionally, the Class A Revolving Committed Lenders shall not be obligated to fund the amount of any excess of a requested Class A Revolving Loan over the Class A Revolving Maximum Amount.
7.Class B Lender’s Commitment.
xiii.Any Class B Revolving Loan requested by the Borrower in such Funding Notice to the Class B Agent shall be made by the related Class B Revolving Lenders on a pro rata basis in accordance with their respective Pro Rata Share of such Class B Revolving Loan.
xiv.The obligations of any Class B Revolving Lender to make Class B Revolving Loans hereunder are several from the obligations of any other Class B Revolving Lenders. The failure of any Class B Revolving Lender to make Class B Revolving Loans hereunder shall not release the obligations of any other Class B Revolving Lender to make Loans hereunder, but no Class B Revolving

Lender shall be responsible for the failure of any other Class B Revolving Lender to make any Class B Revolving Loan hereunder.
xv.Notwithstanding anything herein to the contrary, a Class B Revolving Lender shall not be obligated to fund any Class B Revolving Loan at any time if, after giving effect to such Class B Revolving Loan, the aggregate outstanding Class B Revolving Loans funded by such Class B Revolving Lender hereunder would exceed an amount equal to such Class B Revolving Lender’s Commitment.
8.Accordion Feature.
xvi.The Borrower may, at any time and from time to time during the Revolving Commitment Period, provided that no Event of Default has occurred and is continuing, give not less than fifteen (15) Business Days’ notice in writing to the Facility Agent and the Class B Agent (each, an “Accordion Notice”), requesting an increase in the minimum principal amount of One Hundred Million Dollars ($100,000,000) (each, an “Accordion Increase”) in (A) the Class A Revolving Maximum Amount and (B) the Class B Revolving Commitments (allocated pro rata between (A) and (B)) by an amount of up to $100,000,000 in the aggregate for all Accordion Notices. Each Accordion Notice shall specify, in respect of the proposed Accordion Increase: (x) the aggregate amount of the proposed Accordion Increase in respect of Class A Revolving Loans and Class B Revolving Loans, (y) the proposed new Lenders (each, an “Accordion Lender”) that have agreed to accept a Revolving Commitment, and (z) such Accordion Lender’s proposed commitment in respect of the requested Accordion Increase, provided that no Accordion Increase shall be effective unless the Facility Agent and the Class B Agent shall have accepted each Accordion Notice and each Accordion Lender. The Class A Revolving Committed Lenders, Class A Revolving Conduit Lenders and the Class B Revolving Lenders may, at their option, participate as Accordion Lenders, but shall have no obligation to do so. The Accordion Notice shall be accompanied by evidence, satisfactory to the Facility Agent and the Class B Agent of compliance with the Financial Covenants on a pro forma basis after giving effect to the proposed Accordion Increase.
xvii.Each Accordion Notice will be accompanied by a proposed amending agreement (the “Amending Agreement”) containing amendments to this Agreement necessary to facilitate such Accordion Increase on the terms set forth in Section 2.1(g)(i). Upon receipt of commitments, the Agent shall distribute to the Borrower, the Collateral Agent, Verification Agent and the Lenders a revised Appendix A which shall form part of this Agreement without the requirement of any further action or documentation.  Any such instrument to be delivered by a new Lender shall be in such form satisfactory to the Agents. Provided the amendments are acceptable to the Facility Agent, the Class B Agent and the Lenders, each acting reasonably, the parties thereto shall as soon as commercially practicable execute and deliver the Amending Agreement.
xviii.Upon the execution and delivery of an accordion agreement by an Accordion Lender (in the form prescribed in the Amending Agreement), such Accordion Lender shall become a party to this Agreement as a Class A Revolving Committed Lender or Class B Lender, as the case may be, all references to a Class A Revolving Committed Lender or Class B Lender in any Loan Document shall (to the extent the context so admits) include such Accordion Lender and the increases in the Class A Revolving Maximum Amount and the Class B Revolving Commitments as specified in such Accordion Notice shall become effective.
b.Pro Rata Shares.
Subject to the rights of any Class A Revolving Conduit Lender to elect to fund or not fund a Class A Revolving Loan, all Loans of each Class shall be made by Class A Revolving Lenders or Class B Revolving Lenders, as applicable, simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.
c.Use of Proceeds.
The proceeds of the Revolving Loans made after the Original Closing Date shall be applied by the Borrower to finance the acquisition of Eligible Loan Assets from the Seller pursuant to the Sale and Servicing Agreement or as otherwise provided herein.
d.Evidence of Debt; Register; Lenders’ Books and Records; Notes.
9.Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments, or the amount of the outstanding principal amount of any Loans or the Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern absent manifest error.
10.Register. The Facility Agent and the Class B Agent shall each maintain at its Principal Office a register for the recordation of the names and addresses of the Class A Revolving Lender and the Class B Revolving Lenders, as applicable, and the Loans of each Lender, as applicable, from time to time, (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (with respect to its own Class) at any reasonable time and, from time to time, upon reasonable prior notice. The Facility Agent and the Class B Agent shall each record in the Register the Revolving Commitments and the Loans, as applicable and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Borrower. The Borrower hereby designates the entity serving as the Facility Agent and the entities servicing as the Class B Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent such entities serve in such capacities, the entities serving as the Facility Agent and the Class B Agent and their respective officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

11.Loan Notes. If so requested by any Class A Revolving Lender (including, for greater certainty, any Class A Revolving Conduit Lender) or Class B Lender by written notice to the Borrower (with a copy to the Facility Agent or the Class B Agent, as applicable) at any time after the Original Closing Date, the Borrower shall (promptly after the Borrower’s receipt of such notice) execute and deliver to such Class A Revolving Lender or Class B Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Class A Revolving Lender or such Class B Lender pursuant to Section 9.5), a Class A Revolving Loan Note or Class B Loan Note, as applicable, to evidence such Class A Revolving Lender’s or Class B Lender’s Loans.
e.Interest on Loans.
12.Except as otherwise set forth herein, (i) the Class A Revolving Loans shall accrue interest daily in an amount equal to the product of (A) the unpaid principal amount thereof as of such day and (B) the Class A Applicable Margin and (ii) the Class B Revolving Loans shall accrue interest daily in an amount equal to the product of (A) the unpaid principal amount thereof as of such day and (B) the Class B Applicable Margin.
13.Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a three hundred and sixty-five (365) or three hundred and sixty-six (366) day year, as the case may be, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.
14.Except as otherwise set forth herein, interest on each Loan shall be payable in arrears (i) on and to each Distribution Date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity. Notwithstanding the foregoing, if on any Distribution Date occurring after the occurrence of an Event of Default, insufficient funds are available to pay any amount of interest, costs, fees or other amounts due on such date to the Facility Agent, the Class A Revolving Lenders, the Class B Agent, or the Class B Lenders pursuant to a payment priority described in Section 2.11, then as of such Distribution Date all amounts owed under such Sections shall be automatically, and without the need for action on the part of any Person, capitalized and added to the principal balance of the Class A Revolving Loans or the Class B Loans, as applicable (and the Total Utilization of Class A Revolving Maximum Amount or the Total Utilization of Class B Revolving Commitments, as applicable, shall be deemed automatically increased by such capitalized amount(s) from and after such Distribution Date) in lieu of such amounts being payable in cash. Upon any such capitalization, the payment obligation of the Borrower, as to each such amount on such Distribution Date, shall be deemed satisfied for all purposes of this Agreement.
15.Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest or rate of fees “per annum” or a similar expression is used, such interest or fees will be calculated on the basis of a calendar year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest. For the purposes of the Interest Act (Canada) and disclosure under such legislation, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty (360) days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either three hundred and sixty-five (365), three hundred and sixty (360) or such other period of time, as the case may be. The Lenders acknowledge and agree that they shall, upon the request of the Borrower, provide the Borrower with a written statement setting forth the calculation of any interest provided for in accordance with this Section 2.5(d) and the Borrower acknowledges and agrees that for the purposes of the Interest Act (Canada), such written statement given by the Lenders constitutes an express statement of the yearly rate or percentage of interest to which such interest rate or percentage is equivalent. The Borrower hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Credit Documents, that the interest payable under the Credit Documents and the calculation thereof has not been adequately disclosed to the Borrower, whether pursuant to section 4 of the Interest Act (Canada) or any other Applicable Law.
f.Fees.
16.The Borrower agrees to pay to the Facility Agent, on behalf of the Class A Revolving Committed Lenders rateably according to each Class A Revolving Committed Lender’s Pro Rata Share:
xix.[***]
xx.the Class A Undrawn Fee on each Distribution Date; and
xxi.Intentionally deleted.
17.The Borrower agrees to pay to the Class B Agent on behalf of the Class B Lenders rateably according to each Class B Lender’s Pro Rata Share, the Class B Renewal Fee on the Effective Date and the Class B Undrawn Fee on each Distribution Date (such Class B Undrawn Fee to be calculated on the basis of a three hundred and sixty-five (365) or three hundred and sixty-six (366), as applicable, day year and the actual number of days elapsed);
18.The Class A Undrawn Fee referred to in Section 2.6(a)(ii) shall be calculated on the basis of a three hundred and sixty-five (365) or three hundred and sixty-six (366), as applicable, day year and the actual number of days elapsed and shall be payable weekly in arrears on (i) each Distribution Date during the Revolving Commitment Period, commencing on the first such date to occur after the Original Closing Date, and (ii) on the Revolving Commitment Termination Date.
g.Loan Due Date.
The Borrower shall repay all outstanding Obligations (other than contingent Obligations not yet existing), in full on or before the Final Maturity Date.

h.Voluntary Commitment Reductions.
19.The Borrower may, upon not less than three (3) Business Days’ prior written notice to the Facility Agent and the Class B Agent, at any time and, from time to time, terminate in whole or permanently reduce in part the Class A Revolving Maximum Amount and/or the Class B Revolving Commitments in an amount up to the amount by which the Class A Revolving Maximum Amount exceeds the Total Utilization of Class A Revolving Maximum Amount or the total Class B Revolving Commitments exceed the Total Utilization of Class B Revolving Commitments, as applicable, in each case at the time of such proposed termination or reduction; provided, any such partial reduction of the Class A Revolving Maximum Amount shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount and any such partial reduction of the Class B Revolving Commitments shall be in an aggregate minimum amount of One Hundred Thousand Dollars ($100,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount.
20.The Borrower’s notice shall designate the date (which shall be a Distribution Date) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the applicable Revolving Commitments shall be effective on the Distribution Date specified in the Borrower’s notice and shall reduce the applicable Revolving Commitment of each applicable Class A Revolving Lender and/or Class B Revolving Lender proportionately to its applicable Pro Rata Share thereof.
21.To the extent that the Revolving Commitments are reduced to zero pursuant to this Section and the Borrower notifies the Facility Agent and the Class B Agent in writing that it wishes to terminate this Agreement, each of the parties hereto agrees that upon full and final repayment of any amounts due by the Borrower hereunder, this Agreement and any related security interests and other ancillary documents shall be terminated and released and will be of no further force and effect, except for any obligations herein that by their terms are expressed to survive the termination of this Agreement. Each of the parties agrees to do and perform, from time to time, any and all acts and to execute and deliver any and all further instruments required or reasonably requested by any other party to more fully effect the termination and release.
i.Borrowing Base Deficiency.
The Borrower shall prepay the Loans within three (3) Business Days following the earlier of: (i) an Authorized Officer of the Borrower becoming aware that a Borrowing Base Deficiency exists; (ii) a Monthly Reporting Date if the Borrowing Base Report delivered on such Monthly Reporting Date indicated the existence of a Borrowing Base Deficiency; and (iii) receipt by the Borrower of notice from either the Facility Agent or the Class B Agent or any Lender that a Borrowing Base Deficiency exists, in each case in an amount equal to such Borrowing Base Deficiency, which shall be applied, first, to prepay the Class A Revolving Loans as necessary to cure any Class A Borrowing Base Deficiency, and, second, to prepay the Class B Revolving Loans as necessary to cure any Class B Borrowing Base Deficiency.
j.Controlled Accounts.

22.The Borrower shall establish and maintain cash management systems reasonably acceptable to the Facility Agent, including, without limitation, with respect to blocked account arrangements. Other than the Controlled Accounts or any accounts established in connection with Collections in respect of any Loan Assets that may be released pursuant to Section 5.15 hereof in connection with a Securitization Transaction or a Secondary Transfer Transaction, as the case may be, the Borrower shall not establish or maintain any deposit account and the Borrower shall not, and shall cause the Servicer to not deposit Collections or proceeds thereof (other than Collections or proceeds thereof in respect of any Loan Assets that may be released pursuant to Section 5.15 hereof in connection with a Securitization Transaction or a Secondary Transfer Transaction, as the case may be) in any account which is not a Controlled Account. All Collections that are proceeds of the Collateral and any other proceeds of the Collateral shall be subject to an express trust for the benefit of the Collateral Agent on behalf of the Secured Parties.
23.On or prior to the Original Closing Date, the Servicer (on behalf of the Borrower) or the Borrower, as the case may be, has caused to be established and shall thereafter cause to be maintained, (i) the Merchant Settlement Account, (ii) the Collections Account, (iii) the Spread Account, (iv) the Reserve Account and (v) the Waterfall Account; provided that each such account shall be subject to a Blocked Account Agreement and shall each bear a designation clearly indicating that the funds and other property credited thereto are held for the Collateral Agent for the benefit of the Secured Parties. In the event that the bank at which any of the Controlled Accounts is maintained elects to terminate a Blocked Account Agreement or its banking relationship with the Seller or the Borrower, as the case may be, the Seller or Borrower, as the case may be, covenants and agrees that it shall replace such bank with a new bank satisfactory to the Directing Agent and establish a new Blocked Account Agreement with respect to the affected account within 14 days, provided, however, that no such replacement shall be effective until such time as a replacement Blocked Account Agreement is in effect.
24.The Seller has established the Control Agreements subject to the security interest of the Collateral Agent, on behalf of the Secured Parties. The Seller shall, using a method reasonably satisfactory to the Facility Agent, grant the Backup Servicer (and its delegates) read-only access to the Merchant Settlement Account and the Collections Account. In the event that read-only access is unavailable for technical reasons, the Seller shall use commercially reasonable efforts to cause such access to be restored. The Borrower shall not establish any accounts or other arrangements with respect to the daily settlements of amounts owned by or to merchants in respect of a Loan Asset or the Collections in respect thereof (other than any accounts or other arrangements with respect to the daily settlements of amounts owned by or to merchants in respect of Loan Assets or the Collections in respect thereof in respect of any Loan Assets that may be released pursuant to Section 5.15 hereof in connection with a Securitization Transaction or a Secondary Transfer Transaction, as the case may be) without the consent of the Facility Agent in its sole discretion and prior to establishing any such account or other arrangements (other than any accounts or other arrangements with respect to the daily settlements of amounts owned by or to merchants in respect of Loan Assets or the Collections in respect thereof in respect of any Loan Assets that may be released pursuant to Section 5.15 hereof in connection with a Securitization Transaction or a Secondary Transfer Transaction, as the case may be) the Borrower shall cause each bank or financial institution with which it seeks to establish such accounts or other arrangements, to enter into a Blocked Account Agreement with respect thereto.

25.Without the prior written consent of the Facility Agent, and except as provided herein, the Servicer shall not change any instructions given to any bank or financial institution which in any manner redirects any Collections or proceeds thereof to any account which is not a Controlled Account.
26.The Borrower acknowledges and agrees that (A) the funds on deposit in the Controlled Accounts shall continue to be collateral security for the Obligations secured thereby, and (B) upon the occurrence and during the continuance of an Event of Default, at the election of the Directing Agent, the funds on deposit in the Controlled Accounts shall be applied as provided in Section 2.11(d).
27.The Borrower has directed, and will at all times hereafter direct, the Servicer to direct payment from each of the Loan Asset Obligors (other than any Loan Asset Obligor in connection with any Loan Assets that are released pursuant to Section 5.15 hereof in connection with a Securitization Transaction or a Secondary Transfer Transaction, as the case may be) in the form of a cheque on account of Loan Assets directly to the Sub-Servicer for deposit to the Collections Account. Where a Loan Asset Obligor (other than any Loan Asset Obligor in connection with any Loan Assets that are released pursuant to Section 5.15 hereof in connection with a Securitization Transaction or a Secondary Transfer Transaction, as the case may be) makes a payment by online payment such payment shall be automatically directed to the Collections Account by the Controlled Account Bank. Promptly (and, except as set forth in the proviso to this Section 2.10(f), in no event later than two (2) Business Days following receipt) the Servicer or Sub-Servicer shall deposit all payments received by it on account of Loan Assets (other than any Loan Asset in connection with any Loan Assets that are released pursuant to Section 5.15 hereof in connection with a Securitization Transaction or a Secondary Transfer Transaction, as the case may be), whether in the form of Cash, cheques, notes, drafts, bills of exchange, money orders or otherwise, into a Controlled Account in precisely the form in which they are received (but with any endorsements of the Borrower necessary or deposit or collection), and until they are so deposited to hold such payments in trust for and as the property of the Collateral Agent; provided, however, that with respect to any payment received that does not contain sufficient identification of the account number to which such payment relates or cannot be processed due to an act beyond the control of the Servicer, such deposit shall be made no later than the second (2nd) Business Day following the date on which such account number is identified or such payment can be processed, as applicable. The Borrower shall cause the Servicer to use commercially reasonable efforts to promptly identify all unidentified payments.
28.So long as no Event of Default has occurred and shall be continuing, the Borrower or its designee shall be permitted to direct the investment of the funds, from time to time, held in the Controlled Accounts in Permitted Investments and to sell or liquidate such Permitted Investments and reinvest proceeds from such sale or liquidation in other Permitted Investments (but none of the Collateral Agent, the Facility Agent or the Lenders shall have liability whatsoever in respect of any failure by the Controlled Account Bank to do so), with all such proceeds and reinvestments to be held in the applicable Controlled Account; provided, however, that the maturity of the Permitted Investments on deposit in the Controlled Accounts shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement.

29.The Servicer shall transfer, within two (2) Business Days, all amounts then on deposit in the Collections Account to the Waterfall Account. So long as no Event of Default has occurred and shall be continuing, and provided that at least the Accumulated Daily Distribution Amount is maintained in the Waterfall Account, the Servicer shall be permitted to apply funds from the Waterfall Account on any day in payment of the Initial Cash Payment in respect of the purchase of additional Eligible Loan Assets by the Borrower pursuant to section 2.2(a)(ii) of the Sale and Servicing Agreement. As used in this Section 2.10(h), “Accumulated Daily Distribution Amount” means the aggregate of each Daily Distribution Amount accruing from the date of the immediately preceding Distribution Date to the date funds are applied from the Waterfall Account in payment of the Initial Cash Payment as provided for in this Section 2.10(h).
30.If on any Distribution Date, after the application of available funds in accordance with Section 2.11, the balance on deposit in the Reserve Account exceeds the Reserve Account Funding Requirement, the Servicer shall withdraw the amount of such excess and deposit it into the Waterfall Account. If on any Distribution Date, the balance on deposit in the Spread Account exceeds the Spread Account Funding Requirement, the Servicer shall withdraw the amount of such excess and deposit it into the Waterfall Account.
31.If on any Distribution Date, after the application of available funds in accordance with Section 2.10(h) and Section 2.11, amounts then due and payable by the Servicer to merchants in respect of new Loan Assets exceed the aggregate balance of the Merchant Settlement Account, the Servicer shall, from its own resources, deposit such amounts in the Merchant Settlement Account as are required to satisfy such merchant settlements (and the Servicer may then reimburse itself from payment received from the Asset Obligors).
32.All income and gains from the investment of funds in the Controlled Accounts shall be retained in the respective Controlled Account from which they were derived, until each Distribution Date, at which time such income and gains shall be applied in accordance with Section 2.11 (or, if sooner, until utilized for a repayment or a purchase of additional Eligible Loan Assets pursuant to Section2.10(g), as the case may be. As between the Borrower and the Collateral Agent, the Borrower shall treat all income, gains and losses from the investment of amounts in the Controlled Accounts as its income or loss for federal and provincial income tax purposes.

k.Application of Proceeds.
33.Application of Collections during the Revolving Commitment Period. The available funds on each Distribution Date during the Revolving Commitment Period on deposit in the Waterfall Account and, to the extent of any shortfall, the Collections Account or Spread Account (to the extent there is any shortfall in the Waterfall Account required in order to fully satisfy the payments provided for by Sections 2.11(a)(i)-(ix), inclusive), on such Distribution Date shall be disbursed by the Servicer and applied on such Distribution Date in the following order of priority:

xxii.first, to the Servicer for payment to the following: (u) to the Servicer, its Servicing Costs, (v) to the Sub-Servicer in respect of any Sub-Servicing Fees, (w) to the Backup Servicer in respect of any Backup Servicing Fees and (x) to any Successor Servicer in respect of any Successor Servicer Fees. On a weekly basis, the amount applied shall be equal to the Servicing Costs Cap, with such amount being reconciled to actual Servicing Costs on a monthly basis on the Monthly Reporting Date. Where actual Servicing Costs are less than the Servicing Cost Cap, the difference shall reduce the amount distributed pursuant to 2.12(i) on the following Distribution Date.;
xxiii.second, to the Agents (other than the Class B Agent), on account of any accrued and unpaid costs or fees (provided, however, if any amount owing to the Collateral Agent or the Verification Agent on a Distribution Date is less than Thirty-Five Hundred Dollars ($3,500), the Servicer shall be permitted to pay such amount owing to the Collateral Agent or the Verification Agent, as the case may be, on a monthly basis, provided that such monthly payment is acceptable to the Collateral Agent or the Verification Agent, as the case may be);
xxiv.third, to the Facility Agent for the Class A Revolving Lenders, on account of any accrued and unpaid interest or fees in accordance with their Pro Rata Share;
xxv.fourth, to the Facility Agent for the Class A Revolving Committed Lenders, on account of the Class A Undrawn Fee;
xxvi.fifth, to the Facility Agent for the Class A Revolving Lenders on account of the Class A Borrowing Base Deficiency, to be applied to reduce such Class A Borrowing Base Deficiency on such date;
xxvii.sixth, to the Class B Agent, on account of any accrued and unpaid costs, on a pro rata basis, based on the ratio of such costs payable to such Class B Agent, relative to such costs then payable to all Class B Agent;
xxviii.seventh, to the Class B Agent for the Class B Lenders, on account of the Class B Undrawn Fee;
xxix.eighth, to the Class B Lenders, on account of accrued and unpaid interest and fees, which amounts shall be paid pro rata, based on the ratio of the amount of accrued interest and fees owed to such Class B Lender at such time relative to such interest and fees payable to all Class B Lenders at such time;
xxx.ninth, to the Class B Revolving Lenders, the amount of the Class B Borrowing Base Deficiency to be applied to reduce the Total Utilization of the Class B Borrowing Base Commitments on such date, (provided that, for greater certainty, no Class A Borrowing Base Deficiency shall exist on such date after the application of funds in accordance with Section 2.11(a)(v));
xxxi.tenth, to the Reserve Account, to fund any Reserve Account Funding Requirement;

xxxii.eleventh, to the Spread Account, to fund any Spread Account Funding Requirement; and
xxxiii.twelfth, any such remaining amounts together with the amount of any amounts in the Collection Account not applied in accordance with Section 2.10(i) shall be released to the Borrower or its designee on such date and paid to the Seller in accordance with the Sale and Servicing Agreement.
34.Distributions during the Controlled Amortization Period. Distributions during the Controlled Amortization Period. The available funds on each Distribution Date during the Controlled Amortization Period on deposit in the Waterfall Account and, to the extent of any shortfall, the Collections Account or Spread Account (to the extent there is any shortfall in the Waterfall Account required in order to fully satisfy the payments provided for by Sections 2.11(a)(i)-(vii), inclusive), on such Distribution Date shall be disbursed by the Servicer and applied on such Distribution Date in the following order of priority:
xxxiv.first, to the Servicer for payment to the following: (u) to the Servicer, its Servicing Costs, (v) to the Sub-Servicer in respect of any Sub-Servicing Fees, (w) to the Backup Servicer in respect of any Backup Servicing Fees and (x) to any Successor Servicer in respect of any Successor Servicer Fees. On a weekly basis, the amount applied shall be equal to the Servicing Costs Cap, with such amount being reconciled to actual Servicing Costs on a monthly basis on the Monthly Reporting Date. Where actual Servicing Costs are less than the Servicing Cost Cap, the difference shall reduce the amount distributed pursuant to 2.12(i) on the following Distribution Date;
xxxv.second, to the Agents (other than the Class B Agent), on account of any accrued and unpaid costs or fees (provided, however, if any amount owing to the Collateral Agent or the Verification Agent on a Distribution Date is less than Thirty-Five Hundred Dollars ($3,500), the Servicer shall be permitted to pay such amount owing to the Collateral Agent or the Verification Agent, as the case may be, on a monthly basis, provided that such monthly payment is acceptable to the Collateral Agent or the Verification Agent, as the case may be);
xxxvi.third, to the Facility Agent for the Class A Revolving Lenders, on account of any accrued and unpaid interest or fees in accordance with their Pro Rata Share;
xxxvii.fourth, to the Facility Agent for the Class A Revolving Lenders on account of the Class A Borrowing Base Deficiency, to be applied to reduce such Class A Borrowing Base Deficiency on such date;
xxxviii.fifth, to the Class B Agent, on account of any accrued and unpaid costs, on a pro rata basis, based on the ratio of such costs payable to such Class B Agent, relative to such costs then payable to all Class B Agent;
xxxix.sixth, to the Class B Lenders, on account of accrued and unpaid interest and fees, which amounts shall be paid pro rata, based on the ratio of the amount of accrued interest and fees owed to such Class B Lender at such time relative to such interest and fees payable to all Class B Lenders at such time;
xl.seventh, to the Class B Revolving Lenders, the amount of the Class B Borrowing Base Deficiency to be applied to reduce the Total Utilization of the Class B Borrowing Base Commitments on such date;
xli.eighth, to the Reserve Account, to fund any Reserve Account Funding Requirement;
xlii.ninth, to the Spread Account, to fund any Spread Account Funding Requirement;
xliii.tenth, at the option of the Borrower, to the Borrower to purchase new Eligible Loan Assets, subject to the terms of this Agreement including, without limitation, Section 2.11(e);
xliv.eleventh, to be applied against the Total Utilization of Class A Revolving Maximum Amount;
xlv.twelfth, to be applied against the Total Utilization of Class B Revolving Commitments; and
xlvi.thirteenth, any such remaining amounts together with the amount of any amounts in the Collection Account not applied in accordance with Section 2.10(i) shall be released to the Borrower or its designee on such date and paid to the Seller in accordance with the Sale and Servicing Agreement.
35.Distributions during the Full Amortization Period. The available funds during the Full Amortization Period on deposit in the Controlled Accounts, excluding the Merchant Settlement Account, shall be disbursed by the Servicer and applied on such date in the following order of priority:
xlvii.first, to the Servicer for payment to the following: (u) to the Servicer, its Servicing Costs, (v) to the Sub-Servicer in respect of any Sub-Servicing Fees, (w) to the Backup Servicer in respect of any Backup Servicing Fees and (x) to any Successor Servicer in respect of any Successor Servicer Fees. On a weekly basis, the amount applied shall be equal to the Servicing Costs Cap, with such amount being reconciled to actual Servicing Costs on a monthly basis on the Monthly Reporting Date. Where actual Servicing Costs are less than the Servicing Cost Cap, the difference shall reduce the amount distributed pursuant to 2.12(i) on the following Distribution Date;
xlviii.second, to the Agents (other than the Class B Agent), on account of any accrued and unpaid costs or fees (provided, however, if any amount owing to the Collateral Agent or the Verification Agent on a Distribution Date is less than Thirty-Five Hundred Dollars ($3,500), the Servicer shall be permitted to pay such amount owing to the Collateral Agent or the Verification Agent, as the case may be, on a monthly basis, provided that such monthly payment is acceptable to the Collateral Agent or the Verification Agent, as the case may be);

xlix.third, to the Facility Agent for the Class A Revolving Lenders, any accrued and unpaid interest or fees in accordance with their Pro Rata Share;
l.fourth, to the Facility Agent for the Class A Revolving Lenders on account of the Class A Borrowing Base Deficiency, to be applied to reduce such Class A Borrowing Base Deficiency on such date;
li.fifth, to the Facility Agent for the Class A Revolving Lenders, the amount of the Class B Borrowing Base Deficiency, to be applied to reduce the Total Utilization of Class A Revolving Maximum Amount on such date (if any Obligations are owing by the Borrower to the Facility Agent and the Class A Revolving Lenders under the Class A Revolving Loans), and then to the Class B Agent for the Class B Revolving Lenders, the amount of the Class B Borrowing Base Deficiency, to be applied to reduce the Total Utilization of the Class B Commitments on such date in accordance with their Pro Rata Share to reduce a Class B Borrowing Base Deficiency (if no Obligations are owing to the by the Borrower to the Facility Agent and the Class A Revolving Lenders under the Class A Revolving Loans), in each such case in accordance with each such B Lender’s Pro Rata Share;
lii.sixth, to the Class B Agent, on account of any accrued and unpaid costs, on a pro rata basis, based on the ratio of such costs payable to such Class B Agent, relative to such costs then payable to all Class B Agent;
liii. seventh, to the Class B Lenders, on a pro rata basis on account of any accrued and unpaid interest or fees;
liv.eighth, to be applied against the Total Utilization of Class A Revolving Maximum Amount;
lv.ninth, to be applied against the Total Utilization of Class B Revolving Commitments; and
lvi.tenth, any such remaining amounts shall be released to the Borrower or its designee on such date and paid to the Seller in accordance with the Sale and Servicing Agreement.
36.Distributions following the occurrence of an Event of Default. Based on directions from the Directing Agent in accordance with Section 8.2(c), which shall be delivered to the Collateral Agent, the available funds on and after the occurrence of an Event of Default on deposit in the Controlled Accounts, excluding the Merchant Settlement Account and subject to the proviso set forth herein, shall be disbursed by the Collateral Agent from the Controlled Accounts and applied on such date in the following order of priority (provided that the available funds on deposit in the Liquidity Reserve Account may be disbursed in such other priority or for such other uses as determined by the Directing Agent in its sole discretion):
lvii.first, to the Servicer for payment to the following: (u) to the Servicer, its Servicing Costs, (v) to the Sub-Servicer in respect of any Sub-Servicing Fees, (w) to the Backup Servicer in respect of any Backup Servicing Fees and (x) to any Successor Servicer in respect of any Successor Servicer Fees. On a weekly basis, the amount applied shall be equal to the Servicing Costs Cap, with such amount being reconciled to actual Servicing Costs on a monthly basis on the Monthly Reporting Date. Where actual Servicing Costs are less than the Servicing Cost Cap, the difference shall reduce the amount distributed pursuant to 2.12(i) on the following Distribution Date;
lviii.second, to the Agents (other than the Class B Agent), on account of any accrued and unpaid costs or fees (provided, however, if any amount owing to the Collateral Agent or the Verification Agent on a Distribution Date is less than Thirty-Five Hundred Dollars ($3,500), the Servicer shall be permitted to pay such amount owing to the Collateral Agent or the Verification Agent, as the case may be, on a monthly basis, provided that such monthly payment is acceptable to the Collateral Agent or the Verification Agent, as the case may be);
lix.third, to the Facility Agent for the Class A Revolving Lenders, on account of any accrued and unpaid interest or fees in accordance with their Pro Rata Share;
lx.fourth, to be applied against the Total Utilization of Class A Revolving Maximum Amount;
lxi.fifth, to the Class B Agent, on account of any accrued and unpaid costs, on a pro rata basis, based on the ratio of such costs payable to such Class B Agent relative to such costs then payable to all Class B Agent;
lxii.sixth, pro rata to the Class B Revolving Lenders, on account of any accrued and unpaid interest or fees in accordance with the proportion of such fees payable to such Lenders;
lxiii.seventh, pro rata to be applied against the Total Utilization of Class B Revolving Commitments; and
lxiv.eighth, any such remaining amounts shall be released to the Borrower or its designee on such date and paid to the Seller in accordance with section 2.2(a)(ii) of the Sale and Servicing Agreement.
37.The parties hereto acknowledge and agree that the Borrower’s right to utilize Collections to purchase new Eligible Loan Assets in accordance with Section 2.10(h) may be exercised on any day of a calendar week, provided however, that such right shall terminate upon written notice by the Directing Agent to the Borrower following the results of any determination of a material adverse miscalculation by the Servicer of the Borrowing Base not cured within the time periods provided herein or following the results of any adverse Compliance Review which disclose material breaches by the Borrower of its obligations. From and after such written notice, the Borrower’s right to purchase new Eligible Loan Assets in accordance with Section 2.10(h) may only be exercised on a Distribution Date.
38.The Servicer and the Borrower acknowledge and agree that: (i) during the Full Amortization Period, and (ii) from and after the occurrence of an Event of Default, the Borrower may not purchase new Loan Assets (or fund any new advances in respect of any pre-existing Loan Asset) using funds from the Collections Account (other than Collections or proceeds thereof in respect of any Loan Assets that may be released pursuant to Section 5.15 hereof in connection with a Securitization

Transaction or a Secondary Transfer Transaction, as the case may be). The Servicer and the Borrower further acknowledge and agree that (i) during the Full amortization Period, and (ii) from and after the occurrence of an Event of Default, any purchase of new Loan Assets (or any funding of advances in respect of any pre-existing Loan Asset) shall be funded solely by the Seller from sources other than the proceeds of any Loan, provided that such new Loan Assets shall be subject to the Liens granted to and in favour of the Collateral Agent.
l.General Provisions Regarding Payments.
39.All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and paid not later than 4:00 p.m. (New York Time) on the date due via wire transfer of immediately available funds. Funds received after that time on such due date shall be deemed to have been paid by the Borrower on the next Business Day (provided, that any repayment made pursuant to Section 2.10(g) or any application of funds by the Servicer pursuant to Section 2.11 on any Distribution Date shall be deemed for all purposes to have been made in accordance with the deadlines and payment requirements described in this Section 2.12).
40.All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
41.On or before the first (1st) Business Day following the distribution of funds by the Servicer on a Distribution Date in accordance with Section 2.11(a), Section 2.11(b) and Section 2.11(c), the Servicer shall deliver to the Verification Agent the Weekly Distribution Report in respect of such distribution of funds together with evidence satisfactory to the Verification Agent that effective wires have been initiated to the payees set forth in such Weekly Distribution Report in accordance with the wire details specified therein. The Verification Agent shall review the waterfall summary within the Weekly Distribution Report together with the related evidence of payment and advise by the delivery of the Weekly Distribution Verification Report within one (1) Business Day to the Directing Agent whether the wire evidence provided to it matches the waterfall summary contained in the Weekly Distribution Report. For greater certainty, it is hereby understood and agreed that the Verification Agent has no responsibility whatsoever in regards to the calculation of the amounts payable under the Weekly Distribution Report or as to which parties are paid under it.
42.Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.
43.Except as set forth in the proviso to Section 2.12(a), the Lenders shall deem any payment by or on behalf of the Borrower hereunder to them that is not made in same day funds prior to 4:00 p.m. (New York Time) to be a non-conforming payment, provided that such non-conforming payment results from the Borrower’s actions. Any such payment shall not be deemed to have been received by the Lenders until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Lenders shall give prompt notice via electronic mail to the Borrower, the Facility Agent and the Class B Agent if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day).
m.Ratable Sharing.
The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or otherwise, or as adequate protection of a deposit treated as cash collateral under any Insolvency Legislation, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than such Lender would be entitled pursuant to this Agreement, then the Lender receiving such proportionately greater payment shall (a) notify the Facility Agent, the Verification Agent and the Class B Agent of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that the recovery of such Aggregate Amounts Due shall be shared by the applicable Lenders in proportion to the Aggregate Amounts Due to them pursuant to this Agreement; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
n.Increased Costs; Capital Adequacy.
44.Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.15 (which shall be controlling with respect to the matters covered thereby), in the event that any Affected Party shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Affected Party with any guideline, request or directive issued or made after the date hereof (or with respect to any Lender which becomes a Lender after the date hereof, effective after such date) by any central bank or other Governmental Authority or quasi-Governmental Authority (whether or not having the force of law): (i) subjects such Affected Party (or its applicable lending office) to any additional Tax (other than an Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Affected Party (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC, CDIC or other insurance or charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Affected Party (or its applicable lending office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Affected Party of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Affected Party (or its applicable lending office) with respect thereto; then, in any such case, if such Affected Party deems such change to be material, the Borrower shall promptly pay to such Affected Party, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Affected Party in its sole discretion shall determine) as may be necessary to compensate such Affected Party for any such increased cost or reduction in amounts received or receivable hereunder and any reasonable expenses related thereto. Such Affected Party shall deliver to the Borrower (with a copy to the Facility Agent and the Class B Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.14(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
45.Capital Adequacy Adjustment. In the event that any Affected Party shall have determined in its sole discretion (which determination shall, absent manifest effort, be final and conclusive and binding upon all parties hereto) that (i) the adoption, effectiveness, phase-in or applicability of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Affected Party (or its applicable lending office) or any company controlling such Affected Party with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case after the Original Closing Date, has or would have the effect of reducing the rate of return on the capital of such Affected Party or any company controlling such Affected Party as a consequence of, or with reference to, such Affected Party’s Loans or Revolving Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Affected Party or such controlling company could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Affected Party or such controlling company with regard to capital adequacy), then, from time to time, within five (5) Business Days after receipt by the Borrower from such Affected Party of the statement referred to in the next sentence, the Borrower shall pay to such Affected Party such additional amount or amounts as will compensate such Affected Party or such controlling company on an after-tax basis for such reduction. Such Affected Party shall deliver to the Borrower (with a copy to the Facility Agent and Verification

Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Affected Party under this Section 2.14(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (i) and (ii) of this Section 2.14 shall apply, without limitation, to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any Governmental Authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended to the date hereof and, from time to time, hereafter, and any successor statute and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.
46.Delay in Requests. Failure or delay on the part of any Affected Party to demand compensation pursuant to the foregoing provisions of this Section 2.14 shall not constitute a waiver of such Affected Party’s right to demand such compensation, provided that the Borrower shall not be required to compensate an Affected Party pursuant to the foregoing provisions of this Section 2.14 for any increased costs incurred or reductions suffered more than one hundred twenty (120) days prior to the date that such Affected Party notifies the Borrower of the matters giving rise to such increased costs or reductions and of such Affected Party’s intention to claim compensation therefor.
47.Prepayment right. The Borrower shall have the right to repay all of the Loans and Obligations in full and terminate this Agreement at any time without any prepayment penalty of any kind following any demand by any Lender or Agent pursuant to this Section 2.14.
o.Taxes; Withholding, etc.
48.Payments to Be Free and Clear. Subject to Section 2.15(b), all sums payable by the Borrower hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within: (i) the United States or any political subdivision in or of the United States, (ii) Canada or any political subdivision of Canada, or (iii) any other jurisdiction from or to which a payment is made by or on behalf of the Borrower. For greater certainty, harmonized sales taxes in respect of fees payable to the Class B Lenders constitutes an Indemnified Tax to the extent the Class B Lender is not entitled to an input tax credit in respect thereof.
49.Withholding of Taxes. If the Borrower or any other Person is required by Applicable Law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Borrower to an Affected Party under any of the Credit Documents: (i) the Borrower shall notify the Facility Agent and the Class B Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower or the Facility Agent and the Class B Agent as the case may be shall make such deduction or withholding and pay such amount deducted or withheld to the relevant Governmental Authority before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Facility Agent or the Class B Agent or such Affected Party, as the case may be) on behalf of and in the name of the Facility Agent and the Class B Agent or such Affected Party as the case may be; (iii) if such Tax is an Indemnified Tax, the sum payable by the Borrower in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding (and any withholding imposed on additional amounts payable under this paragraph), such Affected Party receives a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Facility Agent and the Class B Agent evidence satisfactory to the other Affected Parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.
50.Indemnification by the Borrower. The Borrower shall indemnify each Affected Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes to the extent a claim is made by a Governmental Authority to an Affected Party for such amount, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by an Affected Party (with a copy to the Facility Agent and the Class B Agent), or by the Facility Agent or the Class B Agent on its own behalf or on behalf of an Affected Party, shall be conclusive absent manifest error. For greater certainty, this Section 2.15(c) shall not apply to any amount paid or indemnified by the Borrower pursuant to Section 2.15(b).
51.Indemnification by the Lenders. Each Affected Party (other than any Class A Revolving Conduit Lender) shall severally indemnify the Facility Agent and the Class B Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Affected Party (but only to the extent the Borrower has not already indemnified the Facility Agent and the Class B Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Affected Party’s failure to comply with the provisions of Section 9.5(h) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Facility Agent and or Class B Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Affected Party by the Facility Agent or the Class B Agent shall be conclusive absent manifest error. Each Affected Party hereby authorizes the Facility Agent or the Class B Agent to set off and apply any and all amounts at any time owing to such Affected Party under any Credit Document or otherwise payable by the Facility Agent or the Class B Agent to the Affected Party from any other source against any amount due to the Facility Agent or the Class B Agent.
52.Evidence of Exemption From U.S. Withholding Tax.
lxv.Each Lender that is not a United States Person (as such term is defined in section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent it is legally entitled to do so, deliver to the Facility Agent and the Class B Agent for transmission to the Borrower, on or prior to the Effective Date (in the case of each Lender listed on the signature pages of this Agreement on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower or Facility Agent and the

Class B Agent (each in the reasonable exercise of its discretion), (A) two original copies of Internal Revenue Service Form W-8BEN, 8BEN-E or W-8ECI or W-8IMY (with appropriate attachments) (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (B) if such Lender is not a “bank” or other Person described in section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8IMY or W-8ECI pursuant to clause (A) above and is relying on the so called “portfolio interest exception”, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or 8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to establish that such Lender is not subject, or is eligible for a reduction in the rate of, to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.15(e)(i) or Section 2.15(e)(ii) hereby agrees, from time to time, after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Verification Agent for transmission to the Borrower two new original copies of Internal Revenue Service Form W-8BEN, 8BEN-E, W-8IMY, or W-8ECI, or, if relying on the “portfolio interest exception”, a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or 8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Borrower to confirm or establish that such Lender is not subject to, or is eligible for a reduction in the rate of, deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Verification Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence. The Borrower shall not be required to pay any additional amount in respect of U.S. Federal withholding taxes to any Non-US Lender under Section 2.15(b) if such Lender shall have failed (1) to deliver any forms, certificates or other evidence referred to in this Section 2.15(e)(i) or Section 2.15(e)(ii), or (2) to notify Verification Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.15(e)(i) and Section 2.15(e)(ii) on the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.15(e)(i) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to this Section 2.15 in the event that, as a result of any change in any Applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
lxvi.Any Lender that is a U.S. Person shall deliver to the Borrower and the Verification Agent on or prior to the Effective Date or the date on which such Lender becomes a Lender under this Agreement pursuant to an Assignment Agreement (and, from time to time, thereafter upon the reasonable request of the Borrower or the Verification Agent), executed originals of IRS Form W-9 certifying that such Lender is a U.S. Person and exempt from U.S. federal backup withholding tax.
lxvii.If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Verification Agent at the time or times reasonably requested by the Borrower or the Verification Agent such documentation prescribed by Applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Verification Agent as may be necessary for the Borrower and the Verification Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.15(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
lxviii.The Class B Agent shall deliver to the Verification Agent and the Borrower such information as is required to be delivered by the Facility Agent pursuant to this Section 2.15.
53.Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Document shall, at the request of the Borrower, deliver to the Borrower, at the time or times prescribed by Applicable Law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.
54.If an Affected Party determines in its sole discretion (exercised in good faith) that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, by the Borrower with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Affected Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, the Borrower agrees, upon request by the Affected Party, to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority together with any reasonable expenses arising therefrom) to the Affected Party if the Affected Party is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Affected Party shall be required to pay any amount to the Borrower if such payment would place the Affected Party in a less favourable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid, deducted or withheld. In no event shall any Lender or any Affected Party be required to make its Tax

Returns (or any other information relating to its Taxes that it deems confidential) available to the Borrower or other Person.
55.Each Affected Party shall promptly notify the Borrower, the Facility Agent and the Class B Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction for Taxes and take such steps as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of Applicable Laws of any jurisdiction that the Borrower, the Facility Agent or the Class B Agent make any withholding or deduction for Taxes from amounts payable to such Affected Party.
56.If the Borrower determines that a reasonable basis exists for contesting any Taxes for which the Borrower has paid additional amounts pursuant to this Section 2.15, each Affected Party shall cooperate with the Borrower in contesting such Taxes provided that any costs in doing so shall be payable by the Borrower.
p.Obligation to Mitigate.
Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.15 or 2.16, it will, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions through another office or Affiliate of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office or Affiliate pursuant to this Section 2.16 unless the Borrower agrees to pay all reasonable and incremental expenses incurred by such Lender as a result of utilizing such other office or Affiliate as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Facility Agent) shall be conclusive absent manifest error.
q.Defaulting Lenders.
Anything contained herein to the contrary notwithstanding, in the event that other than at the direction or request of any regulatory agency or authority, any Lender defaults (in each case, a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by Applicable Law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall be applied to the Revolving Loans of other Lenders of the applicable Class as if such Defaulting

Lender had no Revolving Loans outstanding and the Revolving Commitment of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans of the applicable Class shall be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) of such Class as if such Defaulting Lender had funded all Defaulted Loans of such Class of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans of the applicable Class that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating any Class A Undrawn Fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Class A Undrawn Fee with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Class A Revolving Maximum Amount or the Total Utilization of Class B Revolving Commitments, as applicable, as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.17, performance by the Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.17. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender with respect to any Funding Default and which the Facility Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 8.5.
r.Removal or Replacement of a Lender.
Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is entitled to receive payments under Section 2.14 or 2.15, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five (5) Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.4(b), the consent of the Facility Agent and the Requisite Lenders other than the Increased-Cost Lender shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to any Terminated Lender of its election to do so, elect to cause such Terminated Lender and, if applicable, each Class A Revolving Committed Lender (and such Terminated Lender and, if applicable, each other such Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees identified by the Borrower (each a “Replacement Lender”) in accordance with the provisions of Section 9.5; provided, (1) on the date of such assignment, the

Replacement Lender shall pay to the Terminated Lender and, if applicable, such other Lenders, an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender and, if applicable, such other Lenders, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender and, if applicable, such other Lenders, pursuant to Section 2.6; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender and, if applicable, such other Lenders pursuant to Section 2.14 or 2.15 and any other amounts due to such Terminated Lender and, if applicable, such other Lenders; and (3) in the event such Terminated Lender is an Increased-Cost Lender, such assignment will result in a reduction in any claims for payments under Section 2.14 or 2.15, as applicable, and (4) in the event such Terminated Lender is a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and, if applicable, such other Lenders and the termination of such Terminated Lender’s Revolving Commitments and, if applicable, the Revolving Commitments of such other Lenders, such Terminated Lender and, if applicable, such other Lenders shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender and, if applicable, such other Lenders to indemnification hereunder shall survive as to such Terminated Lender and such other Lenders.
SECTION 3.CONDITIONS PRECEDENT
a.Conditions Precedent to be Satisfied on the Closing Date.
The Facility Agent, the Class B Agent, the Class A Revolving Lenders and the Class B Revolving Lenders acknowledge and agree that the Borrower and Seller have, on or prior to the Closing Date, satisfied the following conditions precedent to the effectiveness of this Agreement (for the avoidance of doubt, it being understood and agreed that this Agreement will not be effective until the conditions precedent set forth in Section 3.2 have been satisfied (or waived in accordance with Section 9.4)):
57.Credit Documents and Related Agreements. The Facility Agent and the Class B Agent shall have received an executed copy of:
a.This Agreement;
b.The CURO Arrangement Agreement; and
c.The Security Agreements (other than the Parent Guarantee);
58.Organizational Documents; Incumbency. The Facility Agent and the Class B Agent shall have received: (i) certificates from an officer of the Borrower and the Seller; (ii) a certificate of status or a certificate of compliance, as the case may be, from the applicable Governmental Authority of each of the Borrower and the Seller’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (iii) such other documents as the Facility Agent or the Class B Agent may reasonably request.

59.Know Your Client Compliance. The Agents and the Lenders shall have received completed applicable anti-money laundering/know your client documentation as reasonably requested by them in writing.
60.Governmental Authorizations and Consents. The Borrower and the Seller shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained by them, in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Facility Agent and the Class B Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
61.Opinions of Counsel to the Borrower and the Seller. The Facility Agent, the Class B Agent, the Collateral Agent, the Verification Agent and counsel to the Facility Agent shall have received executed copies of the favorable written opinions of the Borrower’s and the Seller’s counsel, as to the due authorization, execution, delivery and enforceability of the Credit Documents given by them, such other matters as any Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to each Agent.
62.No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of any Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or that would reasonably be expected to result in a Material Adverse Effect.
63.No Material Adverse Effect. Since the Original Closing Date, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
64.No Default or Event of Default. No Default, Event of Default or Servicer Termination Event shall have occurred and be continuing.
65.Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto shall be satisfactory in form and substance to each Agent and counsel to Facility Agent shall have received all such counterpart originals or certified copies of such documents as they may reasonably request.
b.Conditions Precedent to Effectiveness of this Agreement.

This Agreement shall become effective upon the satisfaction, or waiver in accordance with Section 9.4, of the following conditions (provided that if such effectiveness does not occur on or before March 31, 2021, this Agreement shall be of no force or effect):
66.Credit Documents and Related Agreements. The Facility Agent and the Class B Agent shall have received an executed copy of:
a.The Parent Guarantee and the related opinion and officer’s certificates in connection thereto (each of the foregoing to be substantially in the form provided to the Borrower prior to the Closing Date);
b.A certificate of arrangement in respect of arrangement pursuant to the CURO Arrangement Agreement.
(b)    [***]
1.Fees. The Borrower and the Servicer shall have paid or caused to be paid all fees payable by them on the Effective Date (including all obligations owing to the Class B Agent by the Servicer under the warrant settlement agreement dated as of the date hereof among, inter alios, the Class B Agent and the Servicer (the “Warrant Settlement Agreement”)) and including, subject to Section 9.2, the legal fees and expenses incurred by the Lenders’ counsel (which amounts may be paid with the proceeds of a Credit Extension).
2.Confirmation of Effective Date. The Directing Agent hereby acknowledges and agrees that upon the satisfaction, or waiver in accordance with Section 9.4, of the conditions listed in Sections 3.2(a)-(c) above, it shall provide written notice of such satisfaction or waiver to the Borrower, the Servicer, the Parent, the Agents and the Lenders, which shall include a confirmation of the “Effective Date” hereunder.
c.Conditions to Each Credit Extension.
3.Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date during the Revolving Commitment Period is subject to the satisfaction, or waiver in accordance with Section 9.4, of the following conditions precedent:
i.the Facility Agent, the Class A Revolving Lenders, the Verification Agent and the Class B Agent shall have received a fully executed and delivered Funding Notice together with a Borrowing Base Certificate, evidencing sufficient Revolving Availability with respect to the requested Loans, and a Borrowing Base Report;
ii.both before and after making any Revolving Loans requested on such Credit Date, the Total Utilization of Class A Revolving Maximum Amount shall not exceed the Class A Borrowing Base and the Total Utilization of Class B Revolving Commitments shall not exceed the Class B Borrowing Base;

iii.as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, other than those representations and warranties which are qualified by materiality, in which case, such representation and warranty shall be true and correct in all respects on and as of that Credit Date, except, in each case, to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects, or true and correct in all respects, as the case may be on and as of such earlier date, provided, that the representations and warranties in any original Borrowing Base Certificate shall be excluded from the certification in this Section 3.3(a)(iii) to the extent a replacement Borrowing Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(e)(ii);
iv.as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default, a Default or an Early Amortization Event;
v.the Facility Agent, the Verification Agent and the Class B Agent shall have received the Borrowing Base Report in accordance with Section 2.1(e)(ii);
vi.the Facility Agent and the Class B Agent shall have received evidence satisfactory to them that each of the Controlled Accounts have been funded in such amounts required under this Agreement; and
vii.any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the Permitted Discretion of such Agent or Requisite Lenders such request is submitted in advance of the Credit Date and warranted under the circumstances.
4.Notices. Any Funding Notice shall be executed by an Authorized Officer of the Borrower and the Seller in a writing delivered to the Facility Agent, the Class A Revolving Lenders, the Verification Agent and the Class B Agent.
5.No Determination by the Verification Agent. Notwithstanding anything contained herein to the contrary, the Verification Agent shall not be responsible or liable for determining whether any conditions precedent to making a Loan have been satisfied.
SECTION 4.REPRESENTATIONS AND WARRANTIES
In order to induce the Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each of the Borrower and the Servicer hereby jointly and severally represents and warrants to each Agent and Lender that on the Effective Date, each Credit Date and on each date thereafter, that the following statements are true and correct:

a.Organization; Requisite Power and Authority; Qualification; Other Names.
The Borrower and the Servicer (a) are each duly organized or formed, validly existing and in good standing under the laws of their jurisdictions of organization or formation as identified in Schedule 4.1, (b) have all requisite power and authority to own and operate their properties, to carry on their business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which they are a party and to carry out the transactions contemplated thereby, and (c) are each qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to result in a Material Adverse Effect. The Borrower and the Servicer do not operate or do business under any assumed, trade or fictitious name. The Borrower is the wholly-owned Subsidiary of the Seller and the Borrower has no Subsidiaries. The Seller is the wholly-owned Subsidiary of the Parent.
b.Capital Stock and Ownership.
The Capital Stock of the Borrower has been duly authorized and validly issued and is fully paid and non-assessable. As of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower is a party requiring, and there is no membership interest or other Capital Stock of the Borrower outstanding which upon conversion or exchange would require, the issuance by the Borrower of any additional membership interests or other Capital Stock of the Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Borrower. Schedule 4.2 correctly sets forth the ownership interest of the Borrower as of the Effective Date.
c.Due Authorization.
The execution, delivery and performance of the Credit Documents to which the Borrower and the Servicer is a party have been duly authorized by all necessary action of the Borrower and the Servicer.
d.No Conflict.
The execution, delivery and performance by the Borrower and the Servicer of the Credit Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate in any material respect any provision of any Applicable Law applicable to the Borrower or the Servicer, any of the Organizational Documents of the Borrower or the Servicer, or any order, judgment or decree of any court or other Governmental Authority binding on the Borrower or the Servicer; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or the Servicer; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or the Servicer (other than any Permitted Liens); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of the Borrower or the Servicer, except for such approvals or consents which have been obtained.

e.Governmental Consents.
The execution, delivery and performance by the Borrower and the Servicer of the Credit Documents to which they are a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for filing and/or recordation, as of the Effective Date other than (a) those that have already been obtained and are in full force and effect, or (b) any consents or approvals the failure of which to obtain will not have a Material Adverse Effect.
f.Binding Obligation.
Each Credit Document to which the Borrower and the Servicer are a party have been duly executed and delivered by the Borrower and the Servicer and are the legally valid and binding obligation of the Borrower and the Servicer, enforceable against them in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
g.Eligible Loan Assets.
Each Loan Asset that is identified by the Borrower as an Eligible Loan Asset in a Borrowing Base Certificate satisfies all of the criteria set forth in the definition of Eligibility Criteria as of the date of such Borrowing Base Certificate.
h.Historical Financial Statements.
The Historical Financial Statements and any financial statements delivered to the Agents and the Lenders pursuant Section 5.1(b) or 5.1(c) after the Original Closing Date were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.
i.No Material Adverse Effect.
Since the Original Closing Date, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
j.Adverse Proceedings, etc.
There are no Adverse Proceedings (other than counter claims relating to ordinary course collection actions by or on behalf of the Borrower or the Servicer) pending against the Borrower or the Servicer that challenges the Borrower’s or the Servicer’s right or power to enter into or perform any of its obligations in any material respect under the Credit Documents to which they are a party or that individually or in the aggregate are material to the Borrower or the Servicer. The Borrower is not (a) in violation of any Applicable Laws in any material respect, or (b) subject to or in default in any material respect with respect to any judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other Governmental Authority.
k.Payment of Taxes.
Except as otherwise permitted under Section 5.3, all material Tax Returns of the Borrower required to be filed by it have been timely filed, and all material Taxes have been paid, whether or not such Taxes are shown on any Tax Return, except those Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. The Borrower knows of no proposed tax assessment against the Borrower which is not being actively the contested by the Borrower in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
l.Title to Assets.
The Borrower has no fee, leasehold or other property interests in any real property assets. The Borrower has good and valid title to all of its assets reflected in the most recent financial statements delivered pursuant to Section 5.1. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens. All Liens purported to be created in any Collateral pursuant to any Collateral Document in favour of the Collateral Agent are First Priority.
m.No Indebtedness.
The Borrower has no Indebtedness, other than Indebtedness incurred under (or contemplated by) the terms of this Agreement or otherwise permitted hereunder.
n.No Defaults.
The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except in each case where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to result in a Material Adverse Effect.
o.Material Contracts.
The Borrower is not a party to any Material Contracts.
p.Government Contracts.
The Borrower is not a party to any contract or agreement with any Governmental Authority, and the Eligible Loan Assets are not subject to the Financial Administration Act (Canada) or any similar provincial or local law.

q.Canadian Pension Plan.
Neither the Servicer nor the Borrower is subject to any Canadian Pension Plan.
r.Employee Benefit Plans.
No event or circumstance has occurred or is reasonably expected to occur with respect to any Employee Benefit Plan that, when taken together with all other such events or circumstances for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The Borrower does not maintain or contribute to any Employee Benefit Plan.
s.Certain Fees.
Except as disclosed to the Facility Agent (which for the avoidance of doubt, includes disclosure of broker fees associated with the Curo Acquisition), no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
t.Solvency; Fraudulent Conveyance.
The Borrower is and, upon the incurrence of any Credit Extension by the Borrower on any date on which this representation and warranty is made, will be, Solvent. The Borrower is not transferring any Collateral with any intent to hinder, delay or defraud any of its creditors. The Borrower shall not use the proceeds from the transactions contemplated by this Agreement to give preference to any class of creditors.
u.Compliance with Statutes, etc.
The Borrower and the Servicer are each in compliance in all material respects with all Applicable Laws, in respect of the conduct of its business and the ownership of its property.
v.Matters Pertaining to Related Agreements.
6.Delivery. The Borrower has delivered, or caused to be delivered, to each Agent and each Lender complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Original Closing Date, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Original Closing Date.
7.The Sale and Servicing Agreement creates a valid transfer and assignment to the Borrower of all right, title and interest of the Seller in and to all Loan Assets and all Related Security conveyed to the Borrower thereunder and the Borrower has a First Priority perfected security interest therein. The Borrower has given reasonably equivalent value to the Seller in consideration for the transfer to the Borrower by the Seller of the Loan Assets and Records pursuant to the Sale and Servicing Agreement.
w.Disclosure.

No documents, certificates, written statements or other written information furnished to Lenders by or on behalf of the Servicer or the Borrower for use in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or taken as a whole, omits to state a material fact (known to the Servicer or the Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained therein not misleading in light of the circumstances in which the same were made, provided, that, projections and pro forma financial information contained in such materials were prepared based upon good faith estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.
x.Patriot Act.
To the extent applicable, the Borrower and the Servicer are in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended to the date hereof and, from time to time, hereafter, and any successor statute.
y.Remittance of Collections.
The Borrower represents and warrants that each remittance of Collections by it hereunder to any Agent or any Lender in the manner provided hereunder will have been (a) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (b) made in the ordinary course of business or financial affairs.
z.Capitalization.
As of the date hereof, after giving pro forma effect to the Curo Acquisition, the authorized capital of the Servicer consists of: (i) an unlimited number of common shares; (ii) an unlimited number of Class A Shares; (iii) an unlimited number of Class A2 Shares; (iv) an unlimited number of Class B Preferred Shares; (v) an unlimited number of Class A Special Shares; (vi) an unlimited number of Class B Special Shares; and (vii) an unlimited number of Class C Special Shares, of which the only issued and outstanding share capital of the Servicer consists of: (i) 12,849 Class A Shares; (ii) 1,628,116 common shares; (iii) 4,050 Class A2 Shares; and (iv) 500 Class B Preferred Shares, all of which are beneficially owned and controlled by Curo Intermediate Holdings Corp.
aa.Issuable Securities.

As of the date hereof, after giving pro forma effect to the Curo Acquisition, the Servicer has not agreed to issue any voting or equity securities or authorized the issuance of any voting or equity securities.
SECTION 5.AFFIRMATIVE COVENANTS
The Borrower and the Servicer (as applicable) covenant and agree that until the Termination Date, the Borrower and the Servicer (as applicable) shall perform (or cause to be performed, as applicable) all covenants in this Section 5.
a.Financial Statements and Other Reports.
Unless otherwise provided below, the Borrower or its designee will deliver, or cause to be delivered, to each Agent and each Lender:
8.Reserved.
9.Quarterly Financial Statements. Promptly after becoming available, and in any event within forty-five (45) days after the end of each Fiscal Quarter (including, for greater certainty, the fourth Fiscal Quarter) of each Fiscal Year, the consolidated balance sheet of the Parent as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the and the Parent, in each case, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto.
10.Annual Financial Statements. Promptly after becoming available, and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, (i) the balance sheet of the Parent as at the end of such Fiscal Year and the related consolidated statement of income, stockholders’ equity and cash flows of the Parent for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such financial statements a report thereon of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Parent, and reasonably satisfactory to the Facility Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such financial statements fairly present, in all material respects, the financial position of the Parent as at the dates indicated and the results of its operations and its cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements have been made in accordance with generally accepted auditing standards) (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided quarterly financials; and (z) restated quarterly financials for any impacted periods).

11.Compliance Certificates. Together with each delivery of financial statements of the Parent pursuant to Section 5.1(b), a duly executed and completed Compliance Certificate.
12.Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the financial statements of the Parent delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Facility Agent.
13.Collateral Reporting.
viii.The Borrower shall deliver (or cause to be delivered) to the Facility Agent and the Class B Agent on:
1.the Monthly Reporting Date (calculated as of the close of business of the previous Monthly Period); and
2.at such other times as any Agent or Lender shall request in its Permitted Discretion, calculated as of three (3) Business Days prior to such request.
a Compliance Certificate and a Borrowing Base Certificate, together with a reconciliation to the most recently delivered Borrowing Base Certificate and Borrowing Base Report, in form and substance reasonably satisfactory to the Facility Agent and the Class B Agent. Each Borrowing Base Certificate delivered to the Facility Agent, the Verification Agent, and the Class B Agent shall bear a signed statement by an Authorized Officer certifying the accuracy and completeness in all material respects of all information included therein. The execution and delivery of a Borrowing Base Certificate (other than any original Borrowing Base Certificate to the extent a replacement Borrowing Base Certificate has been delivered in substitute thereof in accordance with Section 2.1(e)(ii)) shall in each instance constitute a representation and warranty by the Borrower to the Facility Agent, the Verification Agent, and the Class B Agent that each Loan Assets included therein as an “Eligible Loan Asset” is, in fact, an Eligible Loan Asset. In the event any request for a Loan, or a Borrowing Base Certificate or other information required by this Section 5.1(f) is delivered to the Facility Agent, the Verification Agent, and the Class B Agent by the Borrower electronically or otherwise without signature, such request, or such Borrowing Base Certificate or other information shall, upon such delivery, be deemed to be signed and certified on behalf of the Borrower by an Authorized Officer and constitute a representation to the Facility Agent, the Verification Agent, the Class B Agent, and each Lender as to the authenticity thereof. The Facility Agent shall have the right to review and adjust any such calculation set forth in the Borrowing Base Certificate in order to correct any errors set forth therein or in order to correct any discrepancies with any other document, instrument or report delivered to the Facility Agent in order to ensure the correct calculation of items to be included or excluded in the Class A Borrowing Base or Class B Borrowing Base.

i.The Borrower and the Servicer shall deliver on each Monthly Reporting Date, the Portfolio Report to the Facility Agent, the Verification Agent, and the Class B Agent on the terms and conditions set forth in the Sale and Servicing Agreements.
ii.Notwithstanding the foregoing, in the event any certificate, financial statement, report, reconciliation or other document required to be delivered hereunder is required be satisfactory to any Agent or any Lender, the Agent or Lender as the case may be shall advise Borrower in writing in the event it is not satisfied, setting forth the reasons in reasonable detail. The Borrower, shall have one Business Day to correct or revise such certificate, financial statement, report, reconciliation or other document prior to the Borrower being in default of its obligations for the purposes of Section 7.1, provided that the Borrower shall not be entitled to exercise such one Business Day cure more than four (4) times in any Fiscal Year.
iii.On or before the day that is thirty (30) days following the last day of the immediately preceding calendar month, the Borrower and Servicer shall (i) attend to a teleconference update with the Facility Agent and the Class B Agent to discuss the most current portfolio performance and expectations of the Parent, the Servicer and the Borrower with respect to the immediately succeeding twelve (12) month period; and (ii) deliver (or cause to be delivered) to the Facility Agent and the Class B Agent an email, in accordance with Section 9.1, summarizing any developments, initiatives and activities of or in respect of the Servicer and the Borrower for the immediately preceding Monthly Period (the “Monthly Update”). The Servicer agrees, upon request by the Facility Agent or the Class B Agent to provide such further detail, clarification, documents or instruments in respect of the Monthly Update.
iv.Intentionally Deleted.
1.Legal Update. Promptly upon any Authorized Officer’s knowledge thereof, written notice of the occurrence of any material legal developments reasonably expected to have a significant adverse impact on the Borrower’s loan program (or, if there are no such material legal developments since the last update provided by the Borrower pursuant to this Section 5.1(g), a written confirmation that there are no such legal developments since such last update).
2.Notice of Default. Promptly upon an Authorized Officer of the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Servicer or the Borrower by a party entitled to give such notice with respect thereto; (ii) that any Person entitled to give such notice has given any notice to the Servicer or the Borrower or taken any other action with respect to any event or condition set forth in Section 7.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Servicer or the Borrower, as applicable, has taken, is taking and proposes to take with respect thereto.

3.Notice of Litigation. Promptly upon an Authorized Officer of the Servicer or Borrower obtaining knowledge of an Adverse Proceeding (whether pending or, to the knowledge of the Borrower or the Servicer, threatened in writing): (i) against the Borrower or the Servicer or any of their respective property, whether not previously disclosed in writing by or the Borrower to Lenders or any material development in any such Adverse Proceeding (including any adverse ruling or significant adverse development in any Adverse Proceeding) that would be reasonably expected to have a Material Adverse Effect, or (ii) otherwise affecting the Borrower or the Servicer or any of their respective property that would be reasonably expected to result in a Material Adverse Effect, written notice thereof together with such other information as may be reasonably available to the Borrower or the Servicer to enable Lenders and their counsel to evaluate such matters.
4.Interest Rate Hedging Agreements. If at any time CDOR is greater than or equal to two and a half percent (2.50%), the Borrower shall, within seven Business Days, enter into one or more Interest Rate Hedging Agreements, with counterparties and on customary terms and conditions acceptable to the Facility Agent acting reasonably and promptly in an aggregate notional amount of not less than the Total Utilization of All Revolving Commitments at the time, with a tenor through to the Final Maturity Date at a strike price not exceeding three percent (3.0%).
5.Information Regarding Collateral. Twenty (20) Business Days’ prior written notice to the Facility Agent and the Collateral Agent of any change: (i) the Borrower’s or the Servicer’s corporate name, or (ii) in the Borrower’s or the Servicer’s corporate structure or jurisdiction of organization. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the PPSA or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents.
6.Governmental Authorizations. The Borrower and the Seller will maintain all Governmental Authorizations, including all licenses, permits and other permissions from any Governmental Authority, except where the failure to do so would not have a Material Adverse Effect.
7.Other Information. Such material information and data with respect to the Borrower or the Servicer as, from time to time, may be reasonably requested by any Agent or Lender, in each case, which relate to the Borrower’s or the Servicer’s financial or business condition or the Collateral.
b.Existence.
Except as otherwise permitted under Section 6.8, the Borrower will at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits to the extent the failure to do so would reasonably be expected to have a Material Adverse Effect.
c.Payment of Taxes and Claims.

The Borrower will timely pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labour, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. The Borrower will not file or consent to the filing of any consolidated income tax return with any Person. In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Credit Document.
d.Insurance.
The Servicer and the Borrower shall maintain or cause to be maintained, with financially sound and reputable insurers, (a) coverage against risk of loss or damage to the Servicer’s and the Borrower’s property (including public liability and damage to property of third parties), (b) business interruption insurance reasonably satisfactory to the Directing Agent, and (c) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Servicer and the Borrower as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. The Servicer and the Borrower shall notify the Directing Agent of the replacement of any insurance policy and at the Directing Agent’s request send copies of all renewed or replacement policies to the Directing Agent. Without limiting the generality of the foregoing, the Borrower and the Servicer shall maintain, in effect, all insurance coverage reasonable and prudent for a business similar to their business conducted in similar locations; all of which policies of insurance shall include a standard mortgage clause approved by the Insurance Bureau of Canada; and the interest of the Collateral Agent on behalf of the Secured Parties shall be indicated as an additional insured on all liability insurance policies and as first mortgagee and loss payee with respect to all property of the Borrower on all other insurance policies. The insurance policies shall: (x) provide that the insurers will endeavour to deliver thirty (30) days prior written notice to the Collateral Agent of any cancellation or termination of such insurance or any reduction in the limits of liability of such insurance, (y) waive all claims for insurance premiums or commissions or additional premiums or assessments against the Secured Parties, and (z) waive any right of the insurers to setoff or counterclaim or make any other deductions, whether by way of attachment or otherwise, as against the Secured Parties. Each Agent (other than the Verification Agent) and Lender hereby agrees and acknowledges that the insurance maintained by the Borrower on the Effective Date satisfies the requirements set forth in this Section 5.4.
e.Inspections; Compliance Audits; Regulatory Review.

8.The Borrower and the Servicer will permit or cause to be permitted (and will permit as required (to the extent it has the right to do so) each of the Sub-Servicer and the Backup Servicer to be permitted), as applicable, any authorized representatives designated by any Agent or any Lender (including, without limitation, any consultant or independent certified public accounting firm acceptable to such Agent or such Lender) to visit and inspect any of the properties of the Borrower or the Servicer, at any time, and, from time to time, upon two (2) weeks advance notice and during normal working hours, to (i) inspect, copy and take copies from its financial and accounting records (including data tapes), and to discuss its affairs, finances and accounts with employees of the Borrower or the Servicer and their independent public accountants and (ii) verify the compliance by the Borrower or the Servicer with this Agreement, the other Credit Documents and/or the Credit and Collections Policies, as applicable (collectively, a “Compliance Review”). The Borrower agrees to pay the Directing Agent’s and the Class B Agent’s reasonable out of pocket expenses (including expenses incurred in connection with any work visas and travel expenses) for field examinations and audits and the preparation of reports thereof performed or prepared (A) at any time following the occurrence of an Early Amortization Event and (B) otherwise up to four (4) times in any calendar year in total (provided that (provided that such limit shall not apply to field examinations conducted for due diligence purposes). Any Lender shall provide the Borrower and the Servicer with the scope and nature of any proposed visit, inspection and/or Compliance Review at the time it gives its notice as required hereunder. If any Agent or Lender engages any independent certified public accountants or other third-party provider to prepare any such report, such Agent or such Lender shall make such report available to each Agent or Lender, upon request, provided, that delivery of any such report may be conditioned on prior receipt by such independent certified public accountants or other third party provider of the acknowledgements and agreements that such independent certified public accountants or third party provider customarily requires of recipients of reports of that kind.
9.At any time during the existence of an Event of Default and otherwise one (1) time in any calendar quarter, and to be conducted at the time of an inspection under Section 5.5(a) to the extent reasonably possible in order to reduce costs, the Facility Agent or its designee, may, at the Borrower’s expense, perform a Compliance Review with five (5) Business Days’ prior written notice to verify the compliance by the Borrower and the Servicer with Requirements of Law related to the Loan Assets and to review the materials prepared in accordance with this Agreement. The Borrower and the Servicer shall cooperate with all reasonable requests and provide the Facility Agent with all necessary assistance and information in connection with each such Compliance Review. In connection with any such Compliance Review, the Borrower and the Servicer will permit any authorized representatives designated by the Facility Agent to review the Records, Credit and Collections Policies, information processes and controls, compliance practices and procedures and marketing materials (“Materials”). Such authorized representatives may make written recommendations regarding the Borrower’s and the Servicer’s compliance with applicable Requirements of Law, and the Borrower and the Servicer shall consult in good faith with the Facility Agent regarding such recommendations. In connection with any Compliance Review pursuant to this Section 5.5(b), the Facility Agent agrees to use a single regulatory counsel, and agrees that any material findings of such Compliance review shall be shared with the Class B Agent, in writing, and the Class B Agent shall share such material findings with each Class B Lender.

10.In connection with any inspection pursuant to Section 5.5(a) or a Compliance Review pursuant to Section 5.5(b), the Facility Agent or its designee may, with the cooperation of the Borrower and the Servicer, indirectly communicate with a Loan Asset Obligor, as reasonably necessary, in connection with such inspection or Compliance Review, as the case may be, provided that any indirect communication by the Facility Agent or its designee with a Loan Asset Obligor made in accordance with this Section 5.5(c) shall consist of silent participation by the Facility Agent or its designee in any communication made by the Borrower or the Servicer with such Loan Asset Obligor with the foregoing being subject to all Applicable Laws.
11.The Borrower and the Servicer acknowledge and agree that if the results of any visits, inspections or reports provided for in Section 5.5(a) or 5.5(b) result in any adverse findings, in the discretion of any Agent or Lender, such Agent or such Lender shall deliver or caused to be delivered such findings to the Class B Agent and any Agent or Lender shall have the right, at the Borrower’s reasonable expense, to engage a third-party consultant or independent certified public accounting firm to act as a calculation agent for the purposes of recalculating and certifying any Borrowing Base Report delivered in accordance with this Agreement prior to such adverse findings.
f.Lenders Meetings.
The Servicer shall upon the request of the Facility Agent or Requisite Lenders, participate in a meeting of the Directing Agent and Lenders once during each Fiscal Year to be held at the Servicer’s corporate offices (or at such other location as may be agreed to by the Borrower and the Directing Agent) at such time as may be agreed to by the Servicer and the Facility Agent. The Class B Agent shall be given at least five (5) days prior notice of such meetings and shall be entitled to participate in any such meetings.
g.Compliance with Laws.
The Borrower and the Servicer shall comply in all material respects with the Requirements of Law, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
h.Further Assurances.
At any time or, from time to time, upon the request of any Agent or Lender, the Borrower and the Servicer will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as such Agent or Lender may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 9.20. In furtherance and not in limitation of the foregoing, the Borrower and the Servicer shall take such actions as any Agent or any Lender may reasonably request, from time to time, to ensure that the Obligations are secured by substantially all of the assets of the Borrower.
i.Communication with Accountants.
The Borrower and the Servicer authorize the Facility Agent and the Class B Agent to communicate directly with the Parent’s, the Servicer’s or the Borrower’s independent certified public accountants and authorize and shall instruct such accountants to communicate directly with the Facility Agent and authorize such accountants to (and, upon the Facility Agent’s request therefor (at the request of any Agent), shall request that such accountants) communicate to the Facility Agent information relating to the Parent, the Borrower or the Servicer with respect to the business, results of operations and financial condition of the Parent, the Borrower or the Servicer (including the delivery of letters to management), provided that advance notice of such communication is given to the Parent, the Servicer or the Borrower, and the Parent, the Servicer or the Borrower is given a reasonable opportunity to cause an officer to be present during any such communication. The Borrower agrees that the Directing Agent and, if not the Directing Agent and the Class B Agent, or either of them, may communicate with the Parent’s, the Servicer’s or Borrower’s independent certified public accountants pursuant to this Section 5.9: (a) at any time (i) during the existence of a Default or an Event of Default, (ii) upon any event or circumstance which has a Material Adverse Effect or (iii) upon any material change (as determined by the Directing Agent or the Class B Agent’s Permitted Discretion) in the Borrower’s or the Servicer’s accounting principles and policies; and (b) otherwise, up to two (2) times in any calendar year. The failure of the Parent, the Servicer or the Borrower to be present during such communication after given such reasonable opportunity shall in no way impair the rights of the Facility Agent and the Class B Agent, as the case may be, under this Section 5.9.
j.Intentionally deleted.
k.Acquisition of Loan Assets from the Seller.
With respect to each Loan Asset, the Borrower shall (a) acquire such Loan Asset pursuant to and in accordance with the terms of the Sale and Servicing Agreement, and (b) take all reasonably actions necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Loan Asset, including, without limitation, executing or causing to be executed (or filing or causing to be filed) such other instruments or notices as may be necessary or appropriate, and take all additional action, in each case, that the Facility Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the Borrower, the Agents, and the Lenders.
l.Borrower Special Purpose Entity Separateness Covenants.
12.The Borrower has maintained and shall continue to maintain all of its books, records, financial statements, bank accounts, agreements, resolutions and other corporate records separate from those of its Affiliates; provided that nothing herein shall prohibit the Borrower from preparing and issuing consolidated financial statements; provided, however, that (i) any such consolidated financial statements shall contain a note indicating that the Borrower and its Affiliates are separate legal entities and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and obligations of its Affiliates or any other Person and (ii) such assets shall be listed on the Borrower’s own separate balance sheet.
13.The Borrower has not and will not guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person.

14.The Borrower has not commingled and will not commingle its assets with the assets of any of its Affiliates or of any other Person.
15.The Borrower is and will be, and at all times will hold itself out to the public as a legal entity separate and distinct from any other entity, shall correct any known misunderstanding regarding its status as a separate entity and shall conduct business in its own name.
16.The Borrower will pay any liabilities out of its own funds and not the funds of any Affiliate, provided that the foregoing shall not require any direct or indirect equity holder of the Borrower to make any capital contributions or loans to the Borrower.
17.The Borrower shall allocate fairly and reasonably any overhead for expenses shared with any other Person.
18.The Borrower shall maintain and use separate stationery, invoices and cheques bearing its own name.
19.The Borrower has done or caused to be done and will do all things reasonably necessary to observe its organizational formalities and preserve its separate existence and will observe all Applicable Laws to conduct its business as contemplated in this Agreement.
20.The Borrower has not and will not merge into or consolidate with any Person or, to the fullest extent permitted by law, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure.
21.The Borrower has maintained and will maintain its assets in a manner separate from those of any Affiliate or any other Person without undue cost or difficulty and the Borrower will at all times maintain an arms’ length relationship with any of its Affiliates.
22.The Borrower has not and shall not hold itself out as or be considered as a department or division of (1) any partner, principal or Affiliate of the Borrower, (2) any Affiliate of a principal or partner of the Borrower or (3) any other Person.
23.The Borrower will not cause or permit any liquidation or dissolution, or any transaction of merger or consolidation, or acquire by purchase or otherwise any part of the business or assets of, or any stock or other evidence of beneficial ownership of, or make any investment in, any Person.
24.The Borrower has not previously held nor will the Borrower hold itself out as responsible for any other Person’s debts or obligations.
25.The Borrower has not failed and will not fail to pay the Borrower’s debts generally as they become due, or fail to maintain adequate capital sufficient, for the Borrower to be deemed to be legally solvent and for the normal payment and performance of the obligations of the Borrower that are reasonably foreseeable for a business of the size and character of the business as contemplated in this Agreement and in light of such business.

26.The Borrower has not previously engaged, does not engage and will not engage (either directly or indirectly) in any business other than the business, as contemplated in this Agreement.
27.The Borrower has not made nor will make any loans or advances to any third party or to any Affiliate (provided that for the purposes of this Section 5.12(p), Loan Assets acquired by the Borrower under the Sale and Servicing Agreement shall not constitute a loan or an advance to ta third party).
28.The Borrower has held and shall hold its assets in its own name other than the Collections Account.
29.The Borrower has not entered into and will not enter into any contract or agreement with any partner, principal or Affiliate of the Borrower, except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms’ length basis with third parties.
30.The Borrower maintains no bank account save and except for the Reserve Account, the Waterfall Account, the Spread Account and the Liquidity Reserve Account and the Borrower shall maintain, at all times, not less than: (i) the Liquidity Reserve Amount in the Liquidity Reserve Account; (ii) the Spread Account Funding Requirement in the Spread Account; and (iii) the Reserve Account Funding Requirement in the Reserve Account.
31.The Borrower shall keep accurate books and records regarding its organizational operations sufficient to confirm their respective compliance with the covenants contained above.
m.Class B Lender Information Rights.
The Borrower shall provide to the Class B Agent (a) substantially contemporaneously with its provision to the Facility Agent any written information required to be provided to the Facility Agent under any Credit Document, and (b) prompt written notice of (i) any Event of Default under this Agreement and (ii) any written waiver or consent provided under, or any amendment of, any Credit Document.
n.Intentionally Deleted.
o.Securitization Transactions and Secondary Transfer Transactions
32.The Borrower or its Affiliates may from time to time execute one or more Securitization Transactions or Secondary Transfer Transactions in connection with which the Borrower proposes to create a Lien and/or assign to the Seller or to another Person, as the case may be, all or part of the Loan Assets that are the subject of the Collateral (“Financing Transaction Release”). To the extent that Flexiti Financial Inc. or any of its Affiliates intends to enter into a Securitization Transaction or Secondary Transfer Transaction, it may offer to the Borrower the option to sell all or a portion of the Loan Assets with respect thereto and, in such case, shall provide the Borrower with at least forty-five (45) calendar days’ or such shorter period as the parties may agree advance written notice. The

Borrower may participate in such a Securitization Transaction or Secondary Transfer Transaction executed by it or its Affiliates, provided that (i) a Borrowing Base Deficiency shall not occur as a result of giving effect to the Financing Transaction Release, and the Borrower will otherwise be in compliance with the terms and conditions of this Agreement as of the date of the Financing Transaction Release, (ii) in selecting Loan Assets to be sold and released from the portion of the Collateral corresponding to the Loan Assets in accordance with this Section 5.15, such selection shall not be made in a manner that is adverse to the interests of the Lenders, and (iii) immediately upon the Financing Transaction Release, (1) each Lender will be paid such Lender’s pro rata share of the Financing Transaction Prepayment Amount (as defined below) for the applicable Class of Loan, and (2) each other Person to whom monies are owed on the Distribution Date under Section 2.11(a), Section 2.11(b) and Section 2.11(c) will be paid all amounts owing to such Person from the amounts deposited in the Waterfall Account, in accordance with Section 2.11(a), Section 2.11(b) and Section 2.11(c) (collectively, the “Financing Transaction Conditions”), and subject to the procedures and conditions, as follows:
v.at least twenty (20) days prior to the related Distribution Date:
(a)the Borrower will deliver a written notice to the Facility Agent, the Class B Agent and the Collateral Agent (the “Financing Transaction Notice”), of the intention of the Borrower to participate in such a Securitization Transaction or Secondary Transfer Transaction, as the case may be, executed by it or its Affiliates, thereby (A) notifying the Facility Agent and Class B Agent that it will be paying the Financing Transaction Prepayment Amount in accordance with the terms hereof, which notice will state (I) the date fixed for pre-payment, and (II) the principal amount of the Class A Revolving Loans and Class B Revolving Loans to be repaid in connection with the Financing Transaction Release, together with any unpaid interest accrued thereon to (but excluding) the date fixed for pre-payment, and, in the case of the Class A Revolving Loans, any applicable premium in respect thereof (the “Financing Transaction Prepayment Amount”), and (B) certifying that, after giving effect to the Financing Transaction Release, the Financing Transaction Conditions will be satisfied;
(b)concurrently with the delivery of the notice referred to in Section 5.15(a)(i)(1), the Servicer will deliver to the Facility Agent and the Class B Agent (A) a schedule of the Loan Assets in respect of which the Collateral is to be released in connection with a Financing Transaction Release (the “Financing Transaction Release List”), and (B) an updated schedule of Loans reflecting the Loan Assets that will continue to be held by the Collateral Agent as Collateral following the proposed release;
(c)the Facility Agent and the Class B Agent shall have accepted, in writing, the Financing Transaction Notice (provided such acceptance shall not be unreasonably withheld or delayed) and be satisfied with (acting reasonably) the Financing Transaction Prepayment Amount and the Financing Transaction Release List and the Directing Agent shall provide the Collateral Agent with notice of such acceptance in the written direction by the Directing Agent to the Collateral Agent prusuant to Section 5.15(a)(iii);
vi.on or before the related Distribution Date, the Borrower will deposit into the Waterfall Account an amount equal to the Financing Transaction Prepayment Amount for all or a portion, as the case may be, of the Class A Revolving Loans and Class B Revolving Loans to be repaid, together with such other amounts as may be required to be paid on the related Distribution Date, in accordance with Section 2.11(a), Section 2.11(b) and Section 2.11(c); and
vii.upon the deposit to the Waterfall Account in accordance with Section 5.15(a)(ii), the Liens under the Security Agreements affecting the portion of the Collateral corresponding to the Loan Assets identified in the Financing Transaction Release List shall be considered to be automatically released by the Collateral Agent, following a written direction delivered to the Collateral Agent by the Directing Agent, and the Collateral Agent will promptly deliver to the Borrower, the Servicer and the Facility Agent such documents and certificates in respect of the release as they may reasonably request.
33.The Seller hereby acknowledges that it holds the registered legal title to the Loan Assets as bare nominee and trustee for the Borrower (or, for the purposes of the laws of the Province of Québec and the immovable hypothecs included in the Collateral, as nominee and mandatary for the Borrower) and otherwise has no ownership interest whatsoever in such Collateral, all of which has been conveyed to the Borrower pursuant to the Sale and Servicing Agreement, and the Servicer confirms that it is acting as servicer with respect to the Loan Assets in accordance with the terms of the Sale and Servicing Agreement, and as such acknowledges the following. The Seller agrees that in connection with any Securitization Transaction or Secondary Transfer Transaction:
viii.the Borrower may, from time to time, designate Loan Assets that are released from the Collateral pursuant to Section 5.15(a) as assets that are to be assigned by it to any Person (including the Seller) in connection with such Securitization Transaction or Secondary Transfer Transaction effective as of the related Financing Assignment Designation Date in a Financing Assignment Designation Notice delivered concurrently with any related Financing Transaction Notice, at least twenty (20) days prior to the related Financing Assignment Designation, which shall be a date on or before the Distribution Date related to any Financing Transaction Prepayment Amount;
ix.upon each Financing Assignment Designation pursuant to Section 5.15(b)(i), but subject to the terms and conditions set forth herein (including, without limitation, payment of the applicable Designation Payment for such designation in accordance with Section 5.15(b)(ii)), the Loan Assets included in such Financing Assignment Designation shall thereafter be assigned by the Borrower, and all Collections paid and payable with respect to such Loan Assets on and after the applicable Financing Assignment Designation Cut-Off Date will not be paid to the Collections Account;
x.in connection with each Financing Assignment Designation pursuant to Section 5.15(b)(i), the purchase price received by the Borrower in respect of such assignment (the “Financing Assignment Payment”) shall be paid in the following manner and order of priority:
(d)first, by the Borrower applying a portion of the Financing Assignment Payment towards the payments required to be made pursuant to Section 5.15(a)(ii) on the Distribution Date related to any Financing Transaction Prepayment Amount; and

(e)second, as to any remaining portion of the Financing Assignment Payment, by the Borrower paying such amount as a Deferred Purchase Price from time to time following the related Financing Assignment Designation Date in accordance with Sections 2.11(a)(xii), (b)(xiii), (c)(x) or (d)(viii).
SECTION 6.NEGATIVE COVENANTS
The Borrower and the Servicer each (as applicable) covenants and agrees that, until the Termination Date, the Borrower and the Servicer shall perform (or cause to be performed, as applicable) all covenants in this Section 6.
a.Indebtedness.
Without the prior written consent of the Facility Agent, the Borrower shall not directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except the Obligations.
b.Liens.
Without the prior written consent of the Facility Agent, the Borrower shall not directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the PPSA of any Province or under any similar recording or notice statute, except Permitted Liens.
c.Equitable Lien.
If the Borrower shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and rateably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.
d.No Further Negative Pledges.
Except pursuant to the Credit Documents or in connection with any Securitization Transaction or Secondary Transfer Transaction in accordance with the terms hereof the Borrower shall not enter into any Contractual Obligation prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
e.Restricted Junior Payments.

The Borrower shall not through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment.
f.Subsidiaries.
The Borrower shall not form, create, organize, incorporate or otherwise have any Subsidiaries other than as may be required to complete any Securitization Transaction or Secondary Transfer Transaction.
g.Investments.
The Borrower shall not, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except Investments in Cash, Permitted Investments and Loan Asset (and property received, from time to time, in connection with the workout or insolvency of any Loan Asset Obligor), and Permitted Investments in the Controlled Accounts.
h.Fundamental Changes; Disposition of Assets; Acquisitions.
The Borrower shall not enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired (other than sales of Charged-Off Loan Assets by the Servicer in the ordinary course of business or sales in connection with a Securitization Transaction or Secondary Transfer Transaction in accordance with the terms hereof); or acquire by purchase or otherwise (other than acquisitions of Eligible Loan Assets, or Permitted Investments in a Controlled Account (and property received, from time to time, in connection with the workout or insolvency of any Loan Asset Obligor) or in connection with any Securitization Transaction) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person.
i.Sales and Lease Backs.
The Borrower shall not, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrower (a) has sold or transferred or is to sell or to transfer to any other Person, or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrower to any Person in connection with such lease.
j.Transactions with Shareholders and Affiliates.
The Borrower shall not, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10%) or more of any class of Capital Stock of the Servicer or any of its Subsidiaries

or with any Affiliate of the Borrower or of any such holder other than the transactions contemplated or permitted by the Credit Documents and the Related Agreements.
k.Conduct of Business.
From and after the Effective Date, the Borrower shall not engage in any business other than (i) the businesses engaged in by the Borrower on the Original Closing Date, (ii) a Securitization Transaction, or (iii) a Secondary Transfer Transaction.
l.Fiscal Year.
Except for a change to December 31, the Borrower shall not change its fiscal year without the prior written consent of the Directing Agent, such consent not to be unreasonably withheld.
m.Servicer; Backup Servicer.
The Borrower shall: (a) use its commercially reasonable efforts to cause the Servicer and the Backup Servicer to comply at all times with the applicable terms of the Servicing Agreement and the Backup Servicing Agreement; and (b) the Borrower may not: (i) terminate, remove, replace the Servicer or the Backup Servicer, or (ii) subcontract out any portion of the servicing other than to the Sub-Servicer as contemplated hereunder or permit third party servicing other than the Backup Servicer, except, in each case, with the consent of the Directing Agent in its Permitted Discretion. The Facility Agent may not terminate, remove, or replace the Servicer except in accordance with the Sale and Servicing Agreement. The Facility Agent may not terminate, remove, or replace the Backup Servicer except with the prior consent of the Borrower (such consent not to be unreasonably withheld); provided, however, that the Facility Agent may terminate and replace the Backup Servicer at any time without the consent of the Borrower after the occurrence and during the continuance of an Event of Default or Servicer Termination Event.
n.Acquisitions of Loan Assets.
The Borrower may not acquire Loan Assets from any Person other than the Seller pursuant to the Sale and Servicing Agreement.
o.Organizational Agreements and Credit Documents.
Except as otherwise expressly permitted by other provisions of this Agreement or any other Credit Document: (a) the Borrower shall not enter into any contract with any Person other than the Credit Documents, any Related Agreement to which it is a party as of the Original Closing Date, and any contracts associated with any Securitization Transaction or any Secondary Transfer Transaction; (b) the Servicer shall not enter into any shareholder agreement, securityholder agreement or any other agreement with its securityholder’s that includes (but is not limited to) the ownership, rights and obligations relating to the securities of the Servicer without first consulting with the Class B Agent; (c) neither the Servicer nor the Borrower shall amend, restate, supplement or modify, or permit any amendment, restatement, supplement or modification to, its Organizational Documents or its shareholder agreement, without obtaining the prior written consent of the Requisite Lenders and first consulting with the Class B Agent to such amendment, restatement, supplement or modification, as the case may be provided that in the event that any proposed amendment, restatement, supplement or modification adversely affects the warrants or the common shares of the Servicer, as determined by the Class B Agent acting reasonably, the prior written consent of the Class B Agent must be obtained; and (d) neither the Servicer nor the Borrower agree to any termination, amendment, restatement, supplement or other modification to, or waiver of, or permit any termination, amendment, restatement, supplement or other modification to, or waivers of, any of the provisions of any Credit Document without the prior written consent of the Requisite Lenders and the Class B Agent; provided however, such Credit Documents shall, to the extent required, be amended to accommodate any Securitization Transaction or any Secondary Transfer Transaction.
p.Changes in Credit and Collections Policies; Certain Methodologies.
The Servicer shall not make any material change or modification to the Credit and Collection Policies without the prior written consent of the Directing Agent, and the Class B Agent (if not the Directing Agent) not to be unreasonably withheld or delayed. Provided, however, for greater certainty: (i) the Servicer may make non-material changes or modifications to the Credit and Collection Policies, provided that it gives written notice of such changes three (3) Business Days prior to such changes taking effect to the Directing Agent and the Class B Agent, and (ii) the Servicer shall be permitted to make material changes to the Credit and Collection Policies to comply with any Requirements of Law in effect following the Original Closing Date, provided that it has given the Directing Agent and the Class B Agent written notice of such changes three (3) Business Days prior to such changes taking effect, and such changes made in accordance with any such Requirements of Law shall not constitute an Event of Default unless such changes have the effect of materially diminishing the value, quality and collectability of the Loan Assets.
q.Receivables Agreement Forms.
The Borrower shall not agree to, and shall cause the Servicer not to, amend, restate, supplement or modify in any respect the form of Receivables Agreement without providing prior written notice thereof to the Directing Agent, and the Class B Agent (if not the Directing Agent) together with certification from an Authorized Officer of the Borrower certifying that such changes are in accordance with the Credit and Collections Policies and the Requirements of Law. Provided that, for greater certainty the Borrower or the Servicer shall be entitled to amend, restate, supplement or modify any Receivables Agreement with respect to any individual Loan Obligor provided that such amendment, restatement, supplement or modification (i) is in accordance with the Credit and Collections Policies and Requirements of Law, and (ii) would not result in the applicable Loan Asset becoming an Eligible Loan Asset.
SECTION 7.EVENTS OF DEFAULT
a.Events of Default.
If any one or more of the following events shall occur.

34.Failure to Make Payments When Due. Other than with respect to a Borrowing Base Deficiency, failure by the Borrower to pay: (i) when due, the principal of and any applicable premium, if any, on any Loan whether at stated maturity (including on the Revolving Commitment Termination Date), by acceleration or otherwise; (ii) within two (2) Business Days after its due date, any interest on any Loan or any fee due hereunder; or (iii) within thirty (30) days after its due date, failure by the Borrower or the Servicer to pay or transfer any other amount due hereunder; or
35.Default in Other Agreements. (i) Failure of the Servicer or any Subsidiary of the Servicer (other than the Borrower) to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness for borrowed money with a principal amount in excess of One Million Dollars ($1,000,000), in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by the Servicer or any Subsidiary of the Servicer (other than the Borrower) with respect to any other material term of (a) one or more items of Indebtedness for borrowed money with a principal amount in excess of One Million Dollars ($1,000,000), or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness for borrowed money, and, in each case, such failure, breach or default, as the case may be, results in the acceleration of amounts owed thereunder, provided that any such failure, breach or default, as the case may be, and acceleration shall constitute an Event of Default hereunder only after the Facility Agent shall have provided written notice to the Borrower that such failure, breach or default constitutes an Event of Default hereunder; or
36.Breach of Certain Covenants. Except for failures to make payments or transfer funds to the extent Section 7.1(a) applies, failure of the Borrower to perform or comply with any term or condition contained in Section 2.3, Section 2.11, Section 5 (excluding Section 5.4 or 5.6) or Section 6 (other than Section 6.13(a)); or
37.Breach of Representations, etc. Any representation or warranty, certification or other statement made or deemed made by the Borrower or the Servicer in any Credit Document or in any statement or certificate at any time given by the Borrower or the Servicer in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect, other than any representation, warranty, certification or other statement which is qualified by materiality or “Material Adverse Effect”, in which case, such representation, warranty, certification or other statement shall be true and correct in all respects, in each case, as of the date made or deemed made and such default shall not have been remedied or waived within thirty (30) days after the earlier of: (i) an Authorized Officer of the Borrower or the Servicer becoming aware of such default, or (ii) receipt by the Borrower of notice from any Agent or Lender of such default; or
38.Other Defaults Under Credit Documents. The Borrower or the Servicer shall default in the performance of or compliance with any term contained herein (other than as provided for in Section 7.1(c) or 7.1(t)) or in any of the other Credit Documents in any material respect and such default shall not have been remedied or waived within thirty (30) days after the earlier of (A) an Authorized Officer of the Borrower or the Servicer becoming aware of such default, or (B) receipt by the Borrower or the Servicer of notice from the Directing Agent or any Lender of such default; or

39.Default Under Parent Guarantee. The Parent shall default in the performance of or compliance with any term contained in the Parent Guarantee; or
40.Parent Payment Default. The Parent shall default under any mortgage, indenture or instrument which evidences any indebtedness, obligations or liabilities for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Parent or any of its Restricted Subsidiaries) whether such any indebtedness, obligations or liabilities or guarantee now exists, or is created after the date of this Agreement, which default (A) is caused by a failure to pay principal at final stated maturity (after giving effect to all applicable grace periods, if any) (a “Payment Default”) or (B) results in the acceleration of such indebtedness, obligations or liabilities prior to its final stated maturity and, in each case, the principal amount of any such indebtedness, obligations or liabilities, together with the principal amount of any other such indebtedness, obligations or liabilities under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of Twenty Million United States Dollars ($20,000,000) (or its foreign currency equivalent); or
41.Breach of Portfolio Performance Covenants. A breach of any Portfolio Performance Covenant shall have occurred as at any Monthly Reporting Date; or
42.Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Parent, the Borrower or the Servicer in an involuntary case under any Insolvency Legislation, which decree or order is not stayed; or any other similar relief shall be granted under any Applicable Law; or (ii) an involuntary case shall be commenced against the Parent, the Borrower or the Servicer under any Insolvency Legislation; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Parent, the Borrower or the Servicer, or over all or a substantial part of its respective property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Parent, the Borrower or the Servicer for all or a substantial part of its respective property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Parent, the Borrower or the Servicer, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
43.Voluntary Bankruptcy; Appointment of Receiver, etc. (i) The Parent, The Borrower or the Servicer shall have an order for relief entered with respect to it or shall commence a voluntary case under any Insolvency Legislation, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its respective property; or the Parent, the Borrower or the Servicer shall make any assignment for the benefit of creditors; or (ii) the Parent , the Borrower or the Servicer shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of The Parent, the Borrower or the Servicer (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 7.1(i); or

44.Judgments and Attachments.
xi.Any money judgment, writ or warrant of attachment or similar process (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days; or
xii.Any money judgment, writ or warrant of attachment or similar process involving in any individual case or in the aggregate at any time an amount in excess of One Million Dollars ($1,000,000) (in any case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or the Servicer or any of its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or
xiii.Any Tax Lien shall be entered or filed against the Parent, the Borrower, or any Tax Lien filed against the Servicer in an amount equal to or greater than One Million Dollars ($1,000,000) or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of ten (10) days; or
45.Dissolution. Any order, judgment or decree shall be entered against the Parent, the Borrower or the Servicer decreeing the dissolution or split up of the Parent, the Borrower or the Servicer, as the case may be, and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
46.Employee Benefit Plans. (i) There shall occur one or more events or circumstances with respect to any Employee Benefit Plan which individually or in the aggregate results in or might reasonably be expected to result in a Material Adverse Effect during the term hereof or result in a Lien being imposed on the Collateral; or (ii) The Borrower shall establish or contribute to any Employee Benefit Plan; or
47.Change of Control. A Change of Control shall occur; or
48.Servicer Termination Event. A Servicer Termination Event shall have occurred and be continuing; or
49.Servicer Default. Any of the Servicing Agreements shall terminate for any reason and, provided that the Servicer shall have used commercially reasonable efforts to timely engage a replacement servicer with respect thereto acceptable to the Directing Agent, within sixty (60) days following such termination, no replacement agreement with such replacement servicer shall be effective; or
50.Borrowing Base Deficiency. Failure by the Borrower to cure any Borrowing Base Deficiency within two (2) Business Days after the due date thereof; or
51.Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) this Agreement or any Collateral Document ceases to be in full force and effect (other than in accordance with its terms) or shall be declared null and void by a court of competent jurisdiction or the enforceability thereof shall be impaired in any material respect, or the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document (in each case, other than (A) by reason of a release of Collateral in accordance with the terms hereof or thereof or (B) the satisfaction in full of the Obligations and any other amount due hereunder or any other Credit Document in accordance with the terms hereof); or (ii) any of the Credit Documents for any reason, other than the satisfaction in full of all Obligations and any other amount due hereunder or any other Credit Document (other than contingent indemnification obligations for which demand has not been made), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void by a court of competent jurisdiction or a party thereto or the Servicer, as the case may be, shall repudiate its obligations thereunder or shall contest the validity or enforceability of any Credit Document in writing; or
52.Breach of Financial Covenants. A breach of any Financial Covenant that is not remedied within three (3) Business Days of its occurrence; or
53.Investment Company Act. The Servicer or the Borrower become subject to any United States federal or state statute or regulation which may render all or any portion of the Obligations unenforceable, or the Borrower becomes, or becomes a company “controlled” by a “registered investment company” or a “principal underwriter” of, a “registered investment company” as such terms are defined in the Investment Company Act of 1940; or
54.Failure to Comply with Monthly Distribution Report. The Verification Agent shall not have received evidence satisfactory to it within one Business Day of the timeframe provided for in Section 2.12(c) that the wires initiated on any Distribution Date have been made or completed in accordance with the applicable Monthly Distribution Report;
55.Controlled Accounts; Accounts in Trust. The (i) Seller or the Borrower, as the case may be, shall have amended, modified or otherwise changed any banking instructions provided to the Controlled Account Bank which would result in the application of any funds from or in respect of a Loan Obligor to an account other than a Controlled Account, or (ii) Seller shall have repudiated or otherwise terminated its agreement that the Collections Account and the Merchant Account (or either of them) are held by the Seller in trust for the Borrower;
56.Default under the Warrant Settlement Agreement. Any default of the Servicer’s or Parent’s obligations under the Warrant Settlement Agreement; or
THEN, upon the occurrence of any Event of Default, the Directing Agent may take any of the following actions: (w) upon notice to the Borrower, terminate the Revolving Commitments, if any, of each Lender having such Revolving Commitments, (x) upon notice to the Borrower, declare the unpaid principal amount of and accrued interest on the Loans and all other Obligations immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower; (y) direct the Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents and (z) take any and all other actions and exercise any and all other rights and remedies of the Facility Agent under the Credit Documents; provided that upon the occurrence of any Event of Default described in Section 7.1(i) or 7.1(h), the unpaid principal amount of and accrued interest on the Loans and all other Obligations shall immediately become due and payable, and the Revolving Commitments shall automatically and immediately terminate, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrower.
SECTION 8.AGENTS
a.The Verification Agent.
57.The Lenders hereby appoint TSX Trust Company as the initial Verification Agent.
58.Each Verification Agent (other than the initial Verification Agent) shall be appointed by the Lenders with the prior written consent of the Borrower.
59.The Borrower shall indemnify the Verification Agent and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, other than in connection with the willful misconduct, fraud, gross negligence or bad faith on the part of the Verification Agent, arising out of or in connection with the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement. The parties acknowledge and agree that this Section 8.1(c) shall survive the resignation or removal of the Verification Agent or the termination or discharge of this Agreement.
60.The Verification Agent undertakes to perform such duties, and only such duties, as are expressly set forth in this Agreement. No implied covenants or obligations shall be read into this Agreement against the Verification Agent. The Verification Agent may conclusively rely on the truth of the statements and the validity of instructions furnished to the Verification Agent by the Directing Agent pursuant to the requirements of this Agreement. The Verification Agent shall not be bound by any notice of a claim or demand with respect to this Agreement, or any waiver, modification, amendment, termination or recession of this Agreement, unless received by it in writing in accordance with this Agreement and, if its duties under this Agreement are affected, unless it shall have given its prior written consent. The Verification Agent will have the right not to act and will not be liable for refusing to act unless it has received clear and reasonable documentation that complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.
61.The Verification Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the direction or request of Directing Agent, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction, no longer subject to appeal or review.

62.The Verification Agent shall not be charged with knowledge of any Default or Event of Default unless the Verification Agent receives written notice of such event from the Directing Agent.
63.The Verification Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, unless it has been provided with funding and indemnity to its satisfaction, and none of the provisions contained in this Agreement shall in any event require the Verification Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrower under this Agreement.
64.The Verification Agent may employ or retain such counsel (who may be counsel to the Borrower or the Directing Agent), accountants, or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder and may pay reasonable remuneration for all services so performed by any of them and shall not be responsible for any misconduct on the part of any them. The Verification Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant or other expert or adviser, whether retained or employed by the Borrower or by the Servicer, in relation to any matter arising under this Agreement.
65.The Verification Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Directing Agent pursuant to the provisions of this Agreement, unless the Directing Agent, on behalf of the Secured Parties, shall have offered to the Verification Agent security and indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby.
66.The Verification Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given to it by any Person other than the Directing Agent (except only for such instructions or directions provided for by any court of competent jurisdiction.
67.The Verification Agent may: (i) terminate its obligations as Verification Agent under this Agreement (subject to the terms set forth herein) upon at least thirty (30) days’ prior written notice to the Borrower, the Servicer and the Secured Parties; provided, however, that, without the consent of the Directing Agent, such resignation shall not be effective until a successor Verification Agent, reasonably acceptable to the Directing Agent and the Borrower, shall have accepted appointment by the Lenders as Verification Agent, pursuant hereto and shall have agreed to be bound by the terms of this Agreement; or (ii) be removed at any time by written demand, of the Directing Agent delivered to the Verification Agent, the Borrower and the Servicer. In the event of such termination or removal, the Directing Agent with the consent of the Borrower shall appoint a successor Verification Agent. If, however, a successor Verification Agent is not appointed by the Directing Agent within ninety (90) days after the giving of notice of resignation, the Verification Agent may petition a court of competent jurisdiction for the appointment of a successor Verification Agent.

68.Any successor Verification Agent appointed pursuant hereto shall execute, acknowledge, and deliver to the Borrower, the Servicer, the Directing Agent, and to the predecessor Verification Agent an instrument accepting such appointment under this Agreement. Thereupon, the resignation or removal of the predecessor Verification Agent shall become effective and such successor Verification Agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Verification Agent under this Agreement, with like effect as if originally named as Verification Agent. The predecessor Verification Agent shall upon payment of its fees and expenses deliver to the successor Verification Agent all documents and statements and monies held by it under this Agreement; and the Borrower and the predecessor Verification Agent shall execute and deliver such instruments and do such other things as may reasonably be requested for fully and certainly vesting and confirming in the successor Verification Agent all such rights, powers, duties, and obligations.
69.The Borrower shall reimburse the Verification Agent for the reasonable out-of-pocket expenses of the Verification Agent incurred in connection with the succession of any successor Verification Agent including in transferring any funds in its possession to the successor Verification Agent.
70.The Verification Agent shall have no obligation to direct the investment or reinvestment of any Cash held in the Controlled Accounts. In no event shall the Verification Agent be liable for the selection of investments or for investment losses incurred thereon.
71.The Verification Agent shall incur no liability nor be responsible to the Borrower or any other Person for delays or failures in performance resulting from acts beyond its control that significantly and adversely affect the Verification Agent’s ability to perform with respect to this Agreement. Such acts shall include, but not be limited to, acts of God, strikes, work stoppages, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
72.The Verification Agent may execute any of its powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Verification Agent shall not be responsible for any misconduct or negligence on the part of or for the supervision of any agent or attorney appointed with due care by it hereunder.
73.Any corporation into or with which the Verification Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Verification Agent shall be a party, or any corporation succeeding to the business of the Verification Agent shall be the successor to the Verification Agent hereunder without any further act on its part or any of the parties hereto.
b.The Collateral Agent.
74.The Secured Parties hereby appoint TSX Trust Company as the initial Collateral Agent, and, except as may be specifically provided to the contrary in this Agreement, the Directing Agent irrevocably authorizes and directs TSX Trust Company, as the agent of such Secured Party, to execute or accept the Security Agreements, to take such action on its behalf under or in connection with the Security Agreements and, in accordance with the instructions received by it from the Directing Agent, to exercise such powers under the Security Agreements as are granted or delegated to the Collateral Agent by the terms of such Security Agreements and such other powers as are reasonably incidental thereto which it may be necessary for the Collateral Agent to exercise in order that the provisions of the Security Agreements are carried out, and the Collateral Agent agrees to act in such capacity or as otherwise instructed by the Directing Agent and to apply the proceeds of any enforcement proceeding in accordance with Section 2.11, provided that the Secured Parties acknowledge and agree that (i) such application of proceeds shall apply in all circumstances, and (ii) the Collateral Agent may commence enforcement proceedings upon the direction of the Directing Agent in respect of the Collateral notwithstanding any determination by any Person that the Total Utilization of Class B Revolving Commitments may not be repaid in full.
75.The Directing Agent shall solely instruct the Collateral Agent and shall have the sole authority to, without limitation, declare or waive a Default of Event of Default, accelerate any of the Obligations, direct the Collateral Agent to commence or refrain from commencing any enforcement proceedings whatsoever pursuant to any of the Security Agreements or appoint any Backup Servicer, provided that, so long as the Facility Agent is the Directing Agent:
xiv.both the Facility Agent and the Class B Agent must approve the waiver of any Early Amortization Event;
xv.from and after the date which is ninety (90) following the occurrence of an Event of Default, without prejudice to the Facility Agent’s or any Class A Revolving Lender’s rights under this Agreement or any other Credit Document, the Class B Agent may:
(x)     upon notice to the Facility Agent and the Class A Revolving Lenders, instruct the Collateral Agent to commence enforcement proceedings in connection with the Security Agreements, and the Collateral Agent shall comply with such instruction, unless (A) the Facility Agent has commenced enforcement proceedings or has already instructed the Collateral Agent to do so, or (B) the Facility Agent has provided notice to the Collateral Agent and the Class B Agent that it is in the process of information gathering, consulting legal and or other professionals (including servicers), or is otherwise preparing to commence or is contemplating the commencement of enforcement proceedings, or (C) if such enforcement by the Collateral Agent upon the direction of the Class B Agent would otherwise interfere with the Facility Agent’s and the Class A Revolving Lenders’ enforcement rights under this Agreement, any Security Agreement or any other Credit Document; and
(y)    solicit offers from third parties to purchase the Collateral, provided that (A) any such solicitation shall at no time compete with or interfere with the Facility Agent’s or any Class A Revolving

Lender’s rights under this Agreement or any other Credit Document, (B) if the Class B Agent wishes to engage a third party to perform such solicitation of offers, then the Class B Agent will require the prior written consent of the Facility Agent and the Facility Agent shall have the option to run such solicitation of offers process in lieu of any such third party, (C) if any solicitation of offers process is being undertaken by the Facility Agent, the Class B Agent shall not take any actions whatsoever with respect to soliciting offers for the purchase of the Collateral, (D) any such solicitation for offers shall include a reserve bid or purchase price in an amount not less than the Total Utilization of Class A Revolving Maximum Amount at such time (together with the fees, expenses and other payments due and owing to the Facility Agent and the Class A Revolving Lenders at such time), unless otherwise agreed to by the Class A Revolving Lenders, and (E) any offer to purchase the Collateral shall contemplate the payout in full in Cash the Total Utilization of Class A Revolving Maximum Amount at such time, (including all fees, expenses and other payments due and owing at such time), without the imposition of any liabilities or compromise on the part of the Facility Agent or any of the Class B Revolving Lenders (provided that, for greater certainty, the Class B Lenders shall have the right, but not the obligation, to purchase the Total Utilization of Class A Revolving Maximum Amount at such time (including all fees, expenses and other payments due and owing at such time)).
76.All Collateral held, from time to time, by the Collateral Agent pursuant to the Security Agreements shall be subject to the terms and conditions of this Agreement. Each Secured Party acknowledges and agrees that the Collateral Agent has the right, on its behalf, to hold the Collateral and any of the Security Agreements or any other security granted by any Person with respect to the Obligations owed to such Secured Party.
77.The Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Security Agreements. The Collateral Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, excepting only its own gross negligence or willful misconduct. In the absence of written instructions from the Directing Agent, the Collateral Agent shall not foreclose upon any Lien with respect to any of the Collateral or take any other action with respect to the Collateral or any part thereof.
78.The Collateral Agent shall not be responsible in any manner whatsoever for the correctness of any recitals, statements, information, representations or warranties contained herein or in any other Credit Documents except for those made by it herein or therein.
79.The Collateral Agent makes no representation or warranty as to, and is not responsible in any way for:

xvi.the description, value, location, existence, or condition of any Collateral;
xvii.the financial condition of the Borrower or the Servicer or the title of the Borrower or the Servicer to any of the Collateral;
xviii.the sufficiency of the security afforded by this Agreement or the Security Agreements or whether registration in respect thereof has been properly effected or maintained;
xix.the validity, genuineness, correctness, perfection, or priority of any Lien with respect to the Collateral;
xx.other than in respect of itself as to the Collateral Agent’s representations that it has the requisite power and capacity to execute, deliver and perform this Agreement, the validity, proper execution, enforceability, legality, or sufficiency of this Agreement, any Security Agreement or any other Credit Document or any instrument deposited with the Collateral Agent;
xxi.the identity, authority or right of the Borrower or the Servicer executing any document; or
xxii.the filing or renewal of any registration of any Security Agreement or any public filing required under Applicable Law to perfect or maintain any of the Liens for the benefit of the Secured Parties in any of the Collateral.
80.The Collateral Agent shall not be required to ascertain or inquire as to the performance by the Borrower or the Servicer of any of its covenants or obligations hereunder or under any of the other Credit Documents.
81.The Collateral Agent shall not be responsible for insuring any of the Collateral or for the payment of Taxes, charges, fines, levies, assessments or for ensuring or protecting the validity, genuineness, correctness, perfection, or priority of any Lien upon any of the Collateral, and shall be indemnified therefor as provided in Section 8.2(m). Furthermore, the Collateral Agent shall not be responsible for the maintenance or safeguarding of any Collateral, except as provided in the immediately following sentence when the Collateral Agent has actual possession of any Collateral. The Collateral Agent shall not have any duty to the Borrower or the Servicer with respect to any Collateral, including, without limitation, any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent selected by it with reasonable care, or any income therefrom or for the preservation of rights against prior parties or any other rights pertaining to the Collateral, except as stated in the next succeeding paragraph.
82.Beyond the exercise of reasonable care in the custody thereof and the duty to account for monies actually received by it, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent with reasonable care. The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Agent, or for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Borrower or the Servicer to the Collateral, for insuring the Collateral or for the payment of Taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.
83.The Collateral Agent may execute any of duties hereunder either directly or by or through agents, legal counsel, accountants, appraisers or other experts or advisors, at the expense of the Borrower and will not be responsible for any misconduct or negligence on the part of any of them. The Collateral Agent shall be entitled to employ one or more agents, legal counsel, accountants, appraisers or other experts or advisors to advise or assist it from time to time and may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant or other expert or adviser, whether retained or employed by the Borrower or by the Servicer, in relation to any matter arising under this Agreement. The Borrower shall pay reasonable remuneration for all services performed by such agents, legal counsel, accountants, appraisers or other experts or advisors for the Collateral Agent in the discharge of its duties hereunder and under the Collateral Documents in accordance with Section 9.2.
84.For the purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec constituting a Security Agreement and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the PPSA shall be deemed to include publication under the Code Civil du of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary”.
85.For the purposes of holding any Liens granted by the Borrower or the Servicer pursuant to or governed by the laws of the Province of Québec, the Collateral Agent shall be the hypothecary representative for all present and future Secured Parties within the meaning of Article 2692 of the Code Civil du of Québec. By executing this Agreement or an Assignment Agreement, each Secured Party is and shall be deemed without any action required whatsoever to ratify the nomination of the Collateral Agent as hypothecary representative of the present and future Secured Parties hereunder. For greater certainty, the Collateral Agent, acting as hypothecary representative, will have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agent in this Agreement, which will apply mutatis mutandis. The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les Parties aux présentes confirment leur volonté que cette convention, de même que tous les documents, y compris tous avis et autorisations s’y rattachant, soient rédigés en anglais seulement.
86.The Borrower shall indemnify the Collateral Agent and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, other than in connection with the willful misconduct, fraud, gross negligence or bad faith on the part of the Collateral Agent, arising out of or in connection with the performance of its obligations under and in accordance with the Credit Documents (including, for greater certainty, the Blocked Account Agreements), including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Credit Documents (including, for greater certainty, the Blocked Account Agreements). The parties acknowledge and agree that this Section 8.2(m) shall survive the resignation or removal of the Collateral Agent or the termination or discharge of this Agreement.
87.The Collateral Agent shall incur no liability nor be responsible to the Borrower or any other Person for delays or failures in performance resulting from acts beyond its control that significantly and adversely affect the Collateral Agent’s ability to perform with respect to this Agreement. Such acts shall include, but not be limited to, acts of God, strikes, work stoppages, acts of terrorism, civil or military disturbances, nuclear or natural catastrophes, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
88.The Collateral Agent may execute any of its powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Collateral Agent shall not be responsible for any misconduct or negligence on the part of or for the supervision of any agent or attorney appointed with due care by it hereunder.
89.Each of the Borrower and the Servicer at its own expense shall hold and preserve records, in accordance with prudent records maintenance policies, concerning the Collateral and permit representatives of the Collateral Agent at any time during normal business hours to inspect and make copies of and abstracts from such records.
90.Each of the Borrower and the Servicer shall do or cause to be done all acts, to ensure and confirm that the Collateral Agent holds duly created and enforceable and perfected Liens upon the Collateral, including after-acquired Collateral, and shall promptly execute notices and other documents and take such other actions to create, perfect, protect, assure and enforce the Liens and benefits intended to be conferred.

91.Each Lender (other than any Class A Revolving Conduit Lender), in the manner set forth in the last sentence of this paragraph, severally agrees to fully indemnify and hold harmless the Collateral Agent and each of its directors, officers and employees (collectively, the “BAA Indemnified Parties”) for any and all costs, fees, losses, claims, expenses, chargebacks or other liabilities, as more particularly set out in section 3 of (i) the blocked account agreement, dated as of June 7, 2018, among the Royal Bank of Canada, the Collateral Agent, and the Seller, (ii) the blocked account agreement, dated as of June 7, 2018, among the Royal Bank of Canada, the Collateral Agent, and the Borrower, as amended, restated or otherwise modified from time to time, incurred by a BAA Indemnified Party in performing its obligations thereunder, unless arising from a BAA Indemnified Party’s own gross negligence or wilful misconduct. Amounts payable to the BAA Indemnified Parties pursuant to this Section 8.2(r) shall be satisfied as follows: (i) first, the Collateral Agent shall be entitled to debit the Collections Account at any time and, from time to time, in respect of such amounts, (ii) second, as a cost owing to the Collateral Agent pursuant to Section 2.11(a)(i), Section 2.11(b)(i), Section 2.11(c)(i) or Section 2.11(d)(i), as applicable, and (iii) third, in the event that the amounts owing to the BAA Indemnified Parties cannot be satisfied from the amounts available under the preceding clauses (i) and (ii), by each of the Lenders (other than any Class A Revolving Conduit Lender), in proportion to the amounts received by it from the Collateral, as determined by the Directing Agent (provided that the Class A Revolving Lenders, other than the Class A Revolving Conduit Lender, shall be deemed to have received all amounts received by the Class A Revolving Conduit Lender pro rata for the purposes of this clause) to the Collateral Agent within two (2) Business Days following notice thereof by the Collateral Agent.
92.Notwithstanding any other section of this Agreement, if the anticipated net proceeds from the realization of the Collateral (as determined by the Facility Agent from the highest bid for the purchase of the Collateral received by the Collateral Agent), pursuant to a public or private sale of the Collateral by the Collateral Agent as directed by the Facility Agent, would be less than the Total Utilization of Class A Revolving Maximum Amount (together with the fees, expenses and other payments due and owing to the Facility Agent and the Class A Revolving Lenders at such time), then the Facility Agent shall notify the Class B Agent of such sale (such notice, a “Sale Notice”). Upon receipt of a Sale Notice by the Class B Agent, the Class B Lenders, acting together, shall have the exclusive right to purchase the Collateral, in whole and not in part at a purchase price equal to the highest bid for the purchase of the Collateral received by the Collateral Agent (as determined by the Facility Agent). The Class B Lenders may exercise such right by providing written notice to the Facility Agent (an “Election Notice”) no later than 4:00 p.m. on the second Business Day following delivery of the Sale Notice (the “Election Notice Deadline”). If the Facility Agent receives an Election Notice with respect to the Collateral prior to the Election Notice Deadline, but the Class B Lenders subsequently fail to deliver payment in full for the Collateral to the Collateral Agent prior to 4:00 p.m. on the third Business Day following delivery of the Sale Notice, the rights of the Class B Lenders under this paragraph with respect to purchasing the Collateral shall immediately terminate. Upon such failure, the Collateral Agent upon instruction of the Facility Agent may immediately exercise any remedy otherwise permissible under this Agreement or the other Collateral Documents.
93.The Collateral Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the direction or request of Directing Agent, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction, no longer subject to appeal or review.
94.The Collateral Agent shall not be charged with knowledge of any Default or Event of Default unless the Collateral Agent receives written notice of such event from the Directing Agent.
95.The Collateral Agent shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, unless it has been provided with funding and indemnity to its satisfaction, and none of the provisions contained in this Agreement shall in any event require the Collateral Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrower under this Agreement.
96.The Collateral Agent shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Directing Agent pursuant to the provisions of this Agreement, unless the Directing Agent, on behalf of the Secured Parties, shall have offered to the Collateral Agent security and indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby.
c.The Facility Agent, the Syndication Agent and the Class B Agent.
97.Each Class A Revolving Lender hereby authorizes Credit Suisse AG, New York Branch, to act as the initial Facility Agent to the Class A Revolving Lenders hereunder and under the other Credit Documents and each Class A Revolving Lender hereby authorizes Credit Suisse AG, New York Branch, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents and to take such action on such Class A Revolving Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to the Facility Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In performing its functions and duties hereunder, the Facility Agent shall act solely as an agent of the Class A Revolving Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Class B Agent or any Class B Revolving Lender.
98.Each Class A Revolving Lender hereby authorizes Credit Suisse AG, New York Branch to act as the initial Syndication Agent and Documentation Agent to the Class A Revolving Lenders hereunder and under the other Credit Documents and each Class A Revolving Lender hereby authorizes Credit Suisse AG, New York Branch, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents and to take such action on such Class A Revolving Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to the Syndication Agent and the Documentation Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In performing its functions and duties hereunder, the Syndication Agent and the Documentation Agent shall act solely as an agent of the Class A Revolving Lenders and do not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Class B Agent or any Class B Revolving Lender.
99.Each Class B Revolving Lender hereby authorizes SPF Securitized Products Master Fund Ltd. to act as the initial Class B Agent to the Class B Revolving Lenders hereunder and under the other Credit Documents and each Class B Revolving Lender hereby authorizes SPF Securitized Products Master Fund Ltd.. in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents and to take such action on such Class B Revolving Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to the Class B Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In performing its functions and duties hereunder, the Class B Agent shall act solely as an agent of the Class B Revolving Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Facility Agent or any Class A Revolving Lender.
d.Powers and Duties.
Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 8 are solely for the benefit of the Agents and the Lenders and neither the Borrower nor the Servicer shall have any rights as a third party beneficiary of any of the provisions thereof. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each such Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No such Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any such Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
e.General Immunity.
100.No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of the Borrower or the Servicer to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or the Servicer or any other Person liable for the payment of any Obligations or any other amount due hereunder or any other Credit Document, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Verification Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

101.Exculpatory Provisions Relating to the Facility Agent. Neither the Facility Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Class A Revolving Lenders for any action taken or omitted by the Facility Agent under or in connection with any of the Credit Documents except to the extent caused by the Facility Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. The Facility Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Facility Agent shall have received instructions in respect thereof from Requisite Class A Revolving Lenders (or such other Lenders as may be required to give such instructions under Section 9.4) and, upon receipt of such instructions from Requisite Class A Revolving Lenders (or such other Lenders, as the case may be), the Facility Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Facility Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be counsel for the Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Class A Revolving Lender shall have any right of action whatsoever against the Facility Agent as a result of the Facility Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Class A Revolving Lenders (or such other Lenders as may be required to give such instructions under Section 9.4).
102.Exculpatory Provisions Relating to the Class B Agent. Neither the Class B Agent nor any of its officers, partners, directors, employees or agents shall be liable to Class B Revolving Lenders for any action taken or omitted by the Class B Agent under or in connection with any of the Credit Documents except to the extent caused by the Class B Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. The Class B Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Class B Agent shall have received instructions in respect thereof from Requisite Class B Lenders (or such other Lenders as may be required to give such instructions under Section 9.4) and, upon receipt of such instructions from Requisite Class B Lenders (or such other Lenders, as the case may be), the Class B Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Class B Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be counsel for the Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Class B Lender shall have any right of action whatsoever against the Class B Agent as a result of the Class B Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Class B Lenders (or such other Lenders as may be required to give such instructions under Section 9.4).
103.Exculpatory Provisions Relating to Other Agents. No Agent (other than the Facility Agent or the Class B Agent) or any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each such Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.4) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each such Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be counsel for the Borrower), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any such Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 9.4).
f.Agents Entitled to Act as Lender.
Any agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or the Servicer or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
g.Lenders’ Representations, Warranties and Acknowledgment.
104.Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and the Servicer in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and the Servicer. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of

Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
105.Each Agent and each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by it, as applicable on the Effective Date.
h.Right to Indemnity.
106.Facility Agent. The Class A Revolving Lenders (other than the Class A Revolving Conduit Lenders) in accordance with its Pro Rata Share severally agree to indemnify the Facility Agent, its Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “AA Indemnitee Agent Party”), to the extent that such AA Indemnitee Agent Party shall not have been reimbursed by the Borrower or the Servicer, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such AA Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such AA Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AA INDEMNITEE AGENT PARTY; provided, no Class A Revolving Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such AA Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. If any indemnity furnished to any AA Indemnitee Agent Party for any purpose shall, in the opinion of such AA Indemnitee Agent Party, be insufficient or become impaired, such AA Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.
107.Other Agents. Each Lender (other than any Class A Revolving Conduit Lender), in proportion to its Pro Rata Share, severally agrees to indemnify each Agent (other than the Facility Agent), their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by the Borrower or the Servicer, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such

Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The parties acknowledge and agree that this Section 8.8(b) shall survive the resignation or removal of any Agent (including the Collateral Agent), or the termination or discharge of this Agreement.
i.Successor Facility Agent and Collateral Agent.
108.Facility Agent.
xxiii.The Facility Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Class A Revolving Lender and the Borrower. Upon any such notice of resignation, Requisite Class A Revolving Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Facility Agent provided, that the appointment of a successor Facility Agent shall require the Class B Agent’s approval which shall not be unreasonably withheld or delayed and (so long as no Default or Event of Default has occurred and is continuing) the Borrower’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Facility Agent hereunder by a successor Facility Agent, that successor Facility Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Facility Agent and the retiring Facility Agent shall promptly (i) transfer to such successor Facility Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Facility Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the appointment of such successor Facility Agent, whereupon such retiring Facility Agent shall be discharged from its duties and obligations hereunder. After any retiring Facility Agent’s resignation hereunder as Facility Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Facility Agent hereunder. If the Facility Agent is a Class A Revolving Lender or an Affiliate thereof on the date on which the Revolving Commitment Termination Date shall have occurred and all Class A Revolving Loans and all other Obligations owing to the Class A Revolving Lenders have been paid in full in Cash, such Facility Agent shall provide immediate notice of resignation to the Borrower, and the Requisite Class B Lenders shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Facility Agent; provided, that the appointment of any successor Facility Agent that is not a Class B Revolving Lender or an Affiliate thereof shall require (so long as no Default or Event of Default has occurred and is continuing) the Borrower’s approval, which approval shall not be unreasonably withheld, delayed or conditioned.
xxiv.Notwithstanding anything herein to the contrary, the Facility Agent may assign its rights and duties as Facility Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, the Borrower or the Class A Revolving Lenders; provided that the Borrower and the Class A Revolving Lenders may deem and treat such assigning Facility Agent as Facility Agent for all purposes hereof, unless and until such assigning Facility Agent provides written notice to the Borrower and the Class A Revolving Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Facility Agent hereunder and under the other Credit Documents.
109.Collateral Agent.
xxv.The Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Borrower. Upon any such notice of resignation, Directing Agent shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Collateral Agent provided, that the appointment of a successor Collateral Agent shall require (so long as no Default or Event of Default has occurred and is continuing) the Borrower’s approval, which approval shall not be unreasonably withheld, delayed or conditioned. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent and the retiring Collateral Agent shall promptly, after payment of its remaining fees and expenses, (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions as it is directed are necessary or appropriate in connection with the appointment of such successor Collateral Agent and the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent hereunder.
xxvi.Notwithstanding anything herein to the contrary, the Collateral Agent may assign its rights and duties as the Collateral Agent hereunder to one of its Affiliates without the prior written consent of, or prior written notice to, the Borrower or the Lenders; provided that the Borrower and the Lenders may deem and treat such assigning Collateral Agent as the Collateral Agent for all purposes hereof, unless and until such assigning Collateral Agent provides written notice to the Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as the Collateral Agent hereunder and under the other Credit Documents.
j.Collateral Documents.
Each Lender hereby further authorizes the Collateral Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Collateral Documents. Subject to Section 9.4, without further written consent or authorization from Lenders, the Collateral Agent, upon direction by the Directing Agent, may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby (including, without limitation, in connection with a Securitization Transaction or a Secondary Transfer Transaction pursuant to Section 5.15) or to which Directing Agent (or such other Lenders as may be required to give such consent under Section 9.4) have otherwise consented. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Collateral Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Secured Parties shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations or any other amount due hereunder as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. On the date on which all Revolving Loans have been paid in full and the Lenders have no Commitments, the Directing Agent shall direct and authorize the Collateral Agent, at the expense and request of the Borrower, to execute such agreements and other instruments as may be necessary to release and discharge all Liens encumbering the Collateral or record the effects of such release or discharge in any office where the Security Agreements may be registered or recorded.
SECTION 9.MISCELLANEOUS
a.Notices.
Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to the Borrower, the Syndication Agent, the Collateral Agent, the Verification Agent, the Facility Agent or the Documentation Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to the Facility Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile, electronic mail, regular mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, electronic mail or telex, or three (3) Business Days after depositing it in the mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent, provided, however, that the Borrower may deliver, or cause to be delivered, the Borrowing Base Certificate, Borrowing Base Report and any financial statements or reports (including any collateral performance tests) by electronic mail pursuant to procedures approved by the Facility Agent until any Agent or Lender notifies the Borrower that it can no longer receive such documents using electronic mail. Any Borrowing Base Certificate, Borrowing Base Report or financial statements or reports sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, if available, return electronic mail or other written acknowledgement), provided, that if such document is sent after 5:00

p.m. (New York Time), such document shall be deemed to have been sent at the opening of business on the next Business Day.
b.Expenses.
The Borrower agrees to pay within ten (10) Business Days of receipt of reasonably detailed invoices (including detailed time entries if applicable): (a) (i) all the Facility Agent’s actual, reasonable and documented out-of-pocket costs and expenses including reasonable fees, expenses for, and disbursements of any of the Facility Agent’s, auditors, accountants, consultants or appraisers (including reasonable and customary fees and expenses of Dentons Canada LLP and Dentons US LLP, counsel to the Facility Agent) of negotiation, preparation, execution and administration of the Credit Documents and any consents, waivers or other amendments or modifications to the Credit Documents, not exceeding such amount as may be agreed to between the Borrower and the Facility Agent on or before the Closing Date; (ii) all of the Collateral Agent’s and the Verification Agent’s actual, reasonable and documented out-of-pocket costs and expenses (including reasonable and customary fees and expenses of counsel to the Collateral Agent and the Verification Agent) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto, and (iii) the reasonable and customary fees and expenses of counsel to the Class B Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications to the Credit Documents, not exceeding such amount as may be agreed to between the Borrower and the Class B Agent on or before the Closing Date; (b) all the actual, documented out-of-pocket costs and reasonable out-of-pocket expenses of creating, perfecting and enforcing Liens in favour of the Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket fees, expenses and disbursements of a single counsel for all Agents; and (c) after the occurrence of a Default or an Event of Default, all documented, out-of-pocket costs and expenses, including reasonable attorneys’ fees, and costs of settlement, incurred by any Agent or any Lender in enforcing any Obligations of or in collecting any payments due from the Borrower or the Servicer hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
c.Indemnity.
110.In addition to the payment of expenses pursuant to Section 9.2, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Affected Party and each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE excluding any amounts not otherwise payable by the Borrower under Section 2.15(b)(iii); provided, the Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified

Liabilities arise from the gross negligence, bad faith or willful misconduct, or breach of contract as determined by a court of competent jurisdiction in a final non-appealable order of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
111.To the extent permitted by Applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Affected Party or Agent and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favour. The parties acknowledge and agree that this Section 9.3(b) shall survive the resignation or removal of any Agent or the Collateral Agent, or the termination or discharge of this Agreement.
d.Amendments and Waivers.
112.Requisite Lenders’ Consent. Subject to Section 9.4(b), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower or the Servicer therefrom, shall in any event be effective without the written concurrence of the Borrower, the Servicer and the Requisite Lenders.
113.Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
xxvii.extend the scheduled final maturity of any Loan or Revolving Loan Note;
xxviii.waive, reduce or postpone any scheduled repayment (but not prepayment);
xxix.reduce the rate of interest on any Loan or any fee payable hereunder;
xxx.extend the time for payment of any such interest or fees;
xxxi.reduce the principal amount of any Loan;
xxxii.increase either the Class A Revolving Maximum Amount or the Class B Revolving Commitments;

xxxiii.(x) amend the definition of “Class A Borrowing Base” or “Class B Borrowing Base” or (y) amend the definition of “Early Amortization Event” or provide any waiver upon the occurrence of any of the events described therein, or (z) amend, modify, terminate or waive Section 2.11, Section 2.12, Section 2.13, Section 5, Section 6, or any provision of this Section 9.4(b) or Section 9.4(c);
xxxiv.amend or modify Section 7;
xxxv.amend the definition of “Requisite Lenders”, “Requisite Class A Revolving Lenders”, “Requisite Class B Lenders”, “Requisite Class B Lenders”, “Pro Rata Share”, “Applicable Class A Advance Rate”, “Applicable Class B Advance Rate”, “Class A Revolving Availability”, “Class B Revolving Availability” or any definition used therein; provided, with the consent of the Facility Agent, the Borrower and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Effective Date;
xxxvi.release all or substantially all of the Collateral except as expressly provided in the Credit Documents (including, for greater certainty, any such release required in connection with any enforcement or in connection with a Securitization Transaction or a Secondary Transfer Transaction pursuant to Section 5.15); or
xxxvii.consent to the assignment or transfer by the Borrower or the Servicer of any of its respective rights and obligations under any Credit Document.
114.Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower or the Servicer therefrom, shall:
xxxviii.increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
xxxix.amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension of the Class A Revolving Lenders without the consent of the Requisite Class A Revolving Lenders; or amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension of the Class B Revolving Lenders without the consent of the Requisite Class B Revolving Lenders;
xl.amend the definitions of “Eligibility Criteria” or “Eligible Loan Asset Obligor” or amend any portion of Appendix C without the consent of each of the Requisite Class A Revolving Lenders and the Requisite Class B Revolving Lenders;
xli.amend or modify any provision of Section 2.11, without the consent of each of the Requisite Class A Revolving Lenders and the Requisite Class B Lenders;

xlii.amend or modify any provision of Section 7.1 without the consent of each of the Requisite Class A Revolving Lenders, the Requisite Class B Lenders; provided, however, that notwithstanding the foregoing, any waiver of the occurrence of a Default or an Event of Default shall only require the consent of the Requisite Lenders; or
xliii.amend, modify, terminate or waive any provision of Section 8 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
115.Execution of Amendments, etc. The Facility Agent may, but shall have no obligation to, with the concurrence of the Requisite Class A Revolving Lenders or any Class A Revolving Lender, execute amendments, modifications, waivers or consents on behalf of the Requisite Class A Revolving Lenders or such Class A Revolving Lender. The Class B Agent may, but shall have no obligation to, with the concurrence of the Requisite Class B Lenders or any Class B Lender, execute amendments, modifications, waivers or consents on behalf of the Requisite Class B Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower or the Servicer in any case shall entitle the Borrower or the Servicer to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrower, on the Borrower. Notwithstanding anything to the contrary contained in this Section 9.4, if the Directing Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Directing Agent in its sole discretion), in any provision of the Credit Documents, then the Directing Agent and the Borrower shall be permitted to amend such provision (or direct the amendment of such provision) and such amendment shall become effective without any further action or consent by the Requisite Lenders if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.
e.Successors and Assigns; Participations.
116.Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. Neither the Borrower’s rights or obligations hereunder, nor any interest therein may be assigned or delegated by it without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 8.6, Indemnitees under Section 9.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
117.Register. The Borrower, the Verification Agent, the Facility Agent, the Class B Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Revolving Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by the Facility Agent and recorded in the Register as provided in Section 9.5(e). Prior to such recordation, all amounts owed with respect to the applicable Revolving Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Revolving Commitments or Loans.
118.Right to Assign. Each Lender may, with the consent of the Directing Agent and the Borrower, assign to an assignee all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Revolving Commitment or Loans owing to it or other Obligations to an Eligible Assignee; provided that:
xliv.each of the Borrower’s and the Directing Agent’s consent to any such assignment (a) shall not be unreasonably withheld or delayed and (b) shall not be required if the assignee is an Eligible Assignee under subparts (a), (b) or (c) of the definition of Eligible Assignee or a Liquidity Provider (in the case of an assignment by a Class A Revolving Conduit Lender);
xlv.the Borrower’s consent to any such assignment pursuant to this Section 9.5(c) shall not be required if a Default or an Event of Default shall have occurred or at any time after the Revolving Commitment Period;
xlvi.the Borrower’s and the Directing Agent’s consent to any such assignment pursuant to this Section 9.5(c) shall not be required in the case of a Class B Lender, at any time, provided such assignment would not increase the liability of the Borrower under Section 2.16; and
xlvii.the parties to each such assignment shall execute and deliver to the Directing Agent an Assignment Agreement and any applicable tax forms.
119.Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to the Facility Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States or Canadian federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Facility Agent pursuant to Section 2.15(e).
120.Notice of Assignment. Upon the Facility Agent’s or the Class B Agent’s, as applicable, receipt and acceptance of a duly executed and completed Assignment Agreement and any forms, certificates or other evidence required by this Agreement in connection therewith, the Facility Agent or the Class B Agent, as applicable, shall (i) provide the Verification Agent with written notice of such assignment, (ii) give prompt notice thereof to the Borrower, and (iii) maintain a copy of such Assignment Agreement.
121.Representations and Warranties of Assignee. Each Lender, upon execution and delivery of this Agreement or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Effective Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Revolving Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Revolving Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 9.5, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).
122.Effect of Assignment. Subject to the terms and conditions of this Section 9.5, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 9.7) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising prior to the effective date of such assignment; (iii) the Revolving Commitments shall be modified to reflect the Revolving Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Loan Notes to the Facility Agent for cancellation, and thereupon the Borrower shall issue and deliver new Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
123.Participations. Each Lender shall have the right at any time to sell one or more participations to any Person in all or any part of its Revolving Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in any Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The

Borrower agrees that each participant shall be entitled to the benefits of Sections 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation, unless the sale of the participation to such participant is made with the Borrower’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless a Borrower (through an Authorized Officer) is notified of the participation at the time it is sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.15 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of this Section 9.5 as though it were a Lender, provided such participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells such a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in such participation and other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the participant Register to any Person other than the Borrower (through an Authorized Officer), including the identity of any participant or any information relating to a participant’s interest or obligations under any Credit Document, except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations. The entries in the participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Verification Agent (in its capacity as Verification Agent) shall have no responsibility for maintaining a Participant Register. The Register shall be available for inspection by any Authorized Officer of the Borrower at any reasonable time and, from time to time, upon reasonable prior notice. The Borrower shall not disclose the identity of any participant of any Lender or any information relating to such participant’s interest or obligation to any Person, provided that the Borrower may make (1) disclosures of such information to Affiliates of such Lender and to their agents and advisors provided that such Persons are informed of the confidential nature of the information and will be instructed to keep such information confidential, and (2) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by Applicable Law or court order, the Borrower shall make reasonable efforts to notify the applicable Lender of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of the Borrower by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.
xlviii.Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 9.5, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Loan Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder;
f.Independence of Covenants.
All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
g.Survival of Representations, Warranties and Agreements.
All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.14, 2.15, 9.2, 9.3 and 9.9, the agreements of Lenders set forth in Sections 2.13, 8.3(b) and 8.6 and the agreements of all parties hereto set forth in Sections 9.16 and 9.21 shall survive the payment of the Loans and the termination hereof.
h.No Waiver; Remedies Cumulative.
No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
i.Marshalling; Payments Set Aside.
Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favour of the Borrower or any other Person or against or in payment of any or all of the Obligations or any other amount due hereunder. To the extent that the Borrower makes a payment or payments to the Facility Agent or Lenders (or to the Facility Agent, on behalf of Lenders), or the Facility Agent, the Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
j.Severability.
In case any provision in or obligation hereunder or any Loan Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
k.Obligations Several; Actions in Concert.
The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Loan Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Directing Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Loan Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Directing Agent.
l.Headings.
Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
m.APPLICABLE LAW.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO.
n.CONSENT TO JURISDICTION.
124.ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY PROVINCIAL OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE PROVINCE OF ONTARIO. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED,

TO THE COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION.
125.COMPANY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 9.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST THE COMPANY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.
o.WAIVER OF JURY TRIAL.
EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
p.Confidentiality.
Each Agent and Lender shall hold all non-public information regarding the Borrower and the Servicer and their businesses obtained by such Lender or Agent confidential and shall not disclose such information; provided, however, that, in any event, a Lender or Agent may make (a) disclosures of such information to Affiliates of such Lender or Agent and to their agents, auditors, legal counsel and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 9.16)

provided that such Persons are informed of the confidential nature of the information and agree to keep, or with respect to the Collateral Agent and the Verification Agent such Persons will be instructed to keep, such information confidential, (b) disclosures of such information to any other Lender or Agent, (c) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Revolving Loans or any participations therein, who, in each case, agree to hold confidential such confidential information substantially in accordance with this Section 9.16, (d) disclosure to any rating agency when required by it, (e) disclosure to any Lender’s financing source or the directors, trustees, officers, employees, agents, legal counsel, independent or internal auditors, financial advisors or other professional advisors of such financing source who, in each case, agree to hold confidential such confidential information substantially in accordance with this Section 9.16, (f) disclosures required by any Applicable Law or requested by any Governmental Authority or representative thereof or by any regulatory body or by the NAIC or pursuant to legal or judicial process or other legal proceeding; provided, that unless specifically prohibited by Applicable Law, each Lender or Agent shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender or Agent by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information, (g) disclosures to credit enhancers and dealers and investors in respect of Commercial Paper of any Class A Revolving Conduit Lender in accordance with the customary practices of such Class A Revolving Conduit Lender for disclosures to credit enhancers, dealers or investors, as the case may be, it being understood that any such disclosure to dealers or investors will not identify or allow any such dealer or investor to identify the Borrower, the Seller or the Servicer or any of their respective Affiliates or customers, it being understood that such dealers and investors to whom such disclosure is made will be informed of the confidential nature of such information, and (h) any other disclosure authorized by the Borrower in writing in advance. Notwithstanding the foregoing, (i) the foregoing shall not be construed to prohibit the disclosure of any information that is or becomes publicly known or information obtained by a Lender or Agent from sources other than the Borrower other than as a result of a disclosure by an Agent or Lender known (or that should have reasonably been known) to be in violation of this Section 9.16, and (ii) on or after the Original Closing Date, the Facility Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements generally describing this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of the Borrower or the Servicer) (collectively, “Trade Announcements”). Neither the Borrower nor the Servicer shall issue any Trade Announcement using the name of any Agent or Lender, or their respective Affiliates or referring to this Agreement or the other Credit Documents, or the transactions contemplated thereunder except (x) disclosures required by Applicable Law or the rules of the Securities and Exchange Commission or (y) with the prior approval of the Facility Agent (such approval not to be unreasonably withheld).
q.Usury Savings Clause.
Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Facility Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Facility Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or any applicable premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
r.Counterparts.
This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together, shall constitute but one and the same instrument.
s.Effectiveness.
This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Facility Agent of written or telephonic notification of such execution and authorization of delivery thereof.
t.Patriot Act.
Each Lender and the Facility Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Facility Agent, as applicable, to identify the Borrower in accordance with the Act.
u.Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
126.the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
127.the effects of any Bail-In Action on any such liability, including, if applicable:
xlix.a reduction in full or in part or cancellation of any such liability;
l.a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
li.the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
v.Judgement Currency.
128.If for the purpose of obtaining or enforcing judgment against either the Borrower or the Servicer in any court in any jurisdiction, it becomes necessary to convert an amount due in Dollars into Canadian dollars under any Collateral Documents, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding:
lii.the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or
liii.the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 9.22(a)(ii) being hereinafter in this Section 9.22(a)(ii) to as the “Judgement Conversion Date”).
129.If, in the case of any proceeding in the court of any jurisdiction referred to in Section 9.22(a), there is a change in the rate of exchange prevailing between the Judgement Conversion Date and the date of actual payment of the amount due, the Borrower or the Servicer, as applicable, shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in Canadian dollars, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Canadian dollars stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgement Conversion Date.

130.Any amount due from the Borrower or the Servicer, as applicable, under the provisions of Section 9.22(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any Collateral Document.
131.The term “rate of exchange” in this Section 9.22(d) means the approximately 4:30 p.m. (Easter Standard Time) rate of exchange based on Canadian interbank transactions in Canadian dollars in Dollars published or quoted by the Bank of Canada for the day in question.
w.No Proceedings Against Class A Revolving Conduit Lenders.
Each party hereto hereby covenants and agrees that prior to the date which is one (1) year and one (1) day after the payment in full of all outstanding indebtedness of a Class A Revolving Conduit Lender it will not institute against or join any other Person in instituting against such Class A Revolving Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States or any other jurisdiction. The agreements set forth in this Section 9.23 and the parties’ respective obligations under this Section 9.23 shall survive the termination of this Agreement.
x.Limited Recourse Against Class A Revolving Conduit Lenders.
Each Class A Revolving Conduit Lender shall have no obligation to pay any amounts owing under this Agreement unless and until such Class A Revolving Conduit Lender has received such amounts pursuant to this Agreement. The parties hereto hereby agree that no amount owing hereunder constituting fees, indemnities or expenses shall constitute a claim (as defined in Section 101 or Title 11 of the United States Bankruptcy Code or similar law in any other jurisdiction) against any Class A Revolving Conduit Lender and no Class A Revolving Conduit Lender shall be required to pay such amounts, unless such Class A Revolving Conduit Lender has received cash pursuant to this Agreement sufficient to pay such amounts, and such amounts are not necessary to pay outstanding indebtedness of such Class A Revolving Conduit Lender. The agreements set forth in this Section 9.24 and the parties’ respective obligations under this Section 9.24 shall survive the termination of this Agreement.
y.Confirmation of Previous Guarantees and Security
The Borrower and the Seller each hereby confirm to the Facility Agent, the Collateral Agent and each of the Lenders that all of the Security Agreements previously executed by them, respectively, continue in full force and effect as security for the Obligations, except for such Security Agreements released under Section 9.26.
z.Release of Previous Guarantees and Security
The Agents and the Lenders acknowledge and agree that, on the Effective Date, automatically and without any further action:
1.each of the Released Credit Documents will terminate and be of no further force or effect;

2.all guarantees of the Released Credit Parties in favour of the Secured Parties will be released, discharged and terminated and will be of no further force or effect;
3.all Liens on the property, undertaking and assets of the Released Credit Parties in favour of the Secured Parties will be released, discharged and terminated and will be of no further force or effect; and
4.all of the property, assets and undertaking of the Released Credit Parties subjected to a Lien in favour of the Secured Parties will be released, discharged, surrendered, reconveyed and quit claimed unto the Released Credit Parties.
The Facility Agent and the Collateral Agent shall, from time to time at the request and expense of the Borrower, execute, deliver, register, file and record all such confirmations, financing statements, financing change statements, discharges, releases, instruments and other documents as the Released Credit Parties may reasonably request to effectually release and discharge any or all of the Liens in favour of the Secured Parties on any property, undertaking and assets of the Released Credit Parties. As soon as practicable following the Effective Date and the receipt of a signed direction from the Released Credit Parties, the Collateral Agent shall return to the Released Credit Parties all certificated securities and all documents of title and similar security represented in physical form which have been delivered to it for purposes of perfecting (by control or possession) its security interest therein, together with all related transfer powers.

aa.Sale and Servicing Agreement
The undersigned agree and acknowledge that: (i) all references to section “2.12” of this Agreement in the Sale and Servicing Agreement shall be deemed to be references to section “2.11”; and (ii) the reference to section “2.11(i)” in section 2.2(a)(ii) in the Sale and Servicing Agreement shall be deemed to be a reference to section “2.10(h)” of this Agreement.
9.28     [***]
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

FLEXITI FINANCIAL INC., as the Servicer
By:	/s/
Name:	Peter Kalen
Title:	CEO

FLEXITI FINANCING SPE CORP., as the Borrower
By:	/s/
Name:	Peter Kalen
Title:	CEO

[SP 1 – Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as the Facility Agent
By:	/s/
Name:	Erin McCutcheon
Title:	Director

By:	/s/
Name:	Patrick J. Hart
Title:	Director

[SP 2 – Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as the Syndication Agent, the Documentation Agent and the Lead Arranger
By:	/s/
Name:	Erin McCutcheon
Title:	Director

By:	/s/
Name:	Patrick J. Hart
Title:	Director

[SP 3 – Credit Agreement]

TSX TRUST COMPANY, as the Verification Agent and the Collateral Agent
By:	/s/
Name:	Donald Crawford
Title:	Senior Trust Officer

By:	/s/
Name:	Brett Higgs
Title:	Corporate Trust Officer

[SP 4 – Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Class A Revolving Committed Lender
By:	/s/
Name:	Erin McCutcheon
Title:	Authorized Signatory

By:	/s/
Name:	Patrick J. Hart
Title:	Authorized Signatory

GIFS CAPITAL COMPANY, LLC, as a Class A Revolving Conduit Lender
By:	/s/
Name:	Carey D. Fear
Title:	Manager

[SP 5 – Credit Agreement]

SPF SECURITIZED PRODUCTS MASTER FUND LTD., by its investment manager, SPF INVESTMENT MANAGEMENT, L.P., as Class B Lender
By:	/s/
Name:	Sean Keating
Title:	Managing Director

[SP 6 – Credit Agreement]

APPENDIX A
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Class A Revolving Committed Maximum Amounts

Class A Revolving Committed Lender	Class A Revolving Maximum Amount	Pro Rata Share
Credit Suisse AG, Cayman Islands Branch	$421,000,000	100%
Total	$421,000,000	100%

Class A Revolving Conduit Maximum Amounts

Class A Revolving Conduit Lender	Class A Revolving Conduit Maximum Amount	Pro Rata Share
GIFS Capital Company, LLC	$421,000,000	100%
Total	$421,000,000	100%

APPENDIX A-1

Class B Revolving Commitments

Class B Revolving Lender	Class B Revolving Commitment	Pro Rata Share
SPF SECURITIZED PRODUCTS MASTER FUND LTD.	$79,000,000	100%
Total	$79,000,000	100%

APPENDIX A-2

APPENDIX B
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Notice Addresses
CREDIT SUISSE AG, NEW YORK BRANCH, AS FACILITY AGENT
11 Madison Ave., 4th Floor
New York, New York
10010
Attention:     Erin McCutcheon
Email:         [***]
CREDIT SUISSE CAYMAN ISLANDS BRANCH, AS CLASS A REVOLVING LENDER
11 Madison Ave., 4th Floor
New York, New York
10010
Attention:     Erin McCutcheon
Email:         [***]
GIFS CAPITAL COMPANY, LLC, AS CLASS A REVOLVING CONDUIT LENDER
227 W. Monroe St., Suite 4900
Chicago, IL 60606
Attention:     Operations
Email:        [***]
SPF SECURITIZED PRODUCTS MASTER FUND LTD., by its investment manager, SPF INVESTMENT MANAGEMENT, L.P., as Class B Lender
SPF Securitized Products Master Fund Ltd.
c/o SPF Investment Management, L.P.
220 Fifth Avenue, 13th Floor
New York, NY 10001
Email:         [***]
Email:     [***]
Phone:     [***]

TSX TRUST COMPANY, AS THE COLLATERAL AGENT AND THE VERIFICATION AGENT
301 – 100 Adelaide St W
APPENDIX B-1

Toronto, Ontario
M5H 4H1
Attention:     Vice President, Trust Services

Email:         [***]
FLEXITI FINANCING SPE CORP.
130 King St. W, Suite 1740
Toronto, Ontario
M5X 1E1
Attention:     Legal Department
Email:         [***]
FLEXITI FINANCIAL INC.
130 King Street W., Suite 1740
Toronto, Ontario
M5X 1E1
Attention:     Legal Department
Email:         [***]
APPENDIX B-2

APPENDIX C
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
“Eligibility Criteria” means, with respect to any Loan Asset as of any date of determination, a Loan Asset satisfying each of the following criteria:

[***]

APPENDIX C-1

APPENDIX D
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
EXCESS CONCENTRATION AMOUNTS
“Excess Concentration Amounts” means, as of any date of determination, the sum of, without duplication:
[***]
APPENDIX D-1

APPENDIX E
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
PORTFOLIO PERFORMANCE COVENANTS
[***]
APPENDIX E-1

APPENDIX E-2

APPENDIX F
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
AVAILABLE CREDIT EXCEPTION LOANS

[***]
APPENDIX F-1

APPENDIX G
TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT
CREDIT SCORE EXCEPTION LOANS
[***]

APPENDIX G-1

Schedule 1.1
Financial Covenants
    [***]

EXHIBIT F-1